   As filed with the Securities and Exchange Commission on July 1, 2004
                                                    Registration No. 333- 112643

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 2 TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             NEW VISUAL CORPORATION
                 (Name of small business issuer in its charter)

            UTAH                                                  95-4545704
 (State or jurisdiction of                                    (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                      3674
                          (Primary Standard Industrial
                           Classification Code Number)

                           5920 FRIARS ROAD, SUITE 104
                          SAN DIEGO, CALIFORNIA, 92108
                                 (619) 692-0333
          (Address and telephone number of principal executive offices)

                                   BRAD KETCH
                             NEW VISUAL CORPORATION
                                5920 FRIARS ROAD
                           SAN DIEGO, CALIFORNIA 92108
                                 (619) 692-0333
            (Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

         G. DAVID GORDON, ESQ.                         DAVID ABOUDI, ESQ.
         7633 E. 63rd PLACE                            ABOUDI & BROUNSTEIN
         SUITE 210                                     3 GAVISH STREET
         TULSA, OKLAHOMA 74133                         KFAR SABA, 44641, ISRAEL
         918-254-4997                                  972-9-764-4833

       Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                          Proposed
                                          maximum       Proposed
Title of each                             offering      maximum
  class of                                 price        aggregate    Amount of
securities to            Amount to be       per         offering   registration
be registered            registered (1)    share         price          fee
--------------------------------------------------------------------------------

Common Stock ..........  15,600,001(2)    $0.25 (5)    $3,900,000     $506.80
                          1,000,000(3)    $0.25 (5)      $250,000     $126.70
                          1,366,667(4)    $0.25 (5)      $341,667     $126.70
                        -----------       -----       -----------   ---------
                         17,966,668                    $4,491,667     $760.20(6)

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Convertible Debentures and exercise of the Warrants and the Other Warrants (as defined below) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents (a) up to 6,666,667 shares of Registrant's Common Stock, par value $0.001 (the "Common Stock"), issuable upon conversion of $1,000,000 in aggregate principal amount of the Registrant's 7% Convertible Debentures (the "Convertible Debentures"), at a per share conversion price of $0.15 and (b) up to 1,400,000 shares of Common Stock issuable upon conversion of the Convertible Debentures with respect to interest accrued thereon through the maturity date thereof on the third anniversary of their issuance, and (c) up to 6,666,667 shares of Common Stock issuable upon exercise of warrants ("Warrants") issued in connection with the Convertible Debentures. We are also registering an additional 866,667 shares of Common Stock representing our current good faith estimate of additional shares issuable to the holders of the Convertible Debentures or the Warrants as liquidated damages through the projected effective date of this registration statement as contemplated by our agreement with these holders.


(3) Represents shares of Common Stock held by a certain selling stockholder.

(4) Represents shares of Common Stock issuable upon exercise of certain other warrants and options ("Other Warrants") held by certain selling stockholders.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the OTC Electronic Bulletin Board on February 6, 2004.


(6) The filing fee of $1,653.44 was previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 1, 2004

                                   PROSPECTUS

                             NEW VISUAL CORPORATION


                        17,966,668 Shares of Common Stock

       This prospectus relates to the sale by the selling stockholders of 17,966,668 shares of our common stock, par value $0.001 (the "Common Stock"). The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

       We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

       Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

       Our common stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "NVEI".

       AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 6.

       Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is __________, 2004

                           PRINCIPAL EXECUTIVE OFFICE:
                             New Visual Corporation
                                5920 Friars Road
                                    Suite 104
                          San Diego, California, 92108
                                 (619) 692-0333

                                TABLE OF CONTENTS

                                                                           Page

Prospectus Summary.........................................................  3

Our Company................................................................  3

Our Objective..............................................................  3

Risk Factors...............................................................  4

Our History................................................................  4

The Offering...............................................................  4

Summary Financial Data.....................................................  5

Risk Factors...............................................................  6

Use of Proceeds............................................................ 14

Description of the Agreements with the Convertible Debenture Holders....... 15

Dividend Policy............................................................ 18

Price Range of Common Stock ............................................... 18

Management's Discussion and Analysis....................................... 19

Business................................................................... 27

Description of Properties.................................................. 33

Legal Proceedings.......................................................... 33

Management................................................................. 33

Executive Compensation..................................................... 35

Selling Stockholders....................................................... 41

Description of Securities.................................................. 44

Plan of Distribution....................................................... 47

Indemnification............................................................ 48

Interest of Named Expert and Counsel....................................... 50

Legal Matters.............................................................. 50

Experts.................................................................... 50

Where You can find more Information........................................ 50

Index to Financial Statements.............................................. Q-1

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

                                   OUR COMPANY

       We are developing advanced transmission technology designed to enable data to be transmitted across copper wire at speeds and over distances that exceed those offered by existing forms of broadband technologies, such as digital subscriber lines ("DSL"). Our technology is designed to substantially increase the capacity of the copper telephone network, enabling telephone companies to leverage their existing copper wiring infrastructure and provide enhanced video, data and voice services over the existing copper telecommunications infrastructure. Existing telephone wiring infrastructures, originally designed for voice communication, are not equipped to adequately handle consumer demand for data intensive applications such as video conferencing and cable company-like video delivery. Our technology is designed for use by telephone companies to retrofit their existing copper wiring infrastructure. The proprietary equipment, components and related technologies and semiconductor hardware and software products that we are designing, developing and testing will be referred to throughout this Prospectus as the "Semiconductor Technologies."

       The core technology underlying the Semiconductor Technologies has been developed. We are currently working on completing a beta version of the chipset containing our Semiconductor Technologies for evaluation by our prospective customers. To date, the Semiconductor Technologies have generated no revenues. The Semiconductor Technologies will not be sold directly to the end user but are designed to be incorporated in the product offerings of telecommunications equipment providers for eventual use by telephone companies. We believe that the Semiconductor Technologies may offer advantages relative to other broadband options in that they are designed to enable telephone companies to leverage existing telephone wiring infrastructures to meet consumer demands for data intensive applications. We currently estimate that will need to raise an additional $3 million to $4 million in order to complete the testing, needed additional development work and eventual commercialization of the Semiconductor Technologies and there can be no assurance that we will successfully raise that or any other amount. Additionally, even if we are successful in raising the needed capital, no assurance can be provided that we will successfully complete all needed testing and further development of the Semiconductor Technologies necessary or desirable for commercialization or, even if we successfully complete such testing and development, that these technologies will eventually be incorporated in successful product offerings of telecommunications equipment providers.

       We are also co-producers of "STEP INTO LIQUID", a feature length surfing documentary for theatrical distribution. The film played in theaters throughout North America from August through December 2003 and the estimated total box office revenues amounted to approximately $3.7 million, according to the film's distributor. As a result of the revenue generation of the film, we are no longer considered a development stage company.

       We recorded revenues of $379,980 and $170,843 for, respectively, the year ended October 31, 2003 and the six months ended April 30, 2004, representing guaranteed and license payments and foreign distribution fees from our film. We recorded net losses of $3,316,500 and $2,414,707 for, respectively, the year ended October 31, 2003 and the six months ended April 30, 2004.

       We currently have five employees, including our Chief Executive Officer and our Executive Vice President. Our Chief Financial Officer resigned in February 2004 in order to pursue other interests.

OUR OBJECTIVE

       Our primary objective is to commercially deploy our Semiconductor Technologies. We are currently working to complete the design and testing of a beta version of the chip utilizing our Semiconductor
Technologies. We outsource to independent third parties all remaining significant design and testing activities relating to our Semiconductor Technologies.

       We have a history of operating losses and have incurred net losses in each fiscal quarter since our inception. Our independent accountants have included a "going concern" exception in their audit reports on our audited 2003 and 2002 financial statements, which may make it difficult for us to raise capital. The financial statements do not include any adjustment that might result from the outcome of such uncertainty.

       We need to raise approximately $400,000 on an immediate basis in order to keep current essential vendors and suppliers and maintain our operations as presently conducted through fiscal 2004. If we are unable to raise this amount, we will not be able to maintain operations as presently conducted and may cease operating as a going concern. We currently anticipate that we will need to raise an additional $3 million to $4 million to complete the design, testing and commence the commercialization of our Semiconductor Technologies. We have no commitments for such amounts nor can any assurance be provided that we will be successful in raising these amounts on commercially acceptable terms or on any terms.

                                  RISK FACTORS

       Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "Risk Factors" beginning on page 6 of this Prospectus in deciding whether to purchase the Common Stock offered under this Prospectus.

                                   OUR HISTORY

       We were organized in December 1985 as a Utah corporation. From our inception through December 1999, we were primarily engaged in the entertainment field. In November 1999, we began to focus on the development of new content telecommunications technologies and, pursuant to such plan, in February 2000 we acquired New Wheel Technology, Inc., a development stage technology company and the predecessor-in-interest to NV Technology.

       Our principal executive offices are located at 5920 Friars Road, Suite 104, San Diego, California, 92108. Our telephone number at that location is 619-692-0333. Our Internet address is WWW.NEWVISUAL.COM. The information contained in such website is not, and should not be deemed to be, a part of this prospectus. All references to "we," "us," "our," or similar terms used in this prospectus refer to New Visual Corporation.

                                  THE OFFERING

Securities offered              17,966,668 shares of Common Stock. (1)


Shares outstanding              78,604,866 shares of Common Stock. (2)

Use of Proceeds                 We will not receive any proceeds from the sale
                                of the Common Stock by the selling stockholders.
                                See "USE OF PROCEEDS."

       (1) Includes (i) (a) 6,666,667 shares of our Common Stock issuable upon conversion of $1,000,000 in aggregate principal amount of our three year 7% Convertible Debentures (the "Convertible Debentures") at a per share conversion price of $0.15, (b) up to 1,400,000 shares of Common Stock issuable upon conversion of the Convertible Debentures with respect to interest accrued thereon through the maturity date thereof, and (c) 6,666,667 shares of Common Stock issuable upon exercise of warrants issued in connection with the Convertible Debentures (the "Warrants") (d) an additional 866,667 shares of Common Stock, representing our current good faith estimate of additional shares issuable to the holders of the Convertible Debentures or the Warrants as liquidated damages through the projected effective date of this registration statement as contemplated by our agreement with these holders, (ii) 1,366,667 shares of Common Stock issuable upon exercise of certain other warrants and options held by certain selling stockholders who are not holders of the Convertible Debentures (the "Other Warrants") and (iii) 1,000,000 shares of Common Stock held by a selling stockholder who is not a holder of Convertible Debentures. For a description of the agreement between us and the holders of the Convertible Debentures, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

       (2) As of June 28, 2004. Does not include (a) up to an aggregate of 2,186,250 shares of Common Stock issuable upon exercise of options granted under our 2001 Stock Incentive Plan, the 2000 Omnibus Securities Plan and the 2003 Consultants Stock Plan, (b) any of the shares described in clauses (i) and (ii) in footnote (1) above, or (c) 2,333,333 shares of Common Stock issuable upon conversion of $350,000 in aggregate principal amount of our Convertible Debentures issued in April and May 2004, (d) 2,333,333 shares of Common Stock issuable upon exercise of Warrants issued in April and May 2004, (e) 5,545,832 shares of Common Stock issuable upon exercise of certain outstanding options and warrants held by the selling stockholders and others(f)2,675,055 shares of Common Stock issuable upon conversion of, and in payment of interest accrued upon, $873,000 in aggregate principal amount of outstanding convertible promissory notes or (g) 9,388,235 shares of Common Stock issuable upon conversion of 3,192 shares of the our Series B Preferred Stock.

                             SUMMARY FINANCIAL INFORMATION

       This table summarized our operating data and balance sheet data for and as of the periods indicated. You should read this summary financial data in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto incorporated in this Prospectus.


                                 For the Six Months
                                   ended April 30,            Year Ended October 31,
                             ----------------------------  ----------------------------
                                 2004            2003           2003           2002
                             -------------  -------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
Revenues                     $    170,843   $         --   $    379,980   $         --

Operating Loss                 (2,113,628)    (2,394,537)    (4,183,522)    (7,313,472)
Net (loss)                     (2,414,707)    (1,254,808)    (3,316,500)    (9,467,123)
Basic and diluted net loss
  per share                  $       (.03)  $       (.02)   $      (.05)  $       (.23)

Weighted average number of
  common
                   Basic       75,674,954     54,304,668     60,643,489     41,861,295
                   Diluted     75,674,954     54,304,668     60,643,489     41,861,295
CASH FLOW DATA
Net cash used in operating
activities                   $ (1,036,843)  $ (1,489,488)  $ (2,283,297)  $ (3,985,826)
Net cash used in investing
  activities                      (95,000)      (491,000)      (852,134)    (1,198,078)
Net cash provided by
  financing activities       $    834,925   $  1,852,394   $  3,143,640   $  5,200,679

BALANCE SHEET DATA AT
  PERIOD-END
Current Assets               $     29,512                  $    324,801   $    323,259
Total assets                    8,075,414                     8,272,350      8,332,199
Total liabilities               6,532,822                     7,175,194      4,907,502

Total shareholders' equity   $  1,542,592                  $  1,097,156   $    232,697


                                                         5

                                  RISKS FACTORS

       INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

       OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY DUE TO THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY AND ANY SUCH VARIATIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


       We operate in the semiconductor industry, which is cyclical and subject to rapid technological change. Recently, the semiconductor industry has begun to emerge from a significant downturn characterized by diminished product demand, accelerated erosion of prices and excess production capacity. The current downturn and future downturns in the semiconductor industry may be severe and prolonged. Future downturns in the semiconductor industry, or any failure of this industry to fully recover from its recent downturn, could delay or hinder the commercialization of our Semiconductor Technologies and seriously impact our revenues and harm our business, financial condition and results of operations. This industry also periodically experiences increased demand and production capacity constraints, which may affect our ability to ship products utilizing the Semiconductor Technologies in future periods. Accordingly, our quarterly results may vary significantly as a result of the general conditions in the semiconductor industry, which could cause our stock price to decline.


       WE HAVE A LIMITED OPERATING HISTORY IN THE TELECOMMUNICATIONS INDUSTRY AND, CONSEQUENTLY, THERE IS LIMITED HISTORICAL FINANCIAL DATA UPON WHICH AN EVALUATION OF OUR BUSINESS PROSPECTS COULD BE MADE.

       We have been engaged in the semiconductor business only since February 2000. We have not yet commercialized the Semiconductor Technologies and therefore have not generated any revenues from our semiconductor business. As a result, we have no historical financial data that can be used in evaluating our business prospects and in projecting future operating results. For example, we cannot forecast operating expenses based on our historical results, and we are instead required to forecast expenses based in part on future revenue projections. In addition, our ability to accurately forecast our revenue going forward is limited.

       You must consider our prospects in light of the risks, expenses and difficulties we might encounter because we are at an early stage of development in a new and rapidly evolving market. Many of these risks are described under the sub-headings below. We may not successfully address any or all of these risks and our business strategy may not be successful.

       WE HAVE A HISTORY OF OPERATING LOSSES AND WE EXPECT THESE LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

       Since inception, we have incurred significant operating losses. We incurred operating losses of $4,183,522, $7,313,472 and $9,492,584 for the years ended October 31, 2003, 2002 and 2001, respectively. As of October 31, 2003, we had an accumulated deficit of $49,684,887. We expect to continue to incur net losses for the foreseeable future as we continue to further develop and further the commercialization of Semiconductor Technologies. We have been funding our operations through the sale of our securities and expect to continue doing so for the foreseeable future. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. We expect to expend substantial financial resources on research and development, engineering, manufacturing, marketing, sales and administration as we continue to develop and begin to deploy our Semiconductor Technologies. These expenditures will necessarily precede the realization of substantial revenues from the commercialization of the Semiconductor Technologies and sales of products, if any, which may result in future operating losses

       OUR NEED FOR ADDITIONAL FINANCING IS ACUTE AND FAILURE TO OBTAIN ADEQUATE FINANCING COULD LEAD TO THE FINANCIAL FAILURE OF OUR COMPANY IN THE FUTURE.


       We need to raise approximately $400,000 on an immediate basis in order to keep current essential suppliers and vendors and to maintain our operations as presently conducted through fiscal 2004. If we are unable to raise this amount, we will not be able to maintain operations as presently conducted and may cease operating as a going concern. We have sold $1 million in principal amount of our Convertible Debentures and upon the effectiveness of the registration statement (the "Registration Statement") of which this Prospectus is a part, we undertook to sell an additional $1 million in principal amount of such debentures (of which $350,000 in principal amount has been purchased in April and May 2004 by certain Convertible Debenture holders who waived the registration statement effectiveness condition). See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." In June 2004, the Securities and Exchange Commission (the "SEC") advised the Company that it may not include in the Registration Statement any of the shares underlying the Debentures issued after the filing of such Registration Statement in February 2004. As an effective Registration Statement covering the shares underlying all of the Debentures already issued as well as those contemplated to be issued following the effectiveness of the Registration Statement is a condition to the investors' purchase of additional Debentures after the first tranche, the Company does not anticipate that it will be placing the remaining $650,000 in principal amount of Debentures under this transaction. In addition, we will need to raise an additional $3 million to $4 million in order to complete the design and testing, and begin the commercialization of the Semiconductor Technologies and realize our business plan. Under the terms of the Convertible Debenture financing, except for certain prospective pre-approved transactions, we granted to the holders of the Convertible Debentures a right of first refusal to participate in the purchase of equity securities we propose to sell to third parties. The existence of these rights may impair our ability to obtain equity financing from third parties on terms satisfactory to us or at all because investors may be reluctant to devote the time and expense necessary to negotiate the terms of a transaction which we may not be able to fully consummate with them if holders of the Convertible Debentures elect to exercise its rights.


       In addition, unforeseen contingencies and developments may arise that will require us to raise additional capital. We may have difficulty obtaining additional funds as and if needed, and we may have to accept terms that would adversely affect our stockholders. We also may be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development and deployment, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. We cannot be certain we will be able to find such additional financing on commercially reasonable terms, or at all. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing. We also may not be able to accelerate the development and deployment of our Semiconductor Technologies, respond to competitive pressures, develop or take advantage of unanticipated acquisition opportunities.

       Our independent registered public accountants have included a "going concern" paragraph in their audit report on our 2003 financial statements. The going concern paragraph may make it more difficult for us to raise funds than if we did not have a "going concern" paragraph. The financial statements do not include any adjustment that might result from the outcome of such uncertainty.

       OUR SUCCESS IS CONTINGENT UPON THE INCORPORATION OF THE SEMICONDUCTOR TECHNOLOGIES INTO SUCCESSFUL PRODUCTS OFFERED BY LEADING EQUIPMENT MANUFACTURERS AND THE NON-INCORPORATION OF OUR SEMICONDUCTOR TECHNOLOGIES INTO SUCH PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS PROSPECTS.

       Our Semiconductor Technologies will not be sold directly to the end-user; rather, they will be components of other products. As a result, we must rely upon equipment manufacturers to design the Semiconductor Technologies into their equipment. We must further rely on this equipment to be successful. If equipment that incorporates the Semiconductor Technologies is not accepted in the marketplace, we may not achieve adequate sales volume, which would have a negative effect on our results of operations. Accordingly, we must correctly anticipate the price, performance and functionality requirements of these data equipment manufacturers. We must also successfully develop products containing the Semiconductor Technologies that meet these requirements and make such products available on a timely basis and in sufficient quantities. Further, if there is consolidation in the data equipment manufacturing industry, or if a small number of data equipment manufacturers otherwise dominate the market for data equipment, then our success will depend upon our ability to establish and maintain relationships with these market leaders. If we do not anticipate trends in the market for products enabling the digital transmission of data, voice and video to homes and business enterprises over existing copper wire telephone lines and meet the requirements of equipment manufacturers, or if we do not successfully establish and maintain relationships with leading data equipment manufacturers, then our business, financial condition and results of operations will be seriously harmed.

       BECAUSE WE WILL DEPEND ON THIRD PARTIES TO MANUFACTURE, ASSEMBLE AND TEST THE SEMICONDUCTOR TECHNOLOGIES, WE MAY EXPERIENCE DELAYS IN RECEIVING SEMICONDUCTOR DEVICES.

       We do not own or operate a semiconductor fabrication facility. Rather, semiconductor devices that will contain our Semiconductor Technologies will be manufactured at independent foundries. We intend to rely solely on third-party foundries and other specialist suppliers for all of our manufacturing, assembly and testing requirements. However, these parties may not be obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of them. As a result, we will not directly control semiconductor delivery schedules, which could lead to product shortages, poor quality and increases in the costs of our products. In addition, we may experience delays in receiving semiconductor devices from foundries due to foundry scheduling and process problems. We cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication assembly and testing of the Semiconductor Technologies or related products could significantly hinder our ability to deliver future products to our customers.


       WE MAY INCUR SUBSTANTIAL EXPENSES COMPLETING THE DEVELOPMENT OF COMMERCIALLY DEPLOYABLE VERSION OF THE SEMICONDUCTOR TECHNOLOGIES BEFORE WE EARN ASSOCIATED NET REVENUES AND MAY NOT ULTIMATELY SELL A LARGE VOLUME OF OUR PRODUCTS.

       We are currently working on completing a beta version of the Semiconductor Technologies based on forecasts of demand and will incur substantial development expenditures prior to generating associated net revenues from a commercially deployable version (if any). Subject to raising needed capital, we estimate that we will have by the end of fiscal 2005 a completed beta version of the chipset for evaluation by our potential customers and prospective industry partners. We will receive limited orders for products containing the Semiconductor Technologies during the period that potential customers test and evaluate products utilizing the Semiconductor Technologies. This test and evaluation period typically lasts from three to six months or longer, and volume production of the equipment manufacturer's product that incorporates Semiconductor Technologies typically would not begin until this test and evaluation period has been completed. As a result, a significant period of time may lapse between product development and sales efforts and the realization of revenues from volume ordering by customers of products containing the Semiconductor Technologies. In addition, achieving a design win with a customer does not necessarily mean that this customer will order large volumes of products containing the Semiconductor Technologies. A design win is not a binding commitment by a customer to purchase products. Rather, it is a decision by a customer to use our Semiconductor Technologies in the design process of that customer's products. A customer can choose at any time to discontinue using our Semiconductor Technologies in that customer's designs or product development efforts. Even if the Semiconductor Technologies are chosen to be incorporated into a customer's products, we may still not realize significant net revenues from that customer if that customer's products are not commercially successful.


       WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS OR MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR PROPRIETARY RIGHTS.

       We outsource to independent third parties all significant design, development and testing activities relating to our Semiconductor Technologies. Our success depends significantly on our ability to obtain and maintain patent, trademark and copyright protection for our intellectual property, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business.

       We rely on patent protection, as well as a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions, to protect our proprietary rights, but these legal means afford only limited protection. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our Semiconductor Technologies or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our proprietary rights as fully as do the laws of the United States. If we litigated to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our intellectual property rights.

       The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of trade secret, copyright or patent infringement. We may inadvertently infringe a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware that will cause us to be infringing when it is issued in the future. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of our alleged infringement of another's intellectual property, forcing us to do one or more of the following:

       o Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;
       o Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; or
       o Redesign those products or services that incorporate such technology.

       A successful claim of infringement against us, and our failure to license the same or similar technology, could adversely effect our business, asset value or stock value. Infringement claims, with or without merit, would be expensive to litigate or settle, and would divert management resources.

       OUR MARKET IS HIGHLY COMPETITIVE AND THE SEMICONDUCTOR TECHNOLOGIES MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER PRODUCTS OR TECHNOLOGIES.


       The market for high-speed telecommunications products is highly competitive, and we expect that it will become increasingly competitive in the future. Our competitors, including Conexant, Alcatel, PMC-Sierra, Texas Instruments, Motorola, Metalink, Broadcom, Infineon Technologies and others, have developed and are currently marketing technologies that also address the existing technical impediments of using existing copper networks as broadband options or are otherwise substantially similar to our Semiconductor Technologies. Our competitors include some of the largest, most successful domestic and international telecommunications companies and other companies with well- established reputations in the broadband telecommunications industry. Certain of our competitors, operate their own fabrication facilities, have longer operating histories and possess substantially greater name recognition, financial, sales and marketing, manufacturing, technical, personnel, and other resources than we have. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. In all of our target markets, we also may face competition from newly established competitors, suppliers of products based on new or emerging technologies, and customers who choose to develop wire based solutions that are functionally similar to the Semiconductor Technologies. Although we believe we will be able to compete based on the special features of the Semiconductor Technologies, our proposed products will incorporate new concepts and may not be successful even if they are superior to those of our competitors.

       In addition to facing competition from the above-mentioned suppliers, the Semiconductor Technologies will compete with products using other broadband access technologies, such as cable modems, wireless, satellite and fiber optic telecommunications technology. Commercial acceptance of any one of these competing solutions, or new technologies, could decrease demand for our proposed products. We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

       WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE SEMICONDUCTOR INDUSTRY AND BROADBAND COMMUNICATIONS MARKET IN ORDER TO REMAIN COMPETITIVE.

       Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to develop and introduce new and enhanced products to meet our customers' changing demands. The semiconductor industry and broadband communications market are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and short product life cycles. In addition, this industry and market continues to undergo rapid growth and consolidation. A continued slowdown in the semiconductor industry or other broadband communications markets could materially and adversely affect our business, financial condition and results of operations. Our success will also depend on the ability of our potential telecommunications equipment customers to develop new products and enhance existing products for the broadband communications markets and to introduce and promote those products successfully. The broadband communications markets may not continue to develop to the extent or in the timeframes that we anticipate. If new markets do not develop as we anticipate, or if upon their deployment our products do not gain widespread acceptance in these markets, our business, financial condition and results of operations could be materially and adversely affected.

       BECAUSE OUR SUCCESS IS DEPENDENT UPON THE BROAD DEPLOYMENT OF DATA SERVICES BY TELECOMMUNICATIONS SERVICE PROVIDERS, WE MAY NOT BE ABLE TO GENERATE SUBSTANTIAL REVENUES IF SUCH DEPLOYMENT DOES NOT OCCUR.

       Our Semiconductor Technologies will be incorporated in equipment that is targeted at end-users of data services offered by wire-line telecommunications carriers. Consequently, the success of the Semiconductor Technologies depends upon the decision by telecommunications service providers to broadly deploy data technologies and the timing of such deployment. If service providers do not offer data services on a timely basis, or if there are technical difficulties with the deployment of these services, sales of the Semiconductor Technologies would be adversely affected, which would have a negative effect on our results of operations. Factors that may impact data deployment include:

       o A prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;
       o The development of a viable business model for data services, including the capability to market, sell, install and maintain data services;
       o Cost constraints, such as installation costs and space and power requirements at the telecommunications service provider's central office;
       o      Evolving industry standards; and
       o      Government regulation.

       THE COMPLEXITY OF THE SEMICONDUCTOR TECHNOLOGIES COULD RESULT IN UNFORESEEN DELAYS OR EXPENSE AND IN UNDETECTED DEFECTS, WHICH COULD ADVERSELY AFFECT THE MARKET ACCEPTANCE OF NEW PRODUCTS AND DAMAGE OUR REPUTATION WITH PROSPECTIVE CUSTOMERS.

       Highly complex products such as the semiconductors that we expect to offer frequently contain defects and bugs when they are first introduced or as new versions are released. If the Semiconductor Technologies contain defects, or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our semiconductors, which could materially and adversely affect our ability to retain existing customers or attract new customers. In addition, these defects could interrupt or delay sales to our potential customers. In order to alleviate these problems, we may have to invest significant capital and other resources. Although our suppliers, our potential customers and ourselves, will test the Semiconductor Technologies and related products it is possible that these tests will fail to uncover defects. If any of these problems are not found until after we have commenced commercial production of products, we may be required to incur additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product, and we could lose credibility with our prospective customers.

       GOVERNMENTAL REGULATION CONCERNING THE TECHNICAL SPECIFICATIONS OF SEMICONDUCTOR TECHNOLOGIES THAT ARE DEPLOYED IN THE TELEPHONE NETWORKS COULD ADVERSELY AFFECT THE MARKET ACCEPTANCE OF OUR SEMICONDUCTORS.

       The jurisdiction of the Federal Communication Commission ("FCC") extends to the entire communications industry, including potential customers for our semiconductors. Future FCC regulations affecting the broadband access industry may adversely affect our business. For example, FCC regulatory policies affecting the availability of data and Internet services may impede the penetration of our semiconductors into certain markets or affect the prices that may be charged in such markets. In addition, international regulatory bodies are beginning to adopt standards and regulations for the broadband access industry. These domestic and foreign standards, laws and regulations address various aspects of Internet, telephony and broadband use, including issues relating to liability for information retrieved from or transmitted over the Internet, online context regulation, user privacy, taxation, consumer protection, security of data, access by law enforcement, tariffs, as well as intellectual property ownership, obscenity and libel. Changes in laws, standards and/or regulations, or judgments in favor of plaintiffs in lawsuits against service providers, e-commerce and other Internet companies, could adversely affect the development of e-commerce and other uses of the Internet. This, in turn, could directly or indirectly materially adversely impact the broadband telecommunications and data industry in which our customers operate. To the extent our customers are adversely affected by laws or regulations regarding their business, products or service offerings, this could result in a material and adverse effect on our business, financial condition and results of operations.

       In addition, highly complex products such as the semiconductors that we expect to offer are subject to rules, limitations and requirements as set forth by international standards bodies such as the ISO, and as adopted by the governments of each of the countries that we intend to market in. There are some FCC regulations in the United States pertaining to the use of the available bandwidth spectrum that at present have been interpreted by some of our target customers as discouraging to the technical innovations that we are bringing to market. Further, regulations affecting the availability of broadband access services generally, the terms under which telecommunications service providers conduct their business, and the competitive environment among service providers, for example, could have a negative impact on our business.

       WE HAVE NO AGREEMENT RELATING TO REVENUE GENERATING ACTIVITIES NO ASSURANCE CAN BE PROVIDED THAT WE WILL SUCCESSFULLY CONCLUDE ANY SUCH AGREEMENT.

       We presently have no agreement or understanding with any third party as to commercial exploitation of the Semiconductor Technologies, and no assurance can be provided that we will be successful in concluding any significant-revenue generating agreement on terms commercially acceptable to us.

       WE DEPEND ON ATTRACTING AND RETAINING KEY PERSONNEL AND THE FAILURE TO ATTRACT OR RETAIN NEEDED PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.


       We are highly dependent on the principal members of our management and technology staff. The loss of their services might significant delay or prevent the achievement of development or strategic objectives. Our success depends on our ability to certain key employees and to attract additional qualified employees. We cannot assure you that we will be able to retain existing personnel or attract and retain highly qualified employees in the future.


       OUR FILM IN DISTRIBUTION MAY NOT PRODUCE THE FINANCIAL RESULTS WE ANTICIPATE.


       Our Film has completed its theatrical run in North America. We recognized revenues of approximately $550,823 through the end of the second quarter of fiscal 2004 as a result of the consolidation of the joint venture that produced the Film (of which we are 50% owners). The expected future Film revenues will, we believe, be comprised of licensing and foreign distribution guarantee fees, television rights and DVD sales. Based on the foregoing, we anticipate that 2004 revenues will exceed 2003 revenues; nonetheless, the Film may not produce the financial results we anticipated and therefore may have an adverse impact on our financial position. Some of the risks include:


       o Cash flow assumptions are based on a revenue stream from the Film that may not materialize due to lower than anticipate box office sales or sales of DVD's.

       o We are contracting with foreign distributors in various countries. We are receiving guarantee payments before releasing the Film. We cannot be assured of accurate reporting of foreign box office sales or that moneys due us from box office sales will ever be remitted.


       FUTURE SALES OF COMMON STOCK OR OTHER DILUTIVE EVENTS MAY ADVERSELY AFFECT PREVAILING MARKET PRICES FOR OUR COMMON STOCK.

       As of June 28, 2004, we had 78,604,866 shares of our Common Stock issued and outstanding. As of that date, an additional 24,462,038 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, warrants and other rights and upon conversion of outstanding shares of preferred stock and promissory notes. The exercise prices of those options, warrants and other rights and the conversion prices of those shares of preferred stock and promissory notes range from $0.15 to $10.00 per share. Those options, warrants, other rights, shares of preferred stock and promissory notes also contain provisions which require the issuance of increased numbers of shares of Common Stock upon exercise or conversion in the event of stock splits, redemptions, mergers or other transactions. The occurrence of any such event or the exercise or conversion of any of the options, warrants, other rights or shares of preferred stock described above would dilute the interest in the Company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

       Additionally, we are registering up to 15,600,001 shares of our Common Stock, which will be issuable upon the conversion of the Convertible Debentures, in payment of interest on the Convertible Debentures, upon exercise of the Warrants issued in connection with the Convertible Debentures or as additional shares issuable to the holders of the Convertible Debentures or the Warrants as liquidated damages through the projected effective date of this registration statement as contemplated by our agreements with these holders. Under certain conditions, we can require a mandatory conversion of the outstanding Convertible Debentures. We are also registering 2,366,667 shares held by certain other selling stockholders and shares issuable upon exercise of certain other warrants. The Warrants contain provisions which permit the holders to exercise the Warrants without paying the exercise price in cash. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." The shares of Common Stock issuable upon conversion of the Convertible Debentures and exercise of the Warrants will be saleable without restriction immediately upon issuance pursuant to the plan of distribution in this Prospectus. The conversion or exercise of any Convertible Debenture or Warrant would dilute the interest in the Company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

       Finally, in addition to the shares described above, there are an additional 378,966,428 shares of Common Stock authorized and available for issuance by the Company. The Company may need to raise additional capital through the sale of shares of Common Stock or other securities exercisable for or convertible into Common Stock. The occurrence of any such sale would dilute the interest in the Company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.


       OUR STOCK PRICE MAY BE VOLATILE.

       The market price of our Common Stock will likely fluctuate significantly in response to the following factors, some of which are beyond our control:

       o      Variations in our quarterly operating results;
       o Changes in financial estimates of our revenues and operating results by securities analysts;
       o Changes in market valuations of telecommunications equipment companies;
       o Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
       o      Additions or departures of key personnel;
       o      Future sales of our Common Stock;
       o Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;
       o      Commencement of or involvement in litigation; and
       o Announcements by us or our competitors of technological innovations or new products.

       In addition, the equity markets have experienced volatility that has particularly affected the market prices of equity securities issued by high technology companies and that often has been unrelated or disproportionate to the operating results of those companies. These broad market fluctuations may adversely effect the market price of our Common Stock.

       WE HAVE RELIED ON THE PRIVATE PLACEMENT EXEMPTION TO RAISE SUBSTANTIAL AMOUNTS OF CAPITAL AND COULD SUFFER SUBSTANTIAL LOSSES IF THAT EXEMPTION WAS DETERMINED NOT TO HAVE BEEN PROPERLY RELIED UPON.


       We have raised substantial amounts of capital in private placements of our securities from time to time, including the sale of the Convertible Debentures that were issued in December 2003 as well as those Convertible Debentures that were issued in April and in May 2004 upon the waiver by certain investors of the Registration Statement effectiveness condition, together with, in each case, the corresponding Warrants. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more of these investors were to successfully seek such rescission or institute any such suit, we could face severe financial demands that could materially and adversely affect our financial position. The Company has been advised by the SEC that the investors who purchased Convertible Debentures in April and May 2004, in the aggregate principal amount of $350,000, may have the right to rescind their purchases because of the Company's failure to comply with certain requirements of an exemption from applicable registration requirements in connection with the sales.


       WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK.

       We have not paid any dividends on our Common Stock since our inception and do not anticipate paying any dividends on our Common Stock in the foreseeable future. Instead, we intend to retain any future earnings for use in the operation and expansion of our business.

       WE HAVE ESTABLISHED SEVERAL ANTI-TAKEOVER MEASURES WHICH COULD DELAY OR PREVENT A CHANGE OF OUR CONTROL.

       Under the terms of our amended and restated certificate of incorporation, the Board of Directors will be authorized, without any need for action by our stockholders, but subject to any limitations prescribed by law, to issue shares of our preferred stock in one or more series. Each series may consist of such number of shares and have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as the board of directors shall determine. The Board of Directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change in control of our Company and that could adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. Additionally, our Board of Directors adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of our Common Stock. Each right, when exercisable, entitles the registered holder to purchase securities at a specified purchase price, subject to adjustment. The rights plan may have the anti-takeover effect of causing substantial dilution to the person or group that attempts to acquire our Company on terms not approved by the Board of Directors. The existence of the rights plan could limit the price that certain investors might be willing to pay in the future for shares of our capital stock and could delay, defer or prevent a merger or acquisition of our Company that stockholders may consider favorable.


     ADDITIONAL BURDENS IMPOSED UPON BROKER-DEALERS BY THE APPLICATION
OF THE "PENNY STOCK" RULES TO OUR COMMON STOCK MAY LIMIT THE MARKET FOR OUR COMMON STOCK


       The Securities and Exchange Commission has adopted regulations concerning low-priced (or "penny") stocks. The regulations generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares continue to be offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares will continue to be subject to these additional regulations relating to low-priced stocks.

       The penny stock regulations require that broker-dealers who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

       The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of our Common Stock and our shareholders' ability to sell our Common Stock in the secondary market.

                           FORWARD-LOOKING STATEMENTS

       This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this prospectus, which are not statements of historical fact, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this prospectus, regarding, among other items:

       o statements regarding our overall strategy for deploying our Semiconductor Technologies, including without limitation our intended markets and future products;
       o      statements regarding our research and development efforts;
       o statements regarding the plans and objectives of our management for future operations, the production of products incorporating our technology and the size and nature of the costs we expect to incur and the people and services we may employ;
       o statements regarding the future of broadband communications and opportunities therein, our competition or regulations that may affect us;
       o      statements regarding our ability to compete with third parties;
       o statements relating to the anticipated financial results of our Film;
       o any statements using the words "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "should," "expect," "plan," "predict," "potential," "continue" and similar words; and
       o      any statements other than historical fact.

       There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this prospectus and other factors expressed from time to time in our filings with the SEC. We do not undertake to update any forward-looking statements.

                                 USE OF PROCEEDS

       The selling stockholders will receive the net proceeds from sales of the shares of the Common Stock included in this Prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders.


       Assuming all of the warrants and options for which the underlying shares of Common Stock that are covered by this Prospectus are exercised for cash, we will receive approximately $1.9 million in cash proceeds (before deducting fees and commission). The holders of the Warrants have cashless exercise provisions and if the Warrants are exercised by the cashless exercise provision, then we will not receive any cash proceeds from such exercise. See, also "DESCRIPTION OF AGREEMENTS WITH CONVERTIBLE DEBENTURE HOLDERS."

      DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS

       We are registering the shares offered hereby in order to satisfy our obligations to the holders of our Convertible Debentures.


       Under a Securities Purchase Agreement, dated as of December 31, 2003 (in each case a "Securities Purchase Agreement"), between us and each of the holders of the Convertible Debentures those holders committed to advance us an aggregate of $2,000,000, repayment of which is represented by our Convertible Debentures. The funding was to be made in two equal installments. The first installment was paid to us on December 31, 2003, at which time $1,000,000 in principal amount of Convertible Debentures were released to such holders. The second installment was scheduled to become due within five days after the effective date of the Registration Statement. Subsequent thereto, certain of the holders waived the Registration Statement effectiveness condition and in April and May 2004 purchased $350,000 in aggregate principal amount of the Convertible Debentures, thereby satisfying their obligation under the Securities Purchase Agreement to purchase any Convertible Debentures following effectiveness of the Registration Statement. In June 2004, the SEC advised the Company that it may not include in the Registration Statement any of the shares underlying the Debentures issued after the filing of such registration statement in February 2004. As an effective Registration Statement covering the shares underlying all of the Debentures already issued as well as those contemplated to be issued following the effectiveness of the Registration Statement is a condition to the investors' purchase of additional Debentures after the first tranche, the Company does not anticipate that it will be placing the remaining $650,000 in principal amount of Debentures under with this transaction. Accordingly, this Registration Statement (of which this Prospectus is a part) covers only the shares underlying the Debentures issued as of December 2003, as well as the corresponding warrants. The Company anticipates that it will be filing at a later date a registration statement relating to the shares underlying the Debentures issued in April and May 2004 (and the corresponding Warrants).


       The Convertible Debentures are convertible into shares of our Common Stock at a conversion rate equal to $0.15 per share at any time on or after the earlier of the (i) sixty-fifth (65th) day following the issue date or (ii) effective date of the Registration Statement. This conversion price is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Interest at 7% per annum is due on the earlier to occur of the conversion of such debenture or the maturity date. On conversion or at maturity, we have the option to pay accrued interest in cash or shares of our Common Stock valued at the conversion price in effect at that time. The option to pay interest in shares of our Common Stock, however, is subject to the following conditions: the Registration Statement covering the resale of such shares must be in effect at the time of issuance and the issuance of such shares of Common Stock to the holder of a debenture cannot result in such holder and its affiliates beneficially owning more than 4.99% of the then outstanding shares of our Common Stock. This limitation is further discussed below in this section.


       The terms of the Convertible Debentures provide that under certain conditions (primarily relating to the effectiveness of the Registration Statement and the closing bid price of our traded Common Stock exceeding $1.00 for each of 20 consecutive trading days), we can require a mandatory conversion of the Convertible Debentures. If not converted earlier and under certain conditions (primarily relating to the effectiveness of the Registration Statement and the closing bid price of our traded Common Stock exceeding the conversion price for each of the 10 trading days immediately before the maturity date), on the scheduled maturity date the Convertible Debentures will automatically convert into shares of our Common Stock at the conversion price. If all of the relevant conditions have not been satisfied on the maturity date, we may be obligated to pay the balance of the Convertible Debentures and accrued interest in cash. In addition, after one year from their issuance, we would have the right to prepay the principal (and accrued interest thereon) on the Convertible Debentures if certain conditions are met.

       In connection with the issuance of the Convertible Debentures, we issued to the holders thereof Warrants to purchase shares of our Common Stock in an amount equal to one (1) share of Common Stock for each one (1) share of Common Stock issuable upon (and assuming) conversion of the Convertible Debentures at the conversion price on the date of issuance. The Warrants are exercisable at any time on or after the earlier of the (i) sixty-fifth (65th) day following their issue date or (ii) effective date of the Registration Statement, at a per share exercise price equal to $0.25. This exercise price is also subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. The Warrants expire approximately five years after issuance, provided, that, under certain conditions (primarily relating to the effectiveness of the registration statement and the closing price of our Common Stock being more than $1.00 for each of 20 consecutive trading days), we will have the option to accelerate the expiration date to a date at least 60 days from the last day of that 20 consecutive trading day period. The Warrants provide that in lieu of paying the exercise price, the holder is entitled, at its option, to elect to make a "cashless exercise". If the holder elects this option, it will receive, instead of the full number of shares then being exercised under the Warrant, a lesser number of shares, but we will not receive any cash proceeds from that exercise. The number of shares which the holder will receive is based on a formula which takes into account the closing sale price of our stock on the trading day immediately before the Warrant exercise. That closing price is multiplied by the full number of shares then being exercised. The result is reduced by the total exercise price for those shares which the holder would have paid if it had not elected a cashless exercise. The number of shares actually issued for the cashless exercise is equal to the balance amount divided by that closing price.

       The terms of the Convertible Debentures and Warrants specify that the beneficial owner can convert such debenture or exercise such warrant by giving notice to us. Each conversion or warrant exercise is subject to the following limitations: The conversion or exercise right is first available on the earlier of 65 days after the debenture or warrant was originally issued or the effective date of the Registration Statement of which this Prospectus is a part. Additionally, the holder may not convert the Convertible Debentures or exercise its Warrant to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our then outstanding stock (after taking into account the shares of our Common Stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its debenture or exercise its warrant. Similarly, we cannot require the holder to convert the Convertible Debentures at maturity or on an earlier mandatory conversion date or issue shares in payment of interest on the debenture where that limit would be exceeded.

       Pursuant to the Securities Purchase Agreement and a Registration Rights Agreement executed and delivered at the same time, we are obligated initially to register under the Act the number of shares issuable on conversion of the full aggregate principal amount of the Convertible Debentures (from both installments) plus interest thereon accrued through the maturity date thereof and the number of shares of Common Stock issuable upon exercise of the Warrants issued in connection with such Convertible Debentures. We are also registering for resale an additional 866,667 shares of Common Stock, representing our current good faith estimate of additional shares issuable to the holders of the Convertible Debentures through the projected effective date of this Registration Statement as contemplated by the Registration Rights Agreement with these holders. We are also obligated to keep the Registration Statement of which this Prospectus forms a part effective until the earliest of the date on which the holders may sell without restriction all shares registered on their behalf under this Prospectus under Rule 144 promulgated under the Act, or the date on which such holders no longer own any of those shares. If at any time the number of shares of Common Stock to which the holders of our Convertible Debentures and Warrants are entitled exceeds 80% of the number of shares of Common Stock actually included or registered under the Registration Statement, then we are required to amend the Registration Statement or file a new registration statement for additional shares of our Common Stock in an amount equal to (i) the number of shares theretofore issued on conversion of the Convertible Debentures (including any shares issued in respect of accrued interest) and the exercise of the Warrants plus (ii) the number of shares issuable (x) on conversion of the full aggregate principal amount of the then unconverted Convertible Debentures, plus interest thereon accrued through the maturity date thereof, (y) upon exercise of the then unexercised Warrants and (z) as liquidated damages or as an adjustment to the Convertible Debentures and Warrants.

       We are also registering 2,366,667 shares held by certain other selling stockholders and shares issuable upon exercise of certain other warrants.

       In the Securities Purchase Agreement, we have agreed that, without the prior consent of a majority in interest of the holders of our Convertible Debentures, we will not enter into any offer or sale of our Common Stock (or securities convertible into Common Stock) with any third party on any date which is earlier than 180 days after the effective date of this Prospectus (plus the number of days, if any, during which the registration statement is suspended in the interim). These limitations, however, do not apply to the sale of our Common Stock or similar convertible debentures and warrants in one or more transactions to accredited investors where (i) the aggregate gross proceeds of such transactions, together with the proceeds of the Convertible Debentures, do not exceed $7 million, (ii) each of such transactions does not provide for the filing of a registration statement in respect of the resale of the Common Stock underlying such securities on any date which is earlier than the end of six months after the effective date of the Registration Statement and (iii) either
(x) such transaction is one of a series of prospective transactions that have been pre-approved by the holders of the Convertible Debentures ("Permitted New Transaction") or (y) if such transaction is not a Permitted New Transaction, each holder of the Convertible Debentures is afforded an opportunity to participate in such transaction in an amount equal to the holder's allocable share (with certain adjustments if less than all of those holders participate to the fullest extent of their respective shares) If, during that period, we actually consummate a transaction referred to in clause (z) of the preceding sentence, and that transaction provides for any one or more of the following (a) either a sale price lower than the conversion price provided in the Convertible Debentures, (b) the inclusion of any terms more beneficial to the holder of such instrument than the corresponding terms of the debenture, (c) the issuance of warrants at an exercise price lower than that provided in the Warrants issued in connection with the Convertible Debentures, (d) the issuance of warrants in an amount greater than the ratio used in connection with the Warrant, or (e) the inclusion of any terms more beneficial to the holder of such instrument than the corresponding terms of the Warrant, then the terms of any unissued or unconverted Convertible Debentures or any unissued or unexercised Warrants shall be modified to adjust the relevant conversion price in such debenture, the warrant exercise price or the number of warrant shares to be equal to that provided in the transaction as so consummated and to incorporate any such beneficial term, if any, included in the instruments relating to such transaction. We may also be required to issue additional shares with respect to portions of a Convertible Debentures previously converted, based on the adjusted conversion price.

       The foregoing restrictions will not apply to the issuance of securities
(a) in connection with the exercise of conversion or other rights under documents executed and transactions consummated prior to December 31, 2003, (b) pursuant to any of our existing employee or consultants stock option plans, (c) in an aggregate amount not exceeding 3,000,000 shares, of which (i) up to 1,000,000 shares may be issued as compensation to certain of our employees hired on or after December 1, 2003, (ii) up to 1,000,000 shares may be utilized to retire deferred cash compensation owing to certain of our employees and directors, and (iii) up to 1,000,000 shares may be issued as compensation to our employees and directors, including in exchange for deferred compensation, and
(d) pursuant to a strategic transaction (as defined in the Securities Purchase Agreement), so long as the securities issuable in connection therewith are not registered prior to the ninth month following the effective date of the Registration Statement.

       If we breach our obligations relating to any such third party transactions, (i) the conversion price then in effect in the Convertible Debentures will be adjusted to be equal to the lowest of (x) 90% of the conversion price then in effect or (y) 80% of the lower of (A) lowest fixed price of any security in the new transaction or (B) the lowest conversion price that would be applicable in the new transaction, (ii) the exercise price and number of shares specified in the Warrant will be adjusted to correspond to the instruments relating to such transaction, and (iii) any term more beneficial to the holder of the instruments in such new transactions than the corresponding term in the Convertible Debentures or the Warrants shall be incorporated into such debentures and the warrants. We may also be required to issue additional shares with respect to portions of a Convertible Debentures previously converted, based on the adjusted conversion price. In addition, in case of breach, the Convertible Debentures holders may require us to redeem each unconverted debenture for an amount, payable in cash, determined pursuant to a formula provided in the Convertible Debentures.

       The additional shares, if any, which might be issued to a holder on account of any of the adjustments referred to in the preceding paragraphs are not covered by the Registration Statement and this Prospectus. However, if in fact we are required to issue any of these securities as a result of any action taken by us then we may be required to file a new registration statement in respect of the resale of the Common Stock underlying these securities.

       Under the Registration Rights Agreement, we will be obligated to pay liquidated damages to the holders of the Convertible Debentures if the Registration Statement is not declared effective by March 30, 2004 or if, the effectiveness of the Registration Statement is subsequently suspended for more than certain permitted periods (described below). The permitted suspension periods are up to two periods during any consecutive 12-month period, but each period shall not be for more than 15 days or begin less than 10 days after the preceding suspension period ended. (The date any such suspension commences, beyond such permitted restrictions, is referred to as a "Restricted Sale Date"). The amount that we must pay to the debenture holders in respect of the liquidated damages associated with the delays in the effective date or after a Restricted Sale Date will be (A) 2% of the principal amount of all the Convertible Debentures during the first 30-day period, and (B) 3% of the principal amount of all Convertible Debentures for each subsequent 30-day period (or part). After the effective date, the principal amount of the Convertible Debentures used in determining the liquidated damages will be adjusted to equal the sum of (X) the principal amount of all debentures not yet converted and (Y) the principal amount of the Convertible Debenture converted within the preceding 30 days but not yet sold. The Convertible Debentures holders have the right to have these liquidated damages paid in shares of Common Stock (valued at the conversion price). We owe liquidated damages in the amount of $130,000 in respect of late filing and missed effectiveness dates. Accordingly, we are registering an additional 866,667 shares of Common Stock, representing our current good faith estimate of additional shares issuable to the holders of the Convertible Debentures through the projected effective date of this Registration Statement as contemplated by the Registration Rights Agreement with these holders. The number of shares is arrived at by dividing the amount of liquidated damages ($130,000) by the conversion price ($0.15).

       Each of our officers and directors has signed an agreement limiting the shares of our Common Stock that they can sell during certain periods of time (the "Principal's Agreement"). The Principals' Agreement applies to each of those officers separately from the other named officers. The agreement provides that, without the prior consent of a majority in interest of the holders of the Convertible Debentures in each instance, the officer will not sell or otherwise transfer or offer to sell or otherwise transfer (except in a private transaction in which the transferee agrees to be bound by the Principal's Agreement) any shares of Common Stock directly or indirectly held by him at any time prior to 180 days after the effective date of the Registration Statement of which this Prospectus forms a part (plus any days during which the Registration Statement is suspended, if any).

       Reference is made to the forms of Convertible Debentures, the Warrants, the Securities Purchase Agreement, the Registration Rights Agreement and the Principal's Agreement that are filed as exhibits to the Registration Statement for more complete description of the complex provisions that are summarized under this caption.

                                 DIVIDEND POLICY

       We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.

                           PRICE RANGE OF COMMON STOCK

       Our Common Stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "NVEI". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

       The following table shows the quarterly high and low bid prices and high and low ask prices for our Common Stock over the last two completed fiscal years and over the first and second quarter of the current fiscal year, as reported on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. The closing price of our Common Stock on June 25, 2004 was $0.16 per share.

                                                  BID                 ASK
                                                  ---                 ---
                                             HIGH      LOW       HIGH      LOW
                                             ----      ---       ----      ---
NOVEMBER 2003 THROUGH APRIL 2004
    First Quarter                           $  .24    $  .16    $  .36    $ .27
    Second Quarter                          $  .19    $  .17    $  .37    $ .23

NOVEMBER 2002 THROUGH OCTOBER 2003
    First Quarter                           $  .75    $  .36    $  .77    $ .40
    Second Quarter                             .45       .27       .46      .29
    Third Quarter                              .42       .30       .42      .32
    Fourth Quarter                             .41       .23       .42      .24

NOVEMBER 2001 THROUGH OCTOBER 2002
    First Quarter                           $  .73    $  .30    $  .80    $ .35
    Second Quarter                            1.79       .33      1.85      .38
    Third Quarter                             1.35       .74      1.43      .79
    Fourth Quarter                             .90       .35       .94      .40

       As of June 25, 2004, there were approximately 1,042 holders of record of our Common Stock. We believe that a significant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

       THE FOLLOWING DISCUSSION AND EXPOSITIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES RELATED TO THOSE STATEMENTS, AS WELL AS OTHER FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS. SOME OF OUR DISCUSSION IS FORWARD-LOOKING AND INVOLVES RISKS AND UNCERTAINTIES. FOR INFORMATION REGARDING RISK FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, REFER TO RISK FACTORS SECTION OF THIS PROSPECTUS.

OVERVIEW

       The Semiconductor Technologies are in the development and testing stage. Our objective over the next twelve months is to complete the development and testing of a beta version of our Semiconductor Technologies. Through our subsidiary, NV Entertainment, we recognized in fiscal year 2003 gross profit from the revenues from the Film. See "BUSINESS". During fiscal year 2003, we emerged from being a development stage business solely as a result of the commencement of commercial distribution of the Film.


       FILM. The Film has completed its domestic theater run grossing approximately $3.7 million in box office revenues, according to the film's distributor. We recognized revenues of approximately $170,843 and $379,980 during the six months ended April 30, 2004 and the year ended October 31, 2003, respectively. The Film is currently being distributed to foreign markets. We anticipate revenues in fiscal 2004 will exceed fiscal 2003 revenues as we anticipate additional foreign revenues, television rights and DVD sales. The DVD was released in the United States in April 2004. See "BUSINESS." See also "Risk Factors". All references henceforth to our business relating to the film will sometimes be referred to in this Prospectus as our "Entertainment Business."

       SEMICONDUCTOR TECHNOLOGIES. We continue to work on a beta version of our Semiconductor Technologies. Currently, we estimate that we will need to raise an additional $3 million to $4 million in order to complete the design and development of the Semiconductor Technologies, complete a commercially deployable version of the semiconductor chip and market the chip. We have no commitments for these amounts and no assurance can be given that we will be successful in raising these or other amounts on commercially acceptable terms or on any terns. See "RISK FACTORS."

CRITICAL ACCOUNTING POLICIES

       The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, bad debts, investments, intangible assets and income taxes. Our estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

       We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

REVENUE RECOGNITION

       We recognize Film revenue from the distribution of our feature Film and related products when earned and reasonably estimable in accordance with Statement of Position 00-2 -- "Accounting by Producers or Distributors of Films" (SOP 00-2). The following are the conditions that must be met in order to recognize revenue in accordance with SOP 00-2:

       (i) persuasive evidence of a sale or licensing arrangement with a customer exists;

       (ii) the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;

       (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale;

       (iv) the arrangement fee is fixed or determinable; and

       (v) collection of the arrangement fee is reasonably assured.

       Under a rights agreement with our distributor for our feature length film entitled "STEP INTO LIQUID", we share with the distributor in the profits of the film after the distributor recovers its marketing, distribution and other predefined costs and fees. The agreement provides for the payment of minimum guaranteed license fees, usually payable on delivery of the completed film, that are subject to further increase based on the actual distribution results in the respective territory.

       In accordance with the provisions of SOP 00-2, a film is classified as a library title after three years from the film's initial release. The term library title is used solely for the purpose of classification and for identifying previously released films in accordance with the provisions of SOP 00-2. Revenue recognition for such titles is in accordance with our revenue recognition policy for film revenue.

FILM PRODUCTION COSTS

       SOP-00-2 requires that film costs be capitalized and reported as a separate asset on the balance sheet. Film costs include all direct negative costs incurred in the production of a film, as well as allocations of production overhead and capitalized interest. Direct negative costs include cost of scenario, story, compensation of cast, directors, producers, writers, extras and staff, cost of set construction, wardrobe, accessories, sound synchronization, rental of facilities on location and post production costs. SOP-00-2 also requires that film costs be amortized and participation costs accrued, using the individual-film-forecast- computation method, which amortizes or accrues such costs in the same ratio that the current period actual revenue (numerator) bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator). We make certain estimates and judgments of future gross revenue to be received for each film based on information received by its distributor, historical results and management's knowledge of the industry. Revenue and cost forecasts are continually reviewed by management and revised when warranted by changing conditions. A change to the estimate of gross revenues for an individual film may result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period.

       In addition, SOP-00-2 also requires that if an event or change in circumstances indicates that an entity should assess whether the fair value of a film is less than its unamortized film costs, then an entity should determine the fair value of the film and write-off to the statement of operations the amount by which the unamortized capital costs exceeds the film's fair value.

       We commenced amortization of capitalized film costs and accrue expenses of participation costs when a film is released and it begins to recognize revenue from the film.


CAPITALIZED SOFTWARE DEVELOPMENT COSTS

       Capitalization of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company's computer software is generally based upon achievement of a detail program design free of high-risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

       Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product.

       The Company periodically performs reviews of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, the capitalized costs of each software product is then valued at the lower of its remaining unamortized costs or net realizable value.

       The Company has no amortization expense for the six months ended April 30, 2004 and 2003 for its capitalized software development costs as the technology was not available for commercialization.

SERIES B REDEEMABLE PREFERRED STOCK

       Series B Redeemable Preferred Stock, which includes characteristics of both liabilities and equity, is classified as a long-term liability in accordance with the provisions of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity."

NET INCOME (LOSS) PER COMMON SHARE

       Basic net loss per share of common stock is computed based on the weighted average shares outstanding and excludes any potential dilution. Diluted loss per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock based on the average market price of common shares outstanding during the period. For the period ended April 30, 2004 and 2003, no effect has been given to outstanding options, warrants or convertible debentures in the diluted computation, as their effect would be anti-dilutive.


STOCK-BASED COMPENSATION

       SFAS 123, SFAS 148 and APB 25 (and any related interpretations) will continue to have impact on our reporting and operating results as we have used stock in the past to raise capital and as a means of compensation to employees. We believe we will need to continue using stock for these same purposes.

RESEARCH AND DEVELOPMENT


       Research and development expenses relate to the design and development of a beta version of the Semiconductor Technologies. We outsource to independent third parties all remaining design and development activities relating to completing the beta version of the Semiconductor Technologies. Payments made to independent software developers under development agreements are capitalized to software development costs once technological feasibility is established or if the development costs have an alternative future use. Prior to establishing technological feasibility, software development costs are expensed to research and development costs and to cost of revenues subsequent to confirmation of technological feasibility. Internal development costs are capitalized to software development costs once technological feasibility is established. Technological feasibility is evaluated on a product-by-product basis.

       Research and development expenses generally consist of salaries, related expenses for engineering personnel and third-party development costs incurred in completing the commercial beta version.

RESULTS OF OPERATIONS

COMPARISON OF THE SIX MONTHS ENDED APRIL 30, 2004 AND THE SIX MONTHS ENDED APRIL 30, 2003

       REVENUES. Revenues for the six months ended April 30, 2004 of $170,843 were from the guarantee fees from foreign distribution of the Film. There were no revenues for the same six month periods in fiscal 2003.

       OPERATING EXPENSES. Operating expenses decreased $382,000 to $869,000 for the three months ended April 30, 2004 as compared to the corresponding three months in 2003 primarily as a result of a decrease in the compensatory element of stock issuances for selling, general and administrative expenses ($415,000), slightly offset by an increase in selling, general and administrative expenses ($50,000). Operating expenses decreased approximately $100,000 to $2,300,000, for the six months ended April 30, 2004 as compared to the corresponding six months in 2003, primarily as a result of a decrease in the compensatory element of stock issuances for selling, general and administrative expenses ($300,000), slightly offset by an increase in selling, general and administrative expenses ($100,000).

       OPERATING LOSSES. Operating losses decreased $412,000 to $839,000 for the three months ended April 30, 2004 as compared to the corresponding three months period in 2003 primarily as a result of an increase in revenues ($30,000) and a decrease in the compensatory element of stock issuances for selling, general and administrative expenses ($411,000), slightly offset by an increase in increase in selling, general and administrative expenses ($47,000). Operating losses decreased approximately $281,000 to $2,114,000, for the six months ended April 30, 2004 as compared to the corresponding six months in 2003, primarily as a result of an increase in revenues ($171,000) and a decrease in the compensatory element of stock issuances for selling, general and administrative expenses ($267,000), slightly offset by an increase in selling, general and administrative expenses ($132,000).

OTHER (INCOME) EXPENSES.

       Other (Income) Expenses decreased approximately $36,000 for the three months ended April 30, 2004 from the corresponding three month period in 2003 primarily as a result of a decrease in the amortization of unearned financing costs ($111,000), offset by an increase in interest expense ($77,000). The six months ended April 30, 2003 included a non-recurring gain in litigation settlement of $1,474,000. Excluding this settlement, other expenses for the comparable six month period ended April 30, 2004 was approximately the same.

NET INCOME (LOSS)

       The Company generated net loss for the six months ended April 30, 2003 of $2,415,000 as a result of the litigation settlement of $1,474,000 discussed above. Excluding this litigation settlement, the Company lost $2,729,000 for the six month period ended April 30, 2003, compared to a loss of $2,415,000 for the same six month period ended April 30, 2004. The Company generated net loss for the three months ended April 30, 2004 of $982,000 compared to a loss for the three months ended April 30, 2003 of $1,430,000.


COMPARISON OF THE YEAR ENDED OCTOBER 31, 2003 (THE "2003 PERIOD") AND THE YEAR ENDED OCTOBER 31, 2002 ("2002 PERIOD")

       REVENUES. Revenues for the 2003 Period of $380,000 were attributable to our Entertainment Business. Revenues of $295,000 were in the form of guaranteed and license payments and the remainder was foreign distribution fees. No revenues were recorded in connection with our Semiconductor Technologies. No revenues were recorded for the 2002 Period.

       COST OF SALES. Cost of sales for the 2003 Period of $193,000 represent the amortization of film cost for our Film in distribution. We had no cost of sales for the 2002 Period.


       OPERATING EXPENSES. Operating expenses included research and development expenses in connection with the Semiconductor business, compensatory element of stock issuances, selling, general and administrative expenses and the costs of settlement of litigation. Total operating expenses decreased 38% to $4,564,000 for the 2003 Period from $7,313,000 for the 2002 Period or a $2,749,000 decrease. Selling, general and administrative expenses decreased 40% or $1,429,000 primarily as a result of a reduction in staffing, including the elimination of executive level positions, lower professional fees and lower travel and entertainment expenses. We also settled certain outstanding litigation, resulting in reduced legal fees. Compensatory element of stock issuances decreased 16% from $2,459,000 in fiscal 2002 to $2,062,000 in fiscal 2003 as we better managed the use of stock for compensation purposes. In April 2002, the Company entered into a development and license agreement with Adaptive Networks, Inc. ("ANI") ( See "BUSINESS"), under which we outsource to ANI all of the principal research and development activities with respect to the Semiconductor Technologies. $1,559,000 and $4,192,000 remitted to ANI under the development and license agreement in fiscal 2003 and 2002, respectively, were capitalized and not included in research and development expenses. Accordingly, research and development costs decreased from $1,181,000 in fiscal 2002 to $118,000 in fiscal 2003. Additionally, projects written off increased by $57,000 (there were none written off in fiscal 2002) as we determined we would not pursue several projects that we deemed not essential.


       OTHER EXPENSES. Other expenses included interest expense, amortization of unearned financing costs and a non-cash gain on the settlement of a law suit. Interest expense decreased $766,000 as a primarily as a result of issuing fewer convertible notes payable in the 2003 Period that had interest of 50% for the life of the note due when the notes were paid, causing us to recognize the interest expense immediately in the 2002 Period. Additionally, including these notes, our overall debt level was lower in the 2003 Period compared to the 2002 Period. Amortization of unearned financing costs decreased to $336,000 from $1,117,000 as a result of the issuance of less debt with conversion features or warrants with strike prices less than the market price of the stock at the time of issuance. We record a non-cash gain of $1,474,000 on the settlement of a law suit with two former officers and shareholders. The gain was the result of the former officers returning 2,200,000 shares of stock.

       NET LOSS. The net loss decreased $6,150,000 or 46% from 9,467,000 to $3,317,000 as the result of gross profit generated on the film ($187,000), lower operating expenses ($2,749,000), lower interest costs ($765,000), lower amortization of financing costs ($791,000) and the non-cash gain recorded as a result of the law suit settlement ($1,474,000).

COMPARISON OF THE YEAR ENDED OCTOBER 31, 2002 (THE "2002 PERIOD") AND THE YEAR ENDED OCTOBER 31, 2001 ("2001 PERIOD")

       REVENUES. Revenues for the years ended October 31, 2002 and October 31, 2001 were $0.

       OPERATING EXPENSES. Operating expenses included research and development expenses, compensatory element of stock issuances, selling, general and administrative expenses and the costs of settlement of litigation. Total operating expenses decreased to $7,313,000 for fiscal 2002 from $9,493,000 for fiscal 2001. The decrease was principally related to reductions in general and administrative expenses. Compensatory element of stock issuances for general and administrative expenses decreased from $3,559,000 to $2,459,000 and selling, general and administrative expenses decreased from $4,087,000 to $3,556,000 as general and administrative costs associated with our Pleasanton office were significantly reduced in the fourth quarter of fiscal 2001. Research and development expenses increased to $1,299,000 in fiscal 2002 from $839,000 in fiscal 2001. During the second quarter of the 2001 fiscal period, 250,000 shares of common stock valued at $1,000,000 were issued in connection with certain disputes arising from a non-consummated merger between New Visual Corporation and Astounding.com, Inc. There was no similar event during the 2002 period.

       OTHER EXPENSES. Other expenses included amortization of unearned financing costs and interest expense. Total other expenses decreased from $2,383,000 in the 2001 Period to $2,154,000 in the 2002 Period. Interest expense increased from $337,000 in the 2001 Period to $1,036,000 in the 2002 Period, primarily resulting from the interest component of convertible notes payable issued during the fiscal year ended October 31, 2002. In addition, several of these convertible notes were convertible into common stock at a conversion rate lower than the market price of our Common Stock at the time of issuance of the notes. As a result, there was an additional charge to amortization of unearned financing costs of $654,000. The increases in these expenses were offset by a reduction in the costs of amortization of unearned financing costs of $322,000 in connection with a long-term debt financing arrangement. During the year ended October, 31, 2001 the Company paid down long-term debt in connection with this financing arrangement amounting to $500,000.

       NET LOSS. The Company's net loss was $9,467,000, or $0.23 per common share, for the fiscal year ended October 31, 2002, a decrease from the net loss of $11,876,000, or $0.46 per common share, for the fiscal year ended October 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES


       Cash balances totaled $23,000 at April 30, 2004 and $320,000 as of October 31, 2003.

       Net Cash used in operating activities was approximately $1,037,000 for the six months ended April 30, 2004, compared to $1,489,000 for the same period in 2003. Net cash used in operating activities was $2,283,000 in fiscal 2003, $3,986,000 in fiscal 2002 and $4,281,000, in fiscal 2001.

       Since November 1999, operations have been financed principally through sales of Common Stock, the exercise of warrants and options to purchase Common Stock, the issuance of convertible notes payable and notes payable. Net proceeds from financing activities amounted to approximately $835,000 for the six months ended April 30, 2004, including sales of common stock amounting to $224,501 and gross proceeds from convertible debentures amounting to $1,100,000. We also repaid $530,000 of debt during the first six months of fiscal 2004 and incurred approximately $14,000 in offering costs related to stock issuances. We also incurred $112,500 of capitalized financing costs related to the placement of the Convertible Debentures. Net proceeds from financing activities amounted to $1,852,000 for the six months ended April 30, 2003.


       Net proceeds from financing activities amounted to approximately $3,144,000 for fiscal 2003, $5,201,000 for fiscal 2002 and $5,642,000 for fiscal
2001. Net proceeds from convertible notes and debentures payable amounted to approximately $551,000 in fiscal 2003, $1,795,000 in fiscal 2002 and $615,000 in fiscal 2001. Proceeds from the exercise of options and warrants amounted to approximately $60,000 in fiscal 2003, $728,000 in fiscal 2002 and $100,000 in fiscal 2001. We received net proceeds from the sale of Common Stock amounting to approximately $2,764,000 in fiscal 2003, $1,977,000 in fiscal 2002 and $5,427,000 in fiscal 2001. Notes payable were issued amounting to approximately $0, $700,000 and $0 in fiscal 2003, fiscal 2002 and fiscal 2001, respectively. Notes payable amounting to $231,000 were repaid in fiscal 2003 and $500,000 were repaid in fiscal 2001.

       Stock was issued in payment of expenses amounting to approximately $2,062,000 in fiscal 2003, $2,459,000 in fiscal 2002 and $3,559,000 in fiscal
2001. Stock was returned to the Company in settlement of litigation and resulted in a gain in the amount of $1,474,000 during fiscal 2003. Stock was issued in settlement of litigation in the amount of $1,000,000 during fiscal 2001.


       Research and development expenses in connection with the Semiconductor business totaled approximately $10,000 for the six months ended April 30, 2004, compared to $40,000 for the same period in 2004 and $118,000 in fiscal 2003, $1,299,000 in fiscal 2002 and $839,000 in fiscal 2001. During the six months ended April 30, 2004 and the fiscal year ended October 31, 2003, we paid, respectively, $95,000 and $639,000 in technology development fees.


       As of October 31, 2003 we have outstanding convertible notes payable totaling $1,103,000. During the six months ended April 30, 2004, we repaid $230,000 of these convertible notes. We agreed to pay the principal and interest in an amount equal to 50% of the principal if certain milestones are reached from the distribution of the Film. The notes are convertible at any time, in whole or in part, into shares of common stock at conversion prices ranging from $0.40 to $1.00 per share.

       In April 2000, we entered into a joint venture production agreement to produce a feature length film for theatrical distribution. Under the agreement, we provided the funding for the production in the amount of up to $2,250,000 and, in exchange, we will receive a 50% share in all net profits from worldwide distribution and merchandising, after receiving funds equal to our initial investment of up to $2,250,000. The film is now in distribution. We recognized revenues of $550,823 through April 30, 2004. As of April 30, 2004, our remaining investment in the Film is approximately $2,056,00, which amount we expect to recover. Our expectations are based on future revenue assumptions related to the Film's DVD release in April 2004 and cable TV release currently scheduled for October 2004 as well as broadcast television releases presently scheduled for Summer 2005. However, no assurance can be given that these revenue projections will be realized. See "Risk Factors."

       In June 2000, we entered into five long-term credit facilities, pursuant to which we borrowed $750,000. The balance on these notes at April 30, 2004 is $256,886. The maturity date on these notes has been extended beyond its original maturity date and is due and owing as of June 29, 2004.

       In April 2002, we entered into a license and development agreement with Adaptive Networks, Inc., which included development services relating to our FPGA-based prototype. We agreed to pay Adaptive an aggregate of $1,559,000 for these services. The remaining balance due to Adaptive under the license and development agreement was paid in full. In April 2002, in consideration of the grant of a technology license from Adaptive Networks, Inc., we assumed certain debt obligations of Adaptive to Zaiq Technologies, Inc. ("Zaiq"), a stockholder. We then issued 3,192 shares of Series B Preferred Stock, valued at $3,192,000, with a liquidation preference of $1,000 per share, and paid $250,000 in cash to Zaiq in satisfaction of the Zaiq debt. We must offer to redeem all of the Series B Preferred Stock if we close a corporate transaction resulting in a change of control or a financing transaction of at least $15 million. If we close a financing transaction of at least $3 million but less than $15 million, we must offer to redeem a portion of the Series B Preferred Stock based on a fraction, the numerator of which is the cash proceeds we receive in the financing transaction and the denominator of which is $15 million. We are also required to offer to redeem the outstanding Series B Preferred Stock in eight equal quarterly payments beginning March 31, 2005 and ending December 31, 2006.

       In July 2002, we borrowed $500,000 from the Charles R. Cono Trust. These borrowings are unsecured and bear interest at 10% per annum. Principal and accrued interest are payable three days after we receive a written demand for payment. The balance on this note at April 30, 2004 is $483,425.

       On October 31, 2003 we entered into a 7% convertible debenture agreement in the amount of $300,000. The debenture was convertible into Common Stock at $.26 per share and was scheduled to come due April 30, 2004. The Company also issued warrants to the debenture holder at a strike price of $.15 per share, subject to cashless exercise rights. The debenture was subsequently paid in January 2004 from the proceeds of the first installment of the Convertible Debentures. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."


       As of December 31, 2003, we entered into an agreement with certain persons who are selling stockholders included in this Prospectus pursuant to which we sold to them $1,000,000 in aggregate principal amount of our Convertible Debentures. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS" These holders agreed to purchase an additional $1,000,000 in principal amount of the Convertible Debentures not later than five days after the effective date of such Registration Statement. See "RISK FACTORS." We issued, as of December 31, 2003, Convertible Debentures in the principal amount of $1,000,000 due December 31, 2006. In April 2004, we issued Convertible Debentures in the principal amount of $100,000 due April 2007 to certain holders of Convertible Debentures who waived the Registration Statement effectiveness condition. In May 2004, we issued Convertible Debentures in the principal amount of $250,000 due May 2007 to other holders of the Convertible Debentures who also waived the Registration Statement effectiveness condition. In June 2004, the SEC advised the Company that it may not include in the Registration Statement any of the shares underlying the Debentures issued after the filing of such registration statement in February 2004. As an effective Registration Statement covering the shares underlying all of the Debentures already issued as well as those contemplated to be issued following the effectiveness of the Registration Statement is a condition to the investors' purchase of the Debentures, the Company does not anticipate that it will be placing any additional Debentures in connection with this transaction. Accordingly, this Registration Statement (of which this Prospectus is a part) covers only the shares underlying the Debentures issued as of December 2003, as well as the corresponding warrants. The Debentures are convertible into Common Stock at $.15 per share. As part of this transaction, we issued in December 2003 warrants to purchase 6,666,667 shares of Common Stock, in April 2004, issued warrants to purchase 666,667 shares of Common Stock, and in May 2004, issued warrants to purchase 1,666,667 shares of Common Stock, in each case at a per share exercise price of $.25, subject to cashless exercise provisions. In addition, our board of directors authorized the issuance of 666,666 shares of our Common Stock valued at $153,333 of which 50% is to be issued to Chairman of the Board and the remaining 50% to our Chief Executive Officer. The value of such shares was charged to operations during the quarter ended January 31, 2004.

       We need to raise a minimum of $400,000 on an immediate basis in order to maintain our operations as presently conducted through fiscal 2004. If we are unable to raise this amount, we will not be able to maintain operations as presently conducted and may cease operating as a going concern. Unless the Entertainment Business generates revenues, we will need to raise an additional $3 million to $4 million to realize our business plan as contemplated and complete the design and testing of a commercially deployable version of the Semiconductor Technologies and its eventual commercialization.

       We have no commitments for any such financing, and there can be no assurance that additional capital will be available to us on commercially acceptable terms or at all. Management also intends to attempt to raise funds through private sales of Common Stock and borrowings. The inability to obtain such financing will have a material adverse effect on our business, its operations and future business prospects. It is also anticipated that any successful financing will have a significant dilutive effect on existing stockholders.

       However, funding for our operations has become more difficult to secure and more expensive than in prior periods due to the current economic and stock market climate, our recent stock price and market volatility, and general market conditions in the semiconductor and telecommunications industries. We continue to curtail expenses in many areas in an effort to control costs. During year ended October 31, 2003, we cut cash outlays costs by approximately $100,000 per month primarily by the elimination of two executive level positions, the reduction in expenditures as we completed required payments to Adaptive Networks, the reduction in directors and officers insurance premiums and the curtailing of travel and entertainment. We believe that these monthly savings are sustainable for the foreseeable future. Although we anticipate that we will need to retain additional employees and other personnel in order to achieve the commercialization of our Semiconductor Technologies, the retention of any additional employees is subject to our raising additional capital.


GOING CONCERN CONSIDERATION

       We have continued losses in each of our years of operation, negative cash flow and liquidity problems. These conditions raise substantial doubt about our ability to continue as a going concern. The independent registered public accounting firm's report accompanying our financial statements for the year ended October 31, 2003, includes an explanatory paragraph relating to the uncertainty of our ability to continue as a going concern, which may make it more difficult for us to raise additional capital. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of reported assets or liabilities should we be unable to continue as a going concern.


       We have been able to continue based upon our receipt of funds from the issuance of equity securities and borrowings, and by acquiring assets or paying expenses by issuing stock. In April and in May 2004, we raised net proceeds of approximately $305,000 upon the purchase by holders of the Convertible Debentures of an aggregate of $350,000 in principal amount of Convertible Debentures that these holders were obligated to purchase following the effectiveness of the Registration Statement of which this Prospectus is a part. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." Our continued existence is dependent upon our continued ability to raise funds through the issuance of our securities or borrowings, and our ability to acquire assets or satisfy liabilities by the issuance of stock. See "RISK FACTORS."

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS


       In January 2003, the FASB issued Interpretation Number 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). This interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interests. FIN No. 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN No. 46 and issued Interpretation Number 46(R), "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN No. 46(R)"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN No. 46(R) is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public small business issuers' entities is required in all interim and annual financial statements for periods ending after December 15, 2004. The adoption of FIN No. 46(R) is not expected to have an impact on the Company's consolidated financial position, results of operations or cash flows.


                                    BUSINESS.

GENERAL


       We are developing advanced transmission technology to enable data to be transmitted across copper telephone wire at speeds and over distances that exceed those offered by leading DSL technology providers. We intend to market this novel technology to leading equipment makers in the telecommunications industry. Our technology is designed to substantially increase the capacity of existing copper telephone networks, allowing telephone companies to provide enhanced video, data and voice services over the existing copper telecommunications infrastructure. The proprietary equipment, components and related technologies and semiconductor hardware and software products that we are designing, developing and testing will be referred to throughout this Prospectus as the "Semiconductor Technologies."

       Through our wholly-owned subsidiary, NV Technology, we intend to design, develop, manufacture and license semiconductor hardware and software products based upon our Semiconductor Technologies. We believe that system-level products that use this set of technologies will have a significant advantage over existing forms of broadband technologies, such as DSL, by providing faster transmission speed capability and by increasing the transmission distance capability. We are currently in the process of completing the development of a commercial beta version of the chipset containing our Semiconductor Technologies for use and evaluation by prospective customers.

       Through our wholly owned subsidiary, NV Entertainment, we recognized in the year ended October 31, 2003, gross profit from the revenues from the hit feature-length documentary, STEP INTO LIQUID. According to its distributor, Artisan Pictures, the Film has grossed $3.7 million since its US theatrical release in August 2003. It is now in theatrical distribution internationally, and the DVD was released in the US in April 2004.


       Our executive offices are located at 5920 Friars Road, Suite 104, San Diego, California, and our telephone number at that address is (619) 692-0333. Our Internet address is WWW.NEWVISUAL.COM. The information contained in such website is not, and should not be deemed to be, a part of this Prospectus.

OUR TELECOMMUNICATIONS BUSINESS

THE BROADBAND BOTTLENECK


       In recent years, demand has increased significantly for high-speed access to multimedia information and entertainment content, consisting of voice, video and data. Both consumers and businesses are increasingly seeking high-speed broadband access in order to take advantage of the dramatic growth of the Internet and increased use of the World Wide Web for communicating and accessing information, e-commerce, and bandwidth-intensive applications such as video-conferencing, gaming, data-mining, image processing, distance learning, streaming audio/video, multimedia broadcasting and telecommuting and networking between branch offices. Rapid growth in the number of Internet users and the demand for this type of content has created bottlenecks on existing communications networks, especially over the "last mile" of the legacy communications infrastructure. The "last mile" generally refers to the distance or connection between the edge of the high-capacity network and the device or premises of the end user. Generally speaking, the "last mile challenge" refers to the bottleneck that occurs where the high-speed capability of the fiber optic network meets the low-speed capacity of the local copper-based network.


       As the volume of traffic has increased, consumers have become increasingly frustrated with the performance of telephone dial-up connections that are typically limited to data rates of 28.8 kilobits per second ("kbps") to 56 kbps. At the same time, network providers and content developers are offering more and more data-intensive applications, driving demand for bandwidth. Businesses also are seeking faster access to broadband content as the convergence of voice, video and data, and increasing volumes of electronic traffic, have placed new demands on existing technologies and infrastructures.


       In response to the challenge to provide high-speed access for both consumers and businesses, telephone companies and other telecommunications service providers have been upgrading their networks so as to significantly increase data transmission speeds beyond the 56 kbps capacity. Nonetheless, given the nature of the copper based networks, the increased data transmission speeds do not approach DSL services or those needed to address consumer demand. Our Semiconductor Technologies are designed to increase data transmission speeds and distances beyond those achieved by DSL by use of the existing telephone network system.


BROADBAND OPPORTUNITIES OVER METALLIC MEDIA

       We believe the value of the existing telephone wire network is directly related to the amount of bandwidth at its disposal. We also believe there are substantial business opportunities for companies that can develop technologies that increase the bandwidth of this network, enabling telephone network operators to increase their offering of services and reduce the cost of network upgrades. Worldwide, this network contains over 950 million copper lines, and currently delivers to end users most of the world's telephone traffic and much of its broadband access. Virtually every home and business in the United States is served with an existing copper wire connection.

       We believe that the existing worldwide copper wire base offers significant advantages over alternative networks as a medium for providing broadband access:

       LOW COST DEPLOYMENT. First, these solutions enable the service provider to leverage a huge existing infrastructure, avoiding the high costs associated with replacing the local loop with fiber, laying new cable or upgrading existing cable connections, or deploying relatively new wireless or satellite communications technologies. Because DSL uses the existing local loop, it can be less expensive to deploy than other high-speed data transmission technologies.

       LIMITED SERVICE DEGRADATION AND IMPROVED SECURITY OVER ALTERNATIVE TECHNOLOGIES. In contrast to cable delivery systems, DSL is a point-to-point technology that connects the end user to the service provider's central office or to an intermediate hub over copper telephone wire. DSL therefore does not encounter service degradation as other subscribers are added to the system, and allows a higher level of security. Alternative technologies, such as cable, are shared systems and may suffer degradation and increased security risk as the number of end users on the system increases.

       RAPID DEPLOYMENT. Because virtually every home and business in the United States, and many throughout the world, have installed copper telephone wire connections, copper wire-based broadband solutions can be rapidly deployed to a large number of potential end users.

NV TECHNOLOGY'S SOLUTION

       We are developing an advanced transmission technology to enable data to be transmitted across copper telephone wire at faster speeds and over greater distances than is presently offered by leading DSL technology providers. Our technology, using the name Embarq(TM), offers significant improvements over existing broadband technologies by optimizing the bandwidth used and taking advantage of dynamic changes in the available signal to noise ratio ("SNR"). Bandwidth is maximized by dynamically operating as close as possible to the available bandwidth, specifically by taking advantage of dynamic improvements in the SNR. Telephone wiring has a static, known function of attenuation versus frequency, while there are dynamic characteristics that present both significant and exploitable dynamic changes during transmission. The NV Technology solution takes advantage of these exploitable characteristics, resulting in dramatically improved achievable throughput.

       In April 2002, we entered into a development and license agreement with Adaptive Networks, Inc. ("ANI") to acquire a worldwide, perpetual license to ANI's Powerstream technology, intellectual property, and patent portfolio for use in products relating to all applications in the field of the copper telephone wire telecommunications network. ANI is engaged in the research, development and sales of silicon embedded networking technology of use in wiring environments. Powerstream technology refers to technologies that enable data transmission across wiring infrastructures inside buildings. Under the agreement with ANI, we have rights to approximately seven patents pertaining to methodologies for modifying data in order to transmit it more efficiently on metallic media. The licensed technology provides the core technology for our Semiconductor Technologies.


       ANI is providing continuing software development services to the Company in connection with the work on the commercial beta version of the chipset. Additional development services and testing, to be performed principally by ANI, are necessary to complete development of a beta version of the Semiconductor Technologies that we can present to potential customers and industry partners. In consideration of services provided to date and licenses granted, we remitted to ANI an aggregate payment of $5,571,000. ANI is also entitled to a percentage of any net sales of products sold by us and any license revenue we receive.

       In December 2002, we completed the demonstration of the Semiconductor Technologies with a leading telephone company and a select target customer. In the demonstration, equipment enhanced by our Semiconductor Technologies achieved data speeds of 100 megabits per second.

       At the present time, we are working to complete a commercially deployable version of the chipset containing the Semiconductor Technologies. This process involves several steps. Initially, we will need to complete a beta version of the chipset of the Semiconductor Technologies for evaluation by potential customers and industry partners. We plan to present this beta version to a select base of potential customers and equipment providers for use in limited deployments. Once this stage is completed, we intend to complete a version that can be commercially deployed. We believe that the process of commercialization will entail extensive field testing and pilot deployments with selected telecommunications equipment providers to arrive at a commercially deployable version.

       We estimate that it will cost approximately $1.5 million to complete a beta version of the chipset. Subject to raising the needed capital, we estimate that we will complete a beta version by the end of fiscal 2005. Thereafter, we estimate that we will need an additional $1 million and six to eight months to complete a commercially deployable version that can be presented to potential customers and industry partners. Thereafter, we estimate that we will need an additional $1 million to commence sales and marketing activities. We presently do not have the capital resources to undertake any of these steps and do not have any commitments for any funds. No assurance can be provided that we will be able to raise the needed funds (or any) on commercially acceptable terms or at all. Additionally, the complexity of the Semiconductor Technologies could result in unforeseen delays or expenses in the commercialization process. Even if the Company is able to raise additional necessary funds, there can be no assurance that the Company will be able to successfully commercialize the Semiconductor Technologies. We also presently have no agreements for any of the pilot deployment or extensive field testing that we anticipate will precede the completion of a commercially deployable version of the Semiconductor Technologies. See "RISK FACTORS."

OUR BUSINESS STRATEGY

       Our goal is to become a leading broadband enabling equipment designer and provider for telephone companies. Our immediate goal is to complete the design and testing of a beta version of our Semiconductor Technologies. See "RISK FACTORS."


       We believe that the most prudent strategy for deploying the Semiconductor Technologies will involve licensing, equipment sales in the form of evaluation units for field trials, and integrated circuit ("IC") sales in the form of Application Specific Integrated Circuits ("ASICs"). We intend to ultimately produce a small, inexpensive chipset design that can be mass-produced with a high degree of economic reliability. However, our business is subject to many risks. When and if our Semiconductor Technologies reach commercialization, we expect to generate revenues from one or more of the following:

       o joint venture manufacturing relationships with equipment makers and/or chip makers;
       o      manufacture and sale of IC's; and/or
       o      licensing our IC "recipe" to chip makers.

       We presently have no agreement with any third party respecting any revenue generating arrangement relating to out Semiconductor technologies and no assurance can be provided that we will in fact be able to enter into such agreements or arrangements on terms that are commercially acceptable to us. Our success in successfully concluding any revenue generating commercial agreement is premised, in part, on the integration of our Semiconductor technologies by one or more of leading telecommunications equipment and data providers of our Semiconductor Technologies into its product offerings. However, no assurance can be provided that we will in fact successfully complete the design and development of our Semiconductor technologies or that subsequent testing and field trials will prove successful and, even if successful, that our Semiconductor Technologies will in fact be deployed with a commercially successful product offering.

       As we have been focused on the design and development of our Semiconductor technologies, we presently have a limited marketing capability. However, as we approach commercialization of the Semiconductor Technologies, we anticipate that we will need to expand our marketing capability.

COMPETITION


       The market for high-speed telecommunications products is highly competitive, and we expect that it will become increasingly competitive in the future. Our competitors, including Conexant, Alcatel, PMC-Sierra, Texas Instruments, Motorola, Metalink, Broadcom, Infineon Technologies and others, have developed and are currently marketing technologies that also address the existing technical impediments of using existing copper networks as broadband options or are otherwise substantially similar to our Semiconductor Technologies. Our competitors include some of the largest, most successful domestic and international telecommunications companiesand other companieswith well-established reputations in the broadband telecommunications industry. Our competitors possess substantially greater name recognition, financial, sales and marketing, manufacturing, technical, personnel, and other resources than we have. These competitors may also have pre-existing relationships with our potential customers. These competitors may compete effectively with us because in addition to the above-listed factors, they more quickly introduce new technologies, more rapidly or effectively address customer requirements or devote greater resources to the promotion and sale of their products than we do. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so. In all of our target markets, we also may face competition from newly established competitors, suppliers of products based on new or emerging technologies, and customers who choose to develop wire based solutions that are functionally similar to the Semiconductor Technologies.


       We believe we will be able to compete with these companies because the Semiconductor Technologies are designed to increase the data transfer rates of broadband transmission over copper telephone wire at rates not yet achieved by competing wire based technologies.

       Although we believe we will be able to compete based on the special features of the Semiconductor Technologies, products containing these technologies will incorporate new concepts and may not be successful even if they are superior to those of our competitors. In addition to facing competition from providers of DSL-based products, the Semiconductor Technologies will compete with products using other broadband technologies, such as cable modems, wireless, satellite and fiber optic telecommunications technology. Commercial acceptance of any one of these competing solutions could decrease demand for the Semiconductor Technologies.

       We also face competition from new technologies that are currently under development that may result in new competitors entering the market with products that may make ours obsolete. We cannot entirely predict the competitive impact of these new technologies and competitors.

PROPRIETARY RIGHTS

       We currently rely on a combination of trade secret, patent, copyright and trademark law, as well as non- disclosure agreements and invention-assignment agreements, to protect the technologies used in the Semiconductor Technologies and other proprietary information. However, such methods may not afford complete protection and there can be no assurance that other competitors will not independently develop such processes, concepts, ideas and documentation. We have filed a provisional patent application in the United States with respect to the different applications on how data is transmitted and received on metallic transmission media. In addition, certain of the technologies included in the Semiconductor Technologies were invented or are owned by third parties, including ANI. New Visual is the licensee of the technologies under patents held by ANI, through licenses that generally remain in effect for the life of the applicable patent. ANI generally maintains, at its expense, U.S. and foreign patent rights with respect to both the licensed technology and its own technology and files and/or prosecutes the relevant patent applications in the U.S. and foreign countries. We also rely upon trade secrets, know- how, continuing technological innovations and licensing opportunities to develop our competitive position. Our policy is to protect our technology by, among other things, filing, or requiring the applicable licensor to file, patent applications for technology that we consider important to the development of our business. We intend to file additional patent applications, when appropriate, relating to our technology, improvements to its technology and to specific products we develop.

       Our policy is to require our employees, consultants, other advisors, as well as software design collaborators, to execute confidentiality agreements upon the commencement of employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions conceived by the individual in the course of their employment or consulting relationship shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for trade secrets in the event of unauthorized use or disclosure of such information.

MANUFACTURING AND SUPPLIERS

       We intend to contract with third party manufacturers to produce products utilizing the Semiconductor Technologies and will rely on third party suppliers to obtain the raw materials essential to our products' production. Manufacturing of products utilizing the Semiconductor Technologies will be a complex process and we cannot assure you that we will not experience production problems or delays. Any interruption in operations could materially and adversely affect our business and operating results.

       There may be a limited number of suppliers of some of the components necessary for the manufacture of products utilizing the Semiconductor Technologies. The reliance on a limited number of suppliers, particularly if such suppliers are foreign, poses several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing, quality and timely delivery of components. We cannot assure you that we will be able to obtain adequate supplies of raw materials. Certain key components of the Semiconductor Technologies may involve long lead times, and in the event of an unanticipated increase in the demand for our products, we could be unable to manufacture certain products in a quantity sufficient to satisfy potential demand. If we cannot obtain adequate deliveries of key components, we may be unable to ship products on a timely basis. Delays in shipment could damage our relationships with customers and could harm our business and operating results.

GOVERNMENT REGULATION

       The Semiconductor Technologies is subject to extensive regulation by federal and state agencies, including the Federal Communications Commission (the "FCC"), and various state public utility and service commissions. There are some regulations pertaining to the use of the available bandwidth spectrum at present that have been interpreted by our target customers as discouraging to the technical innovations that we are bringing to market, though we do not believe this to be the case. Further, regulations affecting the availability of broadband access services generally, the terms under which telecommunications service providers conduct their business, and the competitive environment among service providers, for example, could have a negative impact on our business.

OUR FILM

       In April 2000, we entered into a joint venture production agreement to produce a feature length surfing documentary for theatrical distribution marketed under the name STEP INTO LIQUID. We are a fifty-percent owner of Top Secret Productions, LLC, producer of the Film. Artisan Pictures is distributing the Film in the United States and Canada. The co-production agreement includes a substantial print and advertising promotional commitment for the theatrical release, distribution fees, performance-driven minimum guarantees for the theatrical and video/DVD releases, a modest cash advance and a 10-year license. Under the terms of our joint venture, we agreed to finance the production of the Film for up to $2,250,000. We will receive all net profits generated by the Film until we recover 100% of our initial investment. After we recoup our investment in the venture, 50% of the net profits generated by the Film will be paid to us.


       The Film opened its theatrical run in Hawaii, New York and Los Angeles on August 8, 2003 and played in more than 100 theaters across the United States during its 5-month domestic theatrical run. According to the Film's distributor, the gross per theater average for the opening weekend was more than $27,000, which ranked the Film among the best performing independent films of 2003 in terms of opening weekend gross per theater average (as reported on boxofficemojo.com). According to the Film's distributor, the estimated cumulative total box office revenues for the Film's domestic theatrical run, generated by widening the release to more theaters, amounted to approximately $3,681,000. According to the Film's distributor, additional international guarantee fees received as of April 30, 2004 amounted to approximately $165,000. We recorded revenues of $550,823 respect of the film through April 30, 2004. As of April 30, 2004, our remaining investment in the Film is approximately $2,056,00, which amount we believe we will be able to recover.

       Our belief as to the recoverability in the future of our remaining investment in the Film is based on information primarily provided by the Film's distributor. These include the distributor's estimates of the Film's DVD roll-out, which was released in April 2004, and cable TV and broadcast television releases, presently scheduled for October 2004 and Summer 2005, respectively, as well as the Film's foreign theatrical run, which began in Australia and New Zealand in January 2004 and will continuing throughout 2004 in Japan, Brazil, Norway and Sweden. While management believes that the assumptions underlying its beliefs are reasonable, no assurance can be given that in fact these beliefs will prove correct. See "Risk Factors." In February 2004, we provided to investors revenue guidance, based on information then provided by the Film's distributor, of gross revenues of at least $20 million for the Film and of our receipt of distributions during fiscal 2004 of at least $3.8 million. Based on the actual receipt of distributions through the six months ended April 30, 2004, the rate at which distributions are being made and information supplied by the Film's distributor during June 2004, management is currently unable to estimate or project any specific estimate of Film distributions during fiscal 2004.


RESEARCH & DEVELOPMENT


       The Company out-sources all of its remaining development activities with respect to the Semiconductor Technologies to independent third party developers. During fiscal years 2003 and 2002 we expended $118,000 and $1,299,000, respectively, on research and development in respect of the work on the beta version of our Semiconductor Technologies. Research and development expenditures for the year ended 2002 were higher than those for the year ended 2003 primarily as a result of the capitalization of $1,559,000 payable under the Company's development and licensing agreement with ANI. Accordingly, the fees paid to ANI are not included in research and development costs.

OUR EMPLOYEES

       We currently have four full-time employees and one part-time employee. We may, from time to time, supplement our regular work force as necessary with temporary and contract personnel. None of our employees are represented by a labor union.

       We anticipate that we will need to retain additional employees and other personnel in order to achieve the commercialization of our Semiconductor Technologies. The retention of additional employees is subject to our raising additional capital.

       Our future performance depends highly upon the continued service of the senior members of our management team.

       We believe that our future success will also depend upon our continuing ability to identify, attract, train and retain other highly skilled managerial, technical, sales and marketing personnel. Hiring for such personnel is competitive, and there can be no assurance that we will be able to retain our key employees or attract, assimilate or retain the qualified personnel necessary for the development of our business.

                             DESCRIPTION OF PROPERTY

       We do not own any real property. Our corporate headquarters are located at 5920 Friars Road, Suite 104, San Diego, California. This property is occupied under a five-year lease that commenced on February 1, 2000. The current monthly rental under the lease is $5,065. Subsequent to October 31, 2003, we decided to move our corporate headquarters to Portland, Oregon. We anticipate that the relocation to Portland will be completed in the course of fiscal year 2004, subject to our raising needed financing. See "RISK FACTORS." We intend to try and sublet the premises upon the completion of the relocation

       In anticipation of moving our corporate headquarters to Portland, Oregon, we have leased 1,000 square feet of space on a month-to-month basis in Portland.

                                LEGAL PROCEEDINGS

       We are not subject to any legal proceedings that would have a material impact on our financial condition, results of operations, business or prospects.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

       The names, ages and positions of our directors, executive officers and key employees are as follows:

NAME                  AGE          POSITION
----                  ---          --------

Brad Ketch            42     President, Chief Executive Officer, Principal
                             Financial Officer and Director

Ray Willenberg, Jr.   52     Chairman of the Board and Executive Vice
                             President

Ivan Berkowitz        56     Vice Chairman of the Board

Bruce Brown           66     Director

Thomas J. Cooper      54     Director

John Howell           58     Director

       The business experience, principal occupations and employment, as well as the periods of service, of each of our directors and executive officers during at least the last five years are set forth below.

       BRAD KETCH. Mr. Ketch has served the Company in various roles since March 2002. In March 2002, Mr. Ketch became a consultant with us on our broadband technology and served in that capacity until July 2002, when he became our Chief Marketing Officer. He has served as our President and Chief Executive Officer, as well as a director, since December 2002. With over 18 years experience creating shareholder value through broadband telecommunications products and services, Mr. Ketch, from October 2001 to March 2002, served as CEO of Kentrox LLC, a manufacturer and marketer of data networking equipment. At Kentrox, Mr. Ketch was responsible for a company with 260 employees and $90 million in annual revenues. From January 2001 to October 2001 Mr. Ketch implemented strategic plans for telecom service providers and equipment manufacturers through his telecommunications consulting company, Brad Ketch & Associates, of which he was founder and President. From February 1999 to January 2001 he was Senior Vice President of Sales and Marketing for HyperEdge Corporation, a company he co-founded. HyperEdge acquired and integrated broadband access equipment manufacturers to further enable service providers to deliver broadband access to the "Last Mile." From August 1997 through February 1999, Mr. Ketch implemented strategic business and technical plans for competitive local exchange carrier network access and created products targeted at the incumbent local exchange carrier market as a consultant to various telecommunications companies as a consultant with Brad Ketch & Associates. Prior to August 1997 he served in various capacities at Nortel, Advanced Fibre Communications and Cincinnati Bell. Mr. Ketch has a Bachelor of Arts degree in Economics from Wheaton College and a MBA from Northwestern University.

       RAY WILLENBERG, JR. Mr. Willenberg served as our President, Chief Executive Officer and Chairman of the Board from April 1997 to March 2002, and was elected a director in October 1996. Mr. Willenberg joined us as Vice President and corporate Secretary in 1996. He currently serves as our Executive Vice President and Chairman of the Board of Directors. From 1972 to 1995, Mr. Willenberg was Chief Executive Officer of Mesa Mortgage Company in San Diego, California.

       IVAN BERKOWITZ. Mr. Berkowitz has served as a member of our board of directors since August 2000 and was named Vice Chairman of the Board in June 2001. Since 1993, Mr. Berkowitz has served as the managing general partner of Steib & Company, a privately held New York-based investment company. Currently, Mr. Berkowitz serves on the board of directors of ConnectivCorp, a deep content provider that facilitates online connections between consumers and health-oriented companies. Since 1989, Mr. Berkowitz has served as President of Great Court Holdings Corporation, a privately held New York-based investment company. Mr. Berkowitz holds a B.A. from Brooklyn College, an MBA from Baruch College, City University of New York, and a Ph.D. in International Law from Cambridge University.

       BRUCE BROWN. Mr. Brown has served as a member of our board of directors since June 2000. Over the past 30 years, Mr. Brown has been an independent director and producer of motion pictures. He was nominated for an Academy Award in 1971 for directing "ON ANY SUNDAY," a motorcycle adventure film starring Steve McQueen. Mr. Brown has earned worldwide distinction as the director and producer of the first of its kind documentary, "ENDLESS SUMMER," which is the second highest grossing documentary film of all time. Its sequel, "ENDLESS SUMMER 2," also directed by Mr. Brown, grossed more than $10 million in its first year of theatrical distribution. Mr. Brown has collaborated with us to produce the Film. Mr. Brown's other movie credits include "SLIPPERY WHEN WET," "SURFIN' SHORTS," "SURF CRAZY," "SURFIN' HOLLOW DAYS," "BAREFOOT ADVENTURE" and "WATERLOGGED."

       THOMAS J. COOPER. Mr. Cooper has served as a member of our board of directors since March 2002. From June 1 to December 2, 2002, Mr. Cooper served as our President and Chief Executive Officer. Mr. Cooper has been engaged in the development, creation and management of global sales and marketing platforms for businesses operating in the areas of high technology, real estate, office automation, and telecommunications for the past 30 years. From 1994 to 2002, Mr. Cooper served in various high-ranking positions at Conexant(formerly Virata), most recently as Senior Vice President, Corporate Development (from July 1999 to February 2002), where he was responsible for the development and implementation of long range growth strategies, including defining global partnership initiatives; identifying potential acquisition and joint venture candidates; and directing strategic investment of corporate capital into select ventures in which the company acquired minority stakes. From 1994 until 1999, Mr. Cooper served as Virata's Senior Vice President, Worldwide Sales and Marketing, where he oversaw all aspects of the company's product sales and marketing, corporate marketing/communications and public relations. During his tenure, Virata grew its revenues from $8.9 million in 1998, $9.3 million in 1999, and $21.8 million in 2000, to over $120 million in 2001.

       Prior to joining Virata, Mr. Cooper served in senior sales and management positions at Hewlett-Packard, Trammell Crow Company, Rubloff, Inc., Network Equipment Technologies and Pedcom, Inc. He also has seven pending U.S. patents for networking method or product. Mr. Cooper also serves on the boards of directors of Bsafeonline.com, Inc., a distributor of Internet filtering and security applications, and RolaTube Technology, Ltd., the developer and patent-holder of a new materials technology called Bi-stable Reeled Composite
(BRC) technology, which is headquartered in the United Kingdom. After earning a Bachelor of Arts degree from Hamilton College, Mr. Cooper graduated MAGNA CUM LAUDE from the University of Toledo, where he earned his MBA.

       JOHN HOWELL. Mr. Howell has served as a member of our board of directors since April 2000 and was our Executive Vice President from July 2000 until October 2002. In October 2002, Mr. Howell was named Executive Vice President of Kingdom Ventures, Inc., a manufacturer and global distributor of products and services primarily marketed to the faith-based consumer. Mr. Howell also serves as a director of Kingdom Ventures, Inc. From January 1998 until October 1998, Mr. Howell served as Vice President of TeraGLOBAL Communications Corp., a manufacturer of hardware for the convergence of voice, video and data. From 1997 to 1998, Mr. Howell was Chief Executive Officer of EVERSYS Corporation, a manufacturer of computer equipment for the local area network. Mr. Howell has a Bachelor of Science degree in Aerospace Engineering from Oregon State University.


       Mr. Jim Cruckshank served as our Chief Financial Officer from December 2003 to February 2004, when he resigned from his position with the Company. Mr. Cruckshank resigned to pursue other interests.


BOARD OF DIRECTORS; ELECTION OF OFFICERS

       All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Any vacancy occurring in the Board of Directors may be filled by the shareholders, the Board of Directors, or if the Directors remaining in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of the Directors remaining in office. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office. Any directorship filled by reason of an increase in the number of directors shall expire at the next shareholders' meeting in which directors are elected, unless the vacancy is filled by the shareholders, in which case the term shall expire on the later of (i) the next meeting of the shareholders or (ii) the term designated for the director at the time of creation of the position being filled.

       Our executive officers are elected by and serve at the pleasure of our Board of Directors.

                             EXECUTIVE COMPENSATION

       The following table sets forth all compensation for each of the last three fiscal years awarded to, or earned by, our Chief Executive Officer and to all other executive officers serving as such at the end of 2003 whose salary and bonus exceeded $100,000 for the year ended October 31, 2003 or who, as of October 31, 2003, was being paid a salary at a rate of $100,000 per year.

                           Summary Compensation Table

                                                             Restricted   Securities
Name and Principal                            Other Annual     Stock      Underlying
Position(s)              Year     Salary      Compensation    Award(s)     Options
---------------------    ----   -----------   ------------   ----------   ------------
Brad Ketch               2003   $   268,833(2)  $     --           --       1,500,000
President and            2002        60,000           --           --         455,000
Chief Executive          2001            --           --           --              --
Officer(and Principal
Financial Officer) (1)

Ray Willenberg, Jr.      2003       201,713(4)        --           --              --
Chairman of the          2002       258,406(5)        --           --         350,000
Board, Chief             2001       229,167           --           --          20,000
Executive Officer,
President and
Executive Vice
President (3)

C. Rich Wilson III       2003       156,083           --           --              --
Former Vice              2002       166,329(7)    91,875(8)        --         600,000
President and            2001       149,580           --           --          20,000
Secretary (6)

Thomas J. Sweeney        2003       129,848           --           --              --
Former Chief             2002       133,455(10)       --           --              --
Financial Officer (9)    2001        82,294           --           --              --

Thomas J. Cooper         2003        71,424           --           --              --
Former Chief             2002       129,500(12)       --           --       2,000,000(13)
Executive Officer (11)   2001            --           --           --              --


(1) Mr. Ketch was appointed Chief Executive Office on December 2, 2002.

(2) Includes $43,000 in earned, but deferred payroll unpaid as October 31, 2003. In December 2003, Mr. Ketch received 40,000 shares of our common stock in lieu of $10,000 of deferred payroll.

(3) Mr. Willenberg served as our President and Chief Executive Officer until June 1, 2002, when Mr. Cooper became Chief Executive Officer and Mr. Willenberg became Executive Vice President.

(4) Includes $28,106 in bonuses paid Mr. Willenberg per his employment agreement. Also includes $24,019 in earned, but deferred payroll unpaid as of October 31, 2003. The Company owed Mr. Willenberg $463,878 in unpaid bonuses as of October 31, 2003. In December 2003, Mr. Willenberg received 400,000 shares of common Stock in lieu of $100,000 of unpaid bonuses.

(5) Includes $14,250 in earned, but deferred payroll unpaid as of October 31, 2002.

(6) Mr. Wilson served as Voce President and Secretary from April 2000 until his resignation on from all positions with the Company on December 31, 2003.

(7) Includes $29,999 in earned, but deferred payroll unpaid as of October 31, 2002.

(8) Represents the issuance to Mr. Wilson in February 2002 of 250,000 shares of common stock valued at $0.37 per share.

(9) Mr. Sweeney served as Chief Financial Officer until his resignation on December 12, 2003. Mr. Sweeney's employment was at will.

(10) Includes $13,514 in earned, but deferred payroll unpaid as of October 31, 2002.

(11) Mr. Cooper served as our Chief Executive Officer from June 1, 2002 until December 2, 2002.

(12) Includes $62,500 in earned, but deferred payroll unpaid as of October 31, 2002 and $4,500 of consulting fees paid to Mr. Cooper prior to his employment with us.

(13) Includes 1,500,000 options cancelled pursuant to Mr. Cooper's Severance Agreement. See "Certain Relationships and Related Transactions - Thomas J. Cooper."

       In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of annual salary and bonuses for the named executive officers.

                                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                       Percent of Total
                Number of Securities   Options Granted     Exercise or                 Grant Date
                Underlying             To Employees In     Base Price     Expiration   Present
                Options Granted (#)    Fiscal Year         ($/Share)      Date         Value (1)
                --------------------   -----------------   ------------   ----------   ----------
Brad Ketch          1,500,000                 100%           $  0.64      12/03/2012   $  697,332

(1) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value for the options granted: expected life of this option of five years, volatility at 72.32% dividend yield of 0.0% and discount rate of 1.5%.

        AGGREGATE OPTIONS EXERCISED IN 2003 AND 2003 YEAR END OPTION VALUES

       The named executive officers did not exercise any stock options during the year ended October 31, 2003. The following table sets forth information as of October 31, 2003 concerning options held by the named executive officers.

                                                    Number of Securities          Value of Unexercised
                                                    Underlying Unexercised        In-The-Money
                                                    Options at Fiscal Year End    Options at Fiscal Year End
                                                    ---------------------------   ---------------------------
                      Shares
                      Acquired on
                      Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
                      ------------   ------------   -----------   -------------   -----------   -------------
Brad Ketch                    --              --       605,000       1,350,000     $      --       $      --
Ray Willenberg, Jr.           --              --     1,117,500           2,500            --              --
C. Rich Wilson III            --              --       742,500           2,500            --              --

Thomas J. Sweeney             --              --            --              --            --              --

       (1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock ($0.33) on October 31, 2003, as reported on the Over-The-Counter Market.

COMPENSATION OF DIRECTORS

       It is our policy to pay each outside director $2,000 for each meeting of our Board of Directors attended and for each committee meeting attended. During the year ended October 31, 2003, the directors waived their board meeting and committee meeting fees until the Company's financial condition improves. In addition, we have granted stock and stock options to the directors to compensate them for their services. Our directors are eligible to receive stock option grants under our 2000 Omnibus Securities Plan. During 2002, we granted Bruce Brown and Ivan Berkowitz, our non-employee directors, options to purchase 150,000 and 250,000 shares of our common stock, respectively at an exercise price of $0.42 per share. The options were all granted under our 2000 Omnibus Securities Plan and vested quarterly on April 30, 2002, July 31, 2002, October 31, 2002 and January 31, 2003. We reimburse our directors for reasonable expenses incurred in traveling to and from board or committee meetings.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

       BRAD KETCH. On December 2, 2002, we entered into an employment agreement with Brad Ketch pursuant to which Mr. Ketch was retained as our Chief Executive Officer. The agreement entered into with Mr. Ketch in December 2002 replaced the agreements previously entered into with Mr. Ketch (and discussed below) pursuant to which he was retained in various other capacities. Mr. Ketch's current agreement with us began on December 2, 2002 for a three-year term and provided for Mr. Ketch to receive an initial base salary of $250,000, with an annual bonus to be paid at the discretion of the Board of Directors in either cash or stock. In addition, the agreement provides for Mr. Ketch to receive an option to purchase 1,500,000 shares of our Common Stock at a per share exercise price of $0.64. The options vest in 12 quarterly installments of 125,000, beginning March 1, 2003.

       Mr. Ketch's agreement provided that he may be terminated for "cause," as defined in his employment agreement. If Mr. Ketch is terminated without "cause" or left New Visual for "good reason," each as defined in the agreement, he will receive a severance payment equal to two years of his base salary on the date of his termination. If Mr. Ketch is terminated without cause or with good reason within one year after a "change of control," as defined in the agreement, he will receive a severance payment equal to two years of his base salary and an amount equal to two times the amount of his last bonus received.

       Prior to our entering into the agreement with Mr. Ketch retaining his as our Chief Executive Officer, we entered into several agreements with him during fiscal year 2002. In March 2002, we entered into a one-year consulting arrangement with Mr. Ketch, in which we retained Mr. Ketch to provide consulting and advisory services with respect to our technology for transmitting high speed data over extended ranges of copper telephone wire. Pursuant to this consulting agreement, we agreed to pay Mr. Ketch $15,000 per month and granted him an option to purchase 50,000 shares of our common stock at an exercise price of $1.02 per share. The option was exercisable upon grant.

       In July 2002, we entered into an employment agreement and a second stock option agreement with Mr. Ketch whereby he become our Chief Marketing Officer. This employment agreement, which was for a three year term, began on July 1, 2002, and provided for a base salary of $15,000 per month, an annual bonus to be paid at the discretion of the Board of directors in either cash or stock, and a stock option grant of 405,000 shares, of which 105,000 vested on the date of grant. The remaining options vest quarterly, beginning on May 31, 2003, in equal amounts of 37,500 shares. These options have an exercise price of $1.09 per share.

       RAY WILLENBERG, JR. On February 11, 2000, we entered into an employment agreement with Ray Willenberg, Jr., our Chief Executive Officer during part of the 2002 fiscal year. The agreement began on April 1, 2000 for a three year term and provided for Mr. Willenberg to receive an initial base salary of $250,000, with annual increases of $50,000 each April. Mr. Willenberg agreed to forego this increase in both 2001 and 2002. On March 22, 2002, in connection with the hiring of Thomas J. Cooper as our Chief Executive Officer, we entered into a new employment agreement with Mr. Willenberg. Pursuant to this new agreement, Mr. Willenberg agreed to continue to serve as our Chief Executive Officer until June 1, 2002 and to serve as an Executive Vice President thereafter. Under the terms of the new agreement, Mr. Willenberg will continue to serve as our Chairman of the Board and as the President of our wholly-owned subsidiary, NV Entertainment, Inc. Mr. Willenberg is entitled to receive a base salary of $175,000 per year. He is also entitled to an annual bonus based upon the annual revenues we receive in connection with our feature film production, STEP INTO LIQUID, and the gross proceeds we receive from sales of our equity or debt securities obtained as a result of Mr. Willenberg's personal efforts.

       Mr. Willenberg may be terminated for "cause," as defined in his employment agreement. If Mr. Willenberg is terminated without "cause" or leaves New Visual for "good reason," each as defined in the agreement, he will receive a severance payment equal to two years of his base salary on the date of his termination. If Mr. Willenberg is terminated without cause or with good reason within one year after a "change of control," as defined in the agreement, he will receive a severance payment equal to two years of his base salary and an amount equal to two times the amount of his last bonus received.

       C. RICH WILSON III. On February 25, 2002, we entered into an employment agreement with C. Rich Wilson III to serve as our Vice President and Secretary. Mr. Wilson's agreement commenced March 1, 2002 and was for a one-year term, which provided for automatically renewals for successive one-year terms unless earlier terminated pursuant to the terms of the agreement or with 60 days notice prior to the end of its term. Under the agreement, Mr. Wilson's base salary was $160,000 per year. Mr. Wilson was also entitled to an annual bonus, payable in cash or stock, in the discretion of the Board, and an annual bonus based upon the annual revenues we receive in connection with the Film.

       Mr. Wilson agreement provided that he could be terminated for "cause" as defined in his employment agreement. If Mr. Wilson were terminated without "cause" or left the Company for "good reason," each as defined in the agreement, the agreement provided for him to receive a severance payment equal to the longer of that period of time remaining in his employment agreement or nine months. If Mr. Wilson were terminated without cause or with good reason within one year after a "change of control," as defined in the agreement, he was to receive a severance payment equal to two years of his base salary plus an amount equal to two times the amount of his last bonus received.

       Mr. Wilson resigned as Vice President, Secretary and as a member of the Board of Directors effective December 31, 2003. Upon his resignation Mr. Wilson received compensation through February 25, 2004, a stock grant of 333,333, 1% of the gross received by the Company from Top Secret Entertainment, LLC and he was allowed to retain his options until their scheduled expiration dates.

       THOMAS J. COOPER. On March 22, 2002, we entered into an employment agreement with Thomas J. Cooper to serve as our Chief Executive Officer commencing June 1, 2002. Mr. Cooper's agreement, which was for a three-year term, began on March 22, 2002 and was terminated on December 2, 2002. The agreement provided for Mr. Cooper to receive an annual base salary of $250,000 per year, commencing June 1, 2002. Prior to that date, the agreement provided for Mr. Cooper to receive a base salary of $125,000 per year. The agreement also entitled Mr. Cooper to an annual bonus, payable in cash or stock, in the discretion of the Board. In addition, the agreement provided for Mr. Cooper to receive an option to purchase 1,500,000 shares of our common stock. This option was terminated pursuant to our Separation Agreement with Mr. Cooper, which is described below under the heading "Certain Relationships and Related Transactions."

       Mr. Cooper's agreement provided that he could be terminated for "cause," as defined in his employment agreement. If Mr. Cooper were terminated without "cause" or left New Visual for "good reason," each as defined in the agreement, the agreement provided for him to receive a severance payment equal to two years of his base salary on the date of his termination. If Mr. Cooper were terminated without cause or with good reason within one year after a "change of control," as defined in the agreement, he was to receive a severance payment equal to two years of his base salary and an amount equal to two times the amount of his last bonus received.

       Mr. Cooper resigned as Chief Executive Officer for personal reasons effective December 2, 2002. The foregoing termination and severance provisions were not implicated by Mr. Cooper's resignation. In connection with his resignation, we entered into a Separation Agreement with Mr. Cooper. See "Certain Relationships and Related Transactions - Thomas J. Cooper." The Board and Compensation Committee believe the terms of the Separation Agreement were fair to both parties and in the best interests of the Company and its shareholders.

       BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS


       The following table sets forth information as of June 21, 2004, concerning all persons known by us to own beneficially more than 5% of our Common Stock and concerning shares beneficially owned by each director and named executive officer and by all directors and executive officers as a group. Unless expressly indicated otherwise, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned.

       In accordance with the rules of the SEC, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and common stock purchase warrants within 60 days of June 28, 2004. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. The address of each executive officer and director is c/o New Visual Corporation, 5920 Friars Road, Suite 104, San Diego, California 92108. We have calculated the percentages of shares beneficially owned based on 78,604,866 shares of common stock outstanding at June 28, 2004.

                                                                      SHARES BENEFICIALLY OWNED
                                                                      -----------------------------------
PERSON OR GROUP                                                       Number               Percent   (1)
-----------------------------------------------------------------     -----------------    --------------
Brad Ketch                                                            1,465,833  (2)          1.84%
Ray Willenberg, Jr.                                                   3,262,708  (3)          4.10%
C. Rich Wilson III                                                    1,424,875  (4)          1.80%
Thomas J. Cooper                                                        532,258  (5)              *
John Howell                                                             375,000  (6)              *
Bruce Brown                                                             174,000  (7)              *
Ivan Berkowitz                                                        1,331,875  (8)          1.68%

All executive officers and directors as a group (7 persons)           8,566,049  (9)         10.31%

Zaiq Technologies, Inc.                                               9,388,235  (10)        10.67%

*        Less than 1%.

(1) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2) Comprised of (i) 373,333 shares of Common Stock and (ii) 1,092,500 shares of Common Stock issuable upon exercise of options. Does not include 1,025,000 shares of Common Stock issuable upon exercise of options which are scheduled to vest over the next 21 months.

(3) Includes options to purchase 1,120,000 shares of Common Stock.

(4) Includes options to purchase 745,000 of Common Stock.

(5) Includes options to purchase 500,000 shares of Common Stock. Mr. Cooper resigned from the Company's employment in December 2002.

(6) Includes options to purchase 14,000 shares of Common Stock.

(7) Includes options to purchase 160,000 shares of Common Stock.

(8) Includes options to purchase 785,000 shares of Common Stock.

(9) Includes options to purchase an aggregate 5,405,000 shares of Common Stock.

(10) reflects Common Stock issuable on conversion of 3,192 shares of Series B Preferred Stock at an assumed conversion price of $ 0.00034 on April 20, 2004. The address of Zaiq Technologies, Inc. is 78 Dragon Court, Woburn, MA 01801.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       BRAD KETCH. On December 30, 2003 our Board of Directors authorized the issuance of 333,333 shares of our Common Stock to Mr. Ketch as a bonus for the time spent in connection with the December 2003 Securities Purchase Agreement.

       RAY WILLENBERG. On December 30, 2003 our Board of Directors authorized the issuance of 333,333 shares of our Common Stock to Mr. Willenberg as a bonus for the time spent in connection with the December 2003 Securities Purchase Agreement.

       THOMAS J. COOPER. On December 2, 2002, we entered into a Separation Agreement with Mr. Cooper relating to his resignation as our Chief Executive Officer. Mr. Cooper remains a director of the Company. Under the agreement, we reimbursed Mr. Cooper for expenses of $10,000 incurred during his employment and paid him deferred salary of $57,692.30 (the "Salary Payment") on or before March 31, 2003. The Salary Payment is payable in two installments, the first of which, totaling $10,000 was due and paid on or before February 15, 2003. The remainder of $47,692.30 was due on March 31, 2003 and, except for approximately $2,200, has been paid. Late payments are subject to an interest at a rate of 24% per year. We also agreed to continue Mr. Cooper's health insurance benefits for up to six months. Pursuant to the terms of the Separation Agreement, the 1,500,000 stock options granted to Mr. Cooper in connection with his role as Chief Executive Officer were terminated. Mr. Cooper retained other options previously granted to him and remains a director of the Company.

                              SELLING STOCKHOLDERS

       The following table sets forth the shares beneficially owned, as of January 1, 2004, by the selling stockholders prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in private placements in which each such selling stockholder advised us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities.

       Except for selling stockholders with an asterisk (*) next to their names, the selling stockholders acquired their beneficial interests in the shares being offered hereby in private placements described in this Prospectus under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

       Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, except for the selling stockholder with the pound sign (#) next to its name, each of the selling stockholders is subject to certain limitations on the conversion of its convertible debentures and the exercise of its warrants. Each of them provides that the conversion or exercise right is first available on the earlier of 65 days after the relevant debenture or warrant was originally issued or the effective date of the registration statement of which this Prospectus is a part. The other significant limitation is that such selling stockholder may not convert its debentures or exercise its warrants, if such conversion or exercise would cause such holder's beneficial ownership of our Common Stock (excluding shares underlying any of their unconverted debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of Common Stock immediately after the conversion or exercise.(If the holder subsequently disposes of some or all of its holdings, it can again convert its debenture or exercise its warrant, subject to the same limitation). Also, the table below also includes the number of shares which might be issuable on the occurrence of certain events, such as the accrual of interest, which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of Common Stock for some listed persons may include shares that are not subject to purchase during the 60-day period.


                                                                           Common Stock to be
                                                                           Beneficially Owned if
                                                                           All shares offered
                                    Number of          Shares Offered      Hereunder are sold
                                    Shares Owned       Pursuant to this    ---------------------
Selling Stockholder                 Before Offering    Prospectus          shares     Percent
-------------------                 ---------------    ----------------    ------     -------
Bristol Investment Fund, Ltd. (1)     2,340,000            2,340,000           0           0

Alpha Capital AG (2)(7)(24)           3,033,335            1,560,001   1,473,334        1.84%

Gamma Opportunity Capital
Partners, LP (2)(8)                   1,560,001            1,560,001           0           0

Wayne Saker (3)(24)                   1,516,669              780,001     736,668           +

Blumfield Investments, Inc. (3)(9)      780,001              780,001           0           0

Notzer Chesed (3)(10)                   780,001              780,001           0           0

Yokim Asset Management
Inc. (3)(11)(24)                      1,516,669              780,001     736,668           +

Quines Financial S.A. (3)(12)           780,001              780,001           0           0

First Mirage, Inc. (3)(13)              780,001              780,001           0           0

Generation Capital
Associates (3)(14)                      780,001              780,001           0           0

Professional Traders Funding
LLC (3)(15)                             780,001              780,001           0           0

David Klugmann Associates, Inc.
Plan (3)(16)(24)                      1,516,669              780,001     736,668           +

Inglewood Holdings Ltd. (3)(17)(24)   1,516,669              780,001     736,668           +

Gersh Korsinsky (3)                     780,001              780,001           0           0

Vertical Ventures, LLC (3)(18)          780,001              780,001           0           0

Gross Foundation, Inc. (3)(19)(24)    1,473,336              780,001     736,668           +

Tuva Financial Ltd. (20)              1,000,000            1,000,000           0           0

*Clearview International
Investments Limited (4)(21)             900,000              666,667     233,334           +

*Melton Management Ltd. (5)(22)         600,000              600,000           0           0

* Aboudi & Brounstein (6) (23)          100,000              100,000           0           0

+  less than one (1%) percent.

       (1) Represents (i) 1,000,000 shares of Common Stock issuable upon conversion of $150,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.15, together with 210,000 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 1,000,000 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are also registering an additional 130,000 shares of Common Stock, representing our current good faith estimate of additional shares issuable to such selling stockholder through the projected effective date of this Registration Statement as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities, and that the natural person having voting or dispositive power over such securities is Paul Kessler. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

       (2) Represents (i) 666,667 shares of Common Stock issuable upon conversion of $100,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.15, together with 140,000 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 666,667 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are also registering an additional 86,667 shares of Common Stock, representing our current good faith estimate of additional shares issuable to such selling stockholder through the projected effective date of this Registration Statement as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

       (3) Represents (i) 333,334 shares of Common Stock issuable upon conversion of $50,000 in aggregate principal amount of Convertible Debentures, based on a conversion price of $0.15, together with 70,000 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 333,334 shares of our Common Stock, issuable upon the exercise of Warrants issued in connection with the Debentures. We are also registering additional 43,333 shares of Common Stock, representing our current good faith estimate of additional shares issuable to such selling stockholder through the projected effective date of this Registration Statement as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

       (4) Represents shares of Common Stock issuable upon exercise of five-year warrants issued as a placement fee in connection with the investments referred to in footnotes 1-3 above. The number of shares represented under the column "Number of Shares Owned Before Offering" includes the shares issuable upon exercise of warrants issued as a placement fee in connection with the placement of $350,000 in principal amount of Convertible Debentures sold in April and in May 2004. These shares, represented under the column "Common Stock to be Beneficially Owned if All shares offered Hereunder are sold" are not included in this Registration Statement.

       (5) Represents shares of Common Stock issuable upon exercise of three-year warrants issued in connection with a private placement loan in the principal amount of $300,000 advanced to us in October 2003 by such Selling Stockholder and repaid in January 2004. The selling stockholder advised us that it purchased the warrants solely for investment and not with a view to or for resale or distribution of such securities.

       (6) Represents shares of Common Stock issuable upon exercise of three-year warrants issued in November 2003. This selling stockholder provides legal services to us. See "INTEREST OF NAMED EXPERTS AND COUNSEL."

       (7) The natural persons having voting or dispositive power over such securities are Konrad Ackerman and Dr. Rainer Posch.

       (8) The natural persons having voting or dispositive power over such securities are Peter T. Benz and Jonathan P. Knight, PhD.

       (9) The natural person having voting or dispositive power over such securities is Mosi Kraus.

       (10) The natural persons having voting or dispositive power over such securities are Abraham Nussbaum and Tanchum Adler.

       (11) The natural persons having voting or dispositive power over such securities are either (A) any one of the following (i) Brenda Patricia Cocksedge, (ii) Marta Edghill, (iii) Matthew Charles Stock and (iv) Vianca Stock or (B) any two of the following: Andre Zolty, Michel Marechal, Norma Nuzzo, Emmanuel Block, Collete Brasey and Annick Lederman.

       (12) The natural person having voting or dispositive power over such securities is Simcha Hecht.

       (13) The natural persons having voting or dispositive power over such securities are Frank E. Hart, David A. Rapaport and Fred A. Brasch.

       (14) The natural persons having voting or dispositive power over such securities are Frank E. Hart, David A. Rapaport and Fred A. Brasch.

       (15) The natural persons having voting or dispositive power over such securities are Marc Swickle and Howard Berger.

       (16) The natural persons having voting or dispositive power over such securities are David Klugmann and Esther Klugmann.

       (17) The natural person having voting or dispositive power over such securities is Isaac Abelson.

       (18) The natural person having voting or dispositive power over such securities is Joshua Silverman.

       (19) The natural person having voting or dispositive power over such securities is Chaim Gross.

       (20) The natural person having voting or dispositive power over such securities is Nina Ledereich.

       (21) The natural person having voting or dispositive power over such securities is Jacob Abramsky.

       (22) The natural person having voting or dispositive power over such securities is Yehuda Breitkope.

       (23) The natural persons having voting or dispositive power over such securities are David Aboudi and Gerald Brounstein.


       (24) The number of shares represented under the column "Number of Shares Owned Before Offering" includes the shares underlying Debentures and Warrants issued to such selling stockholder following the filing of the Registration Statement (which forms a part of this Prospectus) upon such selling stockholder's waiver of the Registration Statement effectiveness condition. These shares, represented under the column "Common Stock to be Beneficially Owned if All shares offered Hereunder are sold" are not included in this Registration Statement.


                            DESCRIPTION OF SECURITIES

       The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our Common Stock and preferred stock please refer to our certificate of incorporation and by-laws that we have filed with the SEC.


       We are authorized to issue 500,000,000 shares of Common Stock, of which 78,604,866 shares are issued and outstanding as of June 28, 2004. We are authorized to issue 15,000,000 shares of preferred stock, $0.001 par value per share, with following series designated: (A) 200,000 shares of Series A Preferred Stock, of which none are outstanding as of the date hereof, (B) 4,000 shares of Series B Preferred Stock, of which none are outstanding as of the date hereof, (C) 57,894.201 shares of Series C Preferred Stock, of which none are outstanding as of the date hereof, (D) 9,090.909 shares of Series D Preferred Stock, of which none are outstanding as of the date hereof, (E) 25,000 shares of Series E Preferred Stock, none of which are outstanding as of June 28, 2004, (F) 10,297.118 shares of Series F Preferred Stock, none of which are outstanding as of June 28, 2004 and (G) 10,297.118 shares of Series G Preferred Stock, none of which are outstanding as of June 28, 2004.


COMMON STOCK

       A significant portion of our Common Stock is held in either nominee name or street name brokerage accounts. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of shares of the Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefore, subject to the rights of preferred shareholders, if any. Upon our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive, pro-rata, that portion of our assets which are legally available for distribution to shareholders, subject to the rights of preferred shareholders, if any.

PREFERRED STOCK

       The preferred stock shall be issuable in series, and in connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by law, the board of directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of law, the voting rights, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Company and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK AND RIGHTS DIVIDEND

       The Company adopted a stockholder rights plan, in which one right was distributed on August 21, 2000 as a dividend on each outstanding share of Common Stock to stockholders of record on that date. Each right entitles the holder to purchase 1/1000th of a share of a new series of junior participating preferred stock at an exercise price of $200 per right. The rights will be exercisable only if another person acquires or announces its intention to acquire beneficial ownership of 20% or more of our Common Stock. After any such acquisition or announcement, the Company's stockholders, other than the acquirer, could then exercise each right they hold to purchase Common Stock at a 50% discount from the market price. In addition, if, after another person becomes an acquiring person, we are involved in a merger or other business combination in which we are not the surviving corporation, each right will entitle its holder to purchase a number of shares of Common Stock of the acquiring company having a market value equal to twice the exercise price of the right. Prior to the acquisition by a person or group of beneficial ownership of 20% or more of our Common Stock, at the option of the Board of Directors, the rights are redeemable for $0.001 per right.

       The rights are scheduled to expire on August 21, 2004.

       The rights plan contains provisions that are designed to protect our stockholders in the event of an unsolicited attempt to acquire our company, including a gradual accumulation of shares in the open market, a partial or two-tiered tender offer that does not treat all stockholders equally and other takeover tactics that the board of directors believes may be abusive and not in the best interests of our stockholders. The rights plan gives the board of directors an opportunity to evaluate an offer and exercise good faith business judgment and, if necessary, take appropriate steps to protect and advance stockholder interests by negotiating with the bidder, auctioning the company, implementing a recapitalization or restructuring designed as an alternative to the offer or taking other action.

       The rights plan may have the effect of discouraging tender offers or other attempts to obtain control of our company and thereby make the removal of incumbent management more difficult. The rights plan, however, does not inhibit stockholders from utilizing the proxy mechanism to promote a change in the management or direction of our company.

       In July 2000, the Company created a series of preferred stock, designated as "Series A Junior Participating Preferred Stock"("Series A"). 200,000 shares of the Series A are initially reserved for issuance upon exercise of the rights. Subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series A with respect to dividends, the holders of shares of Series A, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, quarterly dividends payable in cash on the last day of each quarter in each year, commencing on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of Series A, in an amount per share equal to the greater of $1.00 or 1,000 times the aggregate per share amount of all cash and non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock. Each share of Series A shall entitle the holder to 1,000 votes. Upon any liquidation, no distribution shall be made to the holders of shares of stock ranking junior to the Series A, unless the holders of shares of Series A shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon. The shares of Series A Preferred Stock are not be redeemable.

       The are no Series A outstanding.

REDEEMABLE SERIES B PREFERRED STOCK

       In April 2002, we designated 4,000 of our authorized preferred stock as a Series B Preferred Stock ("Series B"), with a liquidation preference of $1,000 per share. We may redeem any or all of the shares of Series B at any time or from time to time at a per share redemption price equal to the preference amount. The Series B are mandatorily redeemable at the liquidation preference as follows:

       (i) Closing of financing transaction with proceeds of at least $15 million;

       (ii) Closing of a corporate transaction, (such as a merger, consolidation, reorganization, sale of significant assets, etc.) resulting in a change of control;

       (iii) In the event we complete a financing, which is at least $3 million but less than $15 million, we must partially redeem the Series B based on a fraction, the numerator of which is the net cash proceeds received by us, as a result of the financing transaction, and the denominator of which is $15 million;

       (iv) We are obligated to redeem any outstanding Series B at its liquidation preference, in eight equal quarterly payments, commencing on March 31, 2005 and ending on December 31, 2006.

       Holders of Series B are entitled to receive dividends if, as and when declared by our board of directors in preference to the holders of Common Stock and of any other stock ranking junior to the Series B with respect to dividends.

       We cannot declare or pay any dividend or make any distribution on its Common Stock unless a dividend or distribution of at least two times the dividend paid on the Common Stock is also paid on the Series B. Holders of Series B are also entitled to share pro-rata (based on the aggregate liquidation preference) in any dividend, redemption or other distribution made to any other series of the our preferred stock. The Series B does not have voting rights, except as required by law. Each share of the Series B is convertible into shares of Common Stock by dividing $1,000 by the conversion price. The conversion price is the fair market value of the Common Stock at the time of conversion, but not to be less than $0.34 per share, subject to adjustment, and not to exceed $4.00 per share, subject to adjustment. Holders of the Series B were granted piggy-back registration rights to register Common Stock reserved for such conversion.

       In April 2002, we issued 3,192 shares of its Series B, with redemption and liquidation preference of $3,192,000, in connection with a development and license agreement.

SERIES C CONVERTIBLE PREFERRED STOCK

       In February 2003 we designated 100,000 shares of our authorized preferred stock as Series C Preferred Stock ("Series C"). In May 2003, we amended this designation and fixed the number of shares designated as Series C Preferred Stock as 57,894.201.

       Series C was originally issued as collateral for a proposed loan. As of January 31, 2004 none of the Series C was outstanding. However, 15,152 shares of Series C have been reserved for issuance as collateral for a proposed $2 million loan. Series C is not entitled to receive dividends or to vote, except as required by Utah law, and is not subject to mandatory redemption. The aggregate liquidation preference of Series C is equal to the unpaid balance of principal and interest on the proposed loan to be collateralized by the shares of such the series. In the event of a default under such proposed loan, Series C can be converted into Common Stock to liquidate the unpaid balance of the loan and related interest.

SERIES D CONVERTIBLE PREFERRED STOCK; SERIES E CONVERTIBLE PREFERRED STOCK; SERIES F CONVERTIBLE PREFERRED STOCK; SERIES G CONVERTIBLE PREFERRED STOCK

       In June 2003, we designated 9,090.909 shares of our authorized preferred stock as Series D Preferred Stock ("Series D"), 25,000 shares of our authorized preferred stock as Series E Preferred Stock ("Series E"), 10,297.118 shares of our authorized preferred stock as Series F Preferred Stock ("Series F") and 10,297.118 shares of our authorized preferred stock as Series G Preferred Stock ("Series G").

       Series D, Series E, Series F and Series G were each originally issued as collateral for a proposed loan. As of January 31, 2004 none of the Series D Series E, Series F and Series G was outstanding. Each of Series D Series E, Series F and Series G is not entitled to receive dividends or to vote, except as required by Utah law, and is not subject to mandatory redemption. The aggregate liquidation preference of each of Series D Series E, Series F and Series G is equal to the unpaid balance of principal and interest on the proposed loan to be collateralized by the shares of such the series. In the event of a default under such proposed loan, any of Series D Series E, Series F and Series G can be converted into Common Stock to liquidate the unpaid balance of the loan and related interest.

       None of these Series C, D, E, F and G are classified as outstanding as of October, 31, 2003 as such shares are issuable only upon the funding of the loans, if any.

                              PLAN OF DISTRIBUTION

       As used in this Prospectus, stockholders selling our shares pursuant to this prospectus include donees and pledgees selling shares received after the date of this prospectus from a selling stockholder named in this prospectus.

       We have agreed, subject to certain limits, to bear all costs, expenses and fees of registration of the shares of Common Stock offered by the selling stockholders for resale. However, any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of Common Stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

       Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

       o The name of each such selling stockholder and of the participating broker-dealer(s);
       o      The number of securities involved;
       o      The price at which such securities were sold;
       o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
       o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
       o      Other facts material to the transaction.

       The selling stockholders may use any one or more of the following methods when selling shares:

       o      directly as principals;
       o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
       o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
       o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
       o an exchange distribution in accordance with the rules of the applicable exchange;
       o      privately negotiated transactions;
       o      short sales;
       o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
       o      a combination of any such methods of sale; and
       o      any other method permitted pursuant to applicable law.

       The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this Prospectus.

       Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

       The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

       Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

       Any selling stockholder who participates in the sale of the shares may, and any underwriter or broker-dealer shall, be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

       The anti-manipulation provisions of Rules 101 through 104 under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

       Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

       We are required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. We estimate that our expenses will be approximately $90,000 in the aggregate. We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 INDEMNIFICATION

       We are a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the "Revised Act") provides that a corporation may indemnify any individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) his or her conduct was in good faith; (ii) he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation and (iii) in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, that pursuant to Subsection 902(4): (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

       Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, for reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding or claim with respect to which he or she has been successful.

       Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding upon the satisfaction of certain conditions.

       In addition to the indemnification provided by Sections 902 and 903,
Section 16-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.

       Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director; (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

       Section 16-10a-908 of the Revised Act authorizes a corporation to purchase and maintain liability insurance for a director, officer, employee, fiduciary or agent of the corporation.

       Our Bylaws (the "Bylaws") provide that subject to the limitations and conditions as provided below and in Section 9 of the Revised Act, a Party in a Proceeding or an appeal, inquiry or investigation that could lead to a Proceeding, by reason of the fact that he or she, is or was an Indemnifiable Director shall be indemnified by us against judgments, fines, settlements and reasonable expenses (including, attorneys' fees) actually incurred by them in connection with such Proceeding, if it is determined that such person: (i) conducted himself or herself in good faith; (ii) reasonably believed that his or her conduct was in, or not opposed to, our best interest and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Reasonableness of expenses shall be determined by the directors, a committee, by special legal counsel or by a vote of the shareholders. However, if a person is found liable to us or is found liable on the basis that personal benefit was improperly received by such person, indemnification is limited to reasonable expenses actually incurred by such person in connection with the Proceeding and will not be made in respect of any Proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to us. Indemnification may involve indemnification for negligence or under theories of strict liability.

       Our Bylaws further provide that indemnification rights granted are contract rights, and no amendment of the Bylaws will limit or deny any such rights with respect to actions taken or Proceedings arising prior to any amendment. Indemnification rights may include the right to be paid the reasonable expenses incurred by an Indemnifiable Director who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses will be made only (i) upon delivery to us of a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;
(ii) delivery of a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified pursuant to the Bylaws or otherwise and (iii) a determination that the facts then known to those making the determination would not preclude indemnification. We, by adoption of a resolution of the directors, may indemnify and advance expenses to an officer, employee, fiduciary or agent to the same extent and subject to the same conditions under which we may indemnify and advance expenses to directors. We may pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding. We may purchase and maintain liability insurance. If any portion of the Bylaws relating to indemnification are invalidated we shall nevertheless indemnify each director, officer or any other person indemnified pursuant to the Bylaws as to costs to the full extent permitted by any applicable portion of the Bylaws that have not been invalidated and to the fullest extent permitted by law.

       Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

       Aboudi & Brounstein, Law Offices received in November 2003 a three year warrant to purchase up to 100,000 shares of our Common Stock at a per share exercise price of $0.15, in connection with legal services rendered by them. The legal services included the preparation of this Prospectus.

                                  LEGAL MATTERS

       The validity of the common stock offered under this prospectus will be passed on for us by G. David Gordon, Esq. Certain other matters will be passed upon by our special counsel Aboudi & Brounstein.

                                     EXPERTS

       The financial statements as of October 31, 2003 and 2002 included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and includes an explanatory paragraph related to the Company's ability to continue as a going concern) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

       We have filed with the SEC under the Securities Act a Registration Statement on Form SB-2 (the "Registration Statement"), of which this prospectus is a part, with respect to the shares offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

       We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at:

                                 Judiciary Plaza
                             450 Fifth Street, N. W.
                                    Room 1024
                             Washington, D.C. 20549

       Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at HTTP://WWW.SEC.GOV containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.


                             NEW VISUAL CORPORATION

                                 APRIL 30, 2004

                                TABLE OF CONTENTS
PART   ITEM                                                                 PAGE
  I    Financial Information:

       1.  FINANCIAL STATEMENTS:

           CONDENSED CONSOLIDATED BALANCE SHEET
             At April 30, 2004 (Unaudited)                                   Q-2

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
             For the Six and Three Months Ended April 30, 2004 and 2003    Q-3 - Q-4

           CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             (Unaudited)
             For the Six Months Ended April 30, 2004                       Q-5 - Q-6

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
             For the Six Months Ended April 30, 2004 and 2003              Q-7 - Q-8

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS            Q-9 - Q-20

                                       Q-1

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                     ASSETS
                                     ------

                                                               April 30, 2004
                                                               --------------

Current Assets:
  Cash                                                          $     22,868
  Other current assets                                                 6,644
                                                                -------------

      Total Current Assets                                            29,512

Property and equipment - net of accumulated
  depreciation of $429,203                                            32,518
Technology license and capitalized software
  development fee                                                  5,751,000
Film in distribution - net                                         2,055,998
Deferred financing costs                                             192,952
Other assets                                                          13,434
                                                                -------------

                                                                $  8,075,414
      Total Assets                                              =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                      ------------------------------------

Current Liabilities:
  Convertible notes payable                                     $    873,000
  Notes payable                                                      752,310
  Convertible debentures, less debt discount of $988,888             111,112
   Accounts payable and accrued expenses                           1,604,400
                                                                -------------

      Total Current Liabilities                                    3,340,822

Redeemable Series B preferred stock                                3,192,000
                                                                -------------

      Total Liabilities                                            6,532,822
                                                                -------------
Commitments, Contingencies and Other Matters

Stockholders' Equity:
  Preferred stock - $0.01 par value; 15,000,000 shares
    authorized; Series A junior participating preferred
    stock; -0- shares issued and outstanding                              --
  Common stock - $0.001 par value; 500,000,000 shares
    authorized; 78,604,866 issued and outstanding                     78,605
  Additional paid-in capital                                      54,093,805
  Unearned financing fees                                             (5,224)
  Unearned compensation                                             (525,000)
  Accumulated deficit                                            (52,099,594)
                                                                -------------

      Total Stockholders' Equity                                   1,542,592
                                                                -------------

      Total Liabilities and Stockholders' Equity                $  8,075,414
                                                                =============

            See notes to condensed consolidated financial statements.


                     NEW VISUAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                        For the Six Months Ended
                                                               April 30,
                                                    --------------------------------
                                                        2004                2003
                                                    -------------      -------------
REVENUES                                            $    170,843       $         --
                                                    -------------      -------------

OPERATING EXPENSES:
  Cost of sales                                           86,214                 --
  Research and development                                10,000             71,401
  Compensatory element of stock issuances
    for selling, general and administrative
    expenses                                           1,066,146          1,332,993
  Selling, general and administrative expenses         1,122,111            990,143
                                                    -------------      -------------

      TOTAL OPERATING EXPENSES                         2,284,471          2,394,537
                                                    -------------      -------------

OPERATING LOSS                                        (2,113,628)        (2,394,537)
                                                    -------------      -------------
OTHER (INCOME) EXPENSES:
  Interest expense                                       207,275            124,120
  Non-cash gain - litigation settlement                       --         (1,474,000)
  Amortization of unearned financing costs                94,709            210,151
  Other                                                     (905)                --
                                                    -------------      -------------

      TOTAL OTHER (INCOME) EXPENSES                      301,079         (1,139,729)
                                                    -------------      -------------

NET LOSS                                            $ (2,414,707)      $ (1,254,808)
                                                    =============      =============

BASIC AND DILUTED NET LOSS PER COMMON STOCK         $       (.03)      $       (.02)
                                                    =============      =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                         75,674,954         54,304,668
                                                    =============      =============


            See notes to condensed consolidated financial statements.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                  For the Three Months Ended
                                                           April 30,
                                               --------------------------------
                                                   2004                2003
                                               -------------      -------------

REVENUES                                       $     30,200                 --
                                               -------------      -------------
OPERATING EXPENSES:
  Cost of sales                                      14,820                 --
  Research and development                               --             31,401
  Compensatory element of stock issuances
    for selling, general and administrative
    expenses                                        316,565            727,838
  Selling, general and administrative
    expenses                                        537,525            491,415
                                               -------------      -------------

      TOTAL OPERATING EXPENSES                      868,910          1,250,654
                                               -------------      -------------

OPERATING LOSS                                     (838,710)        (1,250,654)
                                               -------------      -------------
OTHER (INCOME) EXPENSES:
  Interest expense                                  139,550             62,729
  Amortization of unearned financing costs            5,225            116,659
  Other                                                (905)                --
                                               -------------      -------------

      TOTAL OTHER EXPENSES                          143,870            179,388
                                               -------------      -------------

NET LOSS                                       $   (982,580)      $ (1,430,042)
                                               =============      =============

BASIC AND DILUTED NET LOSS PER COMMON STOCK    $       (.01)      $       (.02)
                                               =============      =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                    77,803,080         59,031,251
                                               =============      =============

            See notes to condensed consolidated financial statements.


                               NEW VISUAL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                             (UNAUDITED)
                               FOR THE SIX MONTHS ENDED APRIL 30, 2004

                                                    Common Stock                   Additional
                                             ---------------------------            Paid-In
                                                Shares          Amount              Capital
                                             ------------    -----------         ------------
Balance - November 1, 2003                    70,676,682     $    70,677          $51,131,622

Issuance of common stock for cash              2,225,835           2,226              377,274
Issuance of common stock for
  extension of promissory notes and
  Interest                                       280,003             280               67,987
Issuance of common stock for deferred
  payroll                                        527,892             528              130,012
Issuance of common stock for
  compensation                                 1,049,999           1,050              244,949
Issuance of common stock under
  consulting agreements                        3,800,000           3,800              926,200
Issuance of common stock for services             44,455              44               10,521
Stock offering costs                                  --              --              (14,075)
Warrants issued with convertible
  debentures                                          --              --              470,082
Value assigned to beneficial conversions              --              --              629,918
Warrants issued to placement agent                    --              --              103,323
Value assigned to warrants issued for
  extension of convertible notes                      --              --               15,992
Amortization of unearned compensation
  expense                                             --              --                   --
Amortization of unearned financing costs              --              --                   --
Net loss                                              --              --                   --
                                             -----------     -----------          -----------

                                              78,604,866     $    78,605          $54,093,805
Balance - April 30, 2004                     ===========     ===========          ===========


                      See notes to condensed consolidated financial statements.


                                         NEW VISUAL CORPORATION AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                       (UNAUDITED)
                                         FOR THE SIX MONTHS ENDED APRIL 30, 2004

                                               Unearned                                          Total
                                               Financing       Unearned        Accumulated    Stockholders'
                                                Costs        Compensation        Deficit         Equity
                                              -----------    ------------     -------------   ------------
Balance - November 1, 2003                    $  (15,674)     $  (404,582)   $(49,684,887)      $1,097,156

Issuance of common stock for cash                     --               --              --          379,500
Issuance of common stock for extension
  of promissory  notes and interest              (68,267)              --              --               --
Issuance of common stock for deferred
  payroll                                             --               --              --          130,540
Issuance of common stock for
  compensation                                        --         (245,999)             --               --
Issuance of common stock under
  consulting agreements                               --         (930,000)             --               --
Issuance of common stock for services                 --               --              --           10,565
Stock offering costs                                  --               --              --          (14,075)
Warrants issued with convertible
  debentures                                          --               --              --          470,082
Value assigned to beneficial
  conversions                                         --               --              --          629,918
Warrants issued to placement agent                    --               --              --          103,323
Value assigned to warrants issued for
  extension of convertible notes                 (15,992)              --              --               --
Amortization of unearned compensation
  expense                                             --        1,055,581              --        1,055,581
Amortization of unearned financing
  costs                                           94,709               --              --           94,709
Net loss                                              --               --      (2,414,707)      (2,414,707)
                                              -----------     ------------   -------------     ------------

                                              $   (5,224)     $  (525,000)   $(52,099,594)     $ 1,542,592
Balance - April 30, 2004                      ===========     ============   =============     ============

                                See notes to condensed consolidated financial statements.

                                                           Q-6


                               NEW VISUAL CORPORATION AND SUBSIDIARIES
                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (UNAUDITED)

                                                                  For the Six Months Ended
                                                                          April 30,
                                                                   2004              2003
                                                               ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                     $(2,414,707)      $(1,254,808)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
      Consulting fees and other compensatory elements of
        stock issuances                                          1,066,146         1,332,993
      Unusual item - gain on Litigation Settlement                      --        (1,474,000)
      Amortization of unearned financing costs                     117,580           210,151
      Amortization of film in production costs                      86,214                --
      Amortization on debt discount on notes                       111,112                --
      Depreciation                                                   8,783            18,247
    Change in Assets (Increase) Decrease:
      Other current assets                                          (1,629)          (25,964)
      Other assets                                                     398               707
    Change in Liabilities Increase (Decrease):
      Accounts payable and accrued expenses                         (10,740)         (296,774)
                                                               ------------      ------------

      NET CASH USED IN OPERATING ACTIVITIES                     (1,036,843)       (1,489,448)
                                                               ------------      ------------
CASH USED IN INVESTING ACTIVITIES

  Acquisition of license                                           (95,000)         (491,000)
                                                               ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                           379,500         2,024,707
  Offering costs related to stock issuances                        (14,075)         (129,217)
    Proceeds from convertible debentures                         1,100,000                --
  Proceeds from note payable                                        12,000                --
  Proceeds from convertible notes payable                               --           188,000
  Capitalized financing costs                                     (112,500)               --
  Repayments of convertible debentures                            (300,000)               --
  Repayments of notes payable                                           --          (231,096)
  Repayments of convertible notes payable                         (230,000)               --
                                                               ------------      ------------

      NET CASH PROVIDED BY FINANCING ACTIVITIES                    834,925         1,852,394
                                                               ------------      ------------
DECREASE IN CASH AND CASH EQUIVALENTS                             (296,918)         (128,054)

CASH AND CASH EQUIVALENTS - BEGINNING                              319,786           311,577
                                                               ------------      ------------

CASH AND CASH EQUIVALENTS - ENDING                             $    22,868       $   183,523
                                                               ============      ============

                      See notes to condensed consolidated financial statements.

                                                 Q-7


                               NEW VISUAL CORPORATION AND SUBSIDIARIES
                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (UNAUDITED)

                                                               For the Six Months Ended
                                                                       April 30,
                                                                2004                2003
                                                            -----------         -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                                $     3,540         $    18,904
                                                            ===========         ===========
    Income taxes                                            $        --         $        --
                                                            ===========         ===========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Common stock issued for notes payable and accrued
    interest                                                $        --         $   256,250
                                                            ===========         ===========
  Common stock issued for extension of convertible
    notes payable                                           $    15,992         $        --
                                                            ===========         ===========
  Value assigned to warrants issued to placement
    agent                                                   $   103,323         $        --
                                                            ===========         ===========
  Accounts payable and accrued expenses satisfied by
    issuance of common stock                                $   130,011         $        --
                                                            ===========         ===========
  Value assigned to beneficial conversion in
    connection with the 7% convertible debenture            $   629,918         $        --
                                                            ===========         ===========
  Value assigned to warrants issued to purchasers
    of convertible debentures                               $   470,082         $        --
                                                            ===========         ===========


                      See notes to condensed consolidated financial statements.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1- PRINCIPLES OF CONSOLIDATION AND BUSINESS AND CONTINUED OPERATIONS

The condensed consolidated financial statements include the accounts of New Visual Corporation and its wholly owned operating subsidiaries, NV Entertainment, Inc. (including its 50% owned subsidiary Top Secret Productions,
LLC), Impact Multimedia, Inc. and NV Technology, Inc. (formerly New Wheel Technology, Inc.) ("New Wheel") (collectively, the "Company"). All significant inter-company balances and transactions have been eliminated. The Company consolidates its 50% owned subsidiary Top Secret Productions, LLC due to the Company's control of management, board of directors and financial matters.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America ("US GAAP"). In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary for a fair presentation of the Company's financial position, results of operations and cash flows at the dates and for the periods indicated. These financial statements should be read in conjunction with the financial statements and notes related thereto, included in the Annual Report on Form 10-K for year ended October 31, 2003.

These results for the period ended April 30, 2004 are not necessarily indicative of the results to be expected for the full fiscal year. The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Visual Corporation was incorporated under the laws of the State of Utah on December 5, 1985. In November of 1999, the Company began to focus its business activities on the development of new content telecommunications technologies. Pursuant to such plan, in February of 2000, the Company acquired New Wheel Technology, Inc., a development stage, California-based, technology company, which now operates as the Company's wholly-owned subsidiary, NV Technology, Inc., a Delaware corporation. As a result of the change in business focus, the Company became a development stage entity commencing November 1, 1999. With the completion of the film "Step Into Liquid" and its revenue generation during the fourth quarter of fiscal 2003 the Company was no longer considered a development stage entity.

The Company operates in two business segments, the production of motion pictures, films and videos (the "Entertainment Segment") and development of new content telecommunications technologies (the "Telecommunication Segment"). The success of the Company's Entertainment Segment is dependent on future revenues from the film "Step Into Liquid." The success of the Telecommunications Segment is dependent on the Company's ability to successfully commercialize its semiconductor technology.

Through its subsidiary NV Entertainment the Company recorded operating revenues for its Entertainment Segment, but may continue to report operating losses for this segment. The Telecommunications Segment will have no operating revenues until successful commercialization of its developed technology, but will continue to incur substantial operating expenses, capitalized costs and operating losses.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - PRINCIPLES OF CONSOLIDATION AND BUSINESS AND CONTINUED OPERATIONS (Continued)

Going Concern
-------------

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going-concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, for the six and three months ended April 30, 2004, the Company incurred net losses of $2,414,767 and $982,580, respectively. In addition, the Company had a working capital deficiency of $3,311,310 as of April 30, 2004. The Company has limited capital resources and requires additional funding in order to sustain its operations, accomplish its growth objectives and market its planned products and services. There is no assurance that the Company can reverse its operating losses, or that it can raise additional capital to allow it to maintain operations or expand its planned operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

In December 2003, the Company completed a private placement of $1,000,000 of its three-year 7% Convertible Debentures (the "Debentures"). Following the repayment of the outstanding principal and accrued interest on short-term funding that was to become due in April 2004 and other offering related expenses, the Company received net proceeds of approximately $584,000. In addition the Company signed commitments to place an additional $1,000,000 of Debentures following such time, as the Securities and Exchange Commission (the "SEC") declares the registration statement covering the common stock underlying the Debentures, which the Company filed in February 2004, (and subsequently amended in April 2004), effective. In April and May 2004, certain holders of the Debentures waived the registration statement effectiveness condition and purchased an aggregate of $350,000 of Debentures, thus satisfying their post effectiveness commitments. In June 2004, the SEC advised the Company that it may not include in the registration statement any of the shares underlying the Debentures issued after the filing of such registration statement in February 2004. Accordingly, the Company will not be placing any additional Debentures under this transaction. See Note 6, "Convertible Debentures." The Company needs to raise approximately $400,000 on an immediate basis in order to maintain its operations as presently conducted through fiscal 2004. The Company currently has no commitments for any funding and no assurance can be provided that the Company will be successful in raising any of the needed funds. The inability to obtain needed funding will have a material adverse effect on the Company. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and these adjustments may be material.

The Company's ability to continue as a going concern is dependent upon obtaining additional financing. Management believes that the Company will need to raise an additional $3,000,000 to $4,000,000 to complete the design, testing and commence the commercialization of its Semiconductor Technologies. The Company has no commitments for such amounts nor can any assurance be provided that the Company will be successful in raising needed amounts on commercially acceptable terms or at all.

These condensed consolidated financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Film In Distribution
--------------------

Statement of Position 00-2, "Accounting by Producers or Distributors of
Films" ("SOP-00-2") requires that film costs be capitalized and reported as a separate asset on the balance sheet. Film costs include all direct negative costs incurred in the production of a film, as well as allocations of production overhead and capitalized interest. Direct negative costs include cost of scenario, story, compensation of cast, directors, producers, writers, extras and staff, cost of set construction, wardrobe, accessories, sound synchronization, rental of facilities on location and post production costs. SOP-00-2 also requires that film costs be amortized and participation costs accrued, using the individual-film-forecast-method-computation method, which amortizes or accrues such costs in the same ratio that the current period actual revenue (numerator) bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator). The Company makes certain estimates and judgments of its future gross revenue to be received for each film based on information received by its distributors, historical results and management's knowledge of the industry. Revenue and cost forecasts are continually reviewed by management and revised when warranted by changing conditions. A change to the estimate of gross revenues for an individual film may result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period.

In addition, SOP-00-2 also requires that if an event or change in circumstances indicates that an entity should assess whether the fair value of a film is less than its unamortized film costs, then an entity should determine the fair value of the film and write-off to the statement of operations the amount by which the unamortized capital costs exceeds the film's fair value.

The Company commences amortization of capitalized film costs and accrues (expenses) participation costs when a film is released and it begins to recognize revenue from the film. The Company had amortization costs of $14,820 and $86,214 for the three and six months ended April 30, 2004, respectively.

The Company did not amortize any production costs during the three or six months ended April 30, 2003 since the film was not in distribution.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
-------------------

The Company recognizes film revenue from the distribution of its feature film and related products when earned and reasonably estimable in accordance with SOP
00-2 -- "Accounting by Producers or Distributors of Films." The following conditions must be met in order to recognize revenue in accordance with SOP 00-2:

     o persuasive evidence of a sale or licensing arrangement with a customer exists;
     o the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;
     o the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale;
     o    the arrangement fee is fixed or determinable; and
     o    collection of the arrangement fee is reasonably assured.

Under a rights Agreement with Artisan Pictures, Inc. ("Artisan"), the Company's domestic distributor for its feature length film entitled "Step into Liquid", the Company shares with Artisan in the profits of STEP INTO LIQUID after Artisan recovers its marketing, distribution and other predefined costs and fees. The agreement provides for the payment of minimum guaranteed license fees, usually payable on delivery of the respective completed film, that are subject to further increase based on the actual distribution results in the respective territory. The Company recorded revenues of $30,200 and $170,843 for the quarter ended and six months ended April 30, 2004. There were no revenues for the quarter and six months ended April 30, 2003.

Research and Development
------------------------

Research and development costs are charged to expense as incurred. Amounts allocated to acquired-in-process research and development costs, from business combinations, are charged to earnings at the consummation of the acquisition.

Capitalized Software Development Costs
--------------------------------------

Capitalization of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company's computer software is generally based upon achievement of a detail program design free of high-risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capitalized Software Development Costs (Continued)
---------------------------------------------------

Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product.

The Company periodically performs reviews of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, the capitalized costs of each software product is then valued at the lower of its remaining unamortized costs or net realizable value.

The Company has no amortization expense for the six months ended April 30, 2004 and 2003 for its capitalized software development costs as the technology was not available for commercialization.

Series B Redeemable Preferred Stock
-----------------------------------

Series B Redeemable Preferred Stock, which includes characteristics of both liabilities and equity, is classified as a long-term liability in accordance with the provisions of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity."

Net Income (Loss) Per Common Share
----------------------------------

Basic net loss per share of common stock is computed based on the weighted average shares outstanding and excludes any potential dilution. Diluted loss per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock based on the average market price of common shares outstanding during the period. For the period ended April 30, 2004 and 2003, no effect has been given to outstanding options, warrants or convertible debentures in the diluted computation, as their effect would be anti-dilutive.

Stock-Based Compensation
------------------------

The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the fair value-based method of accounting as defined in this statement and the intrinsic value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees."

The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted for stock-based compensation relative to the Company's employees. Stock and options granted to other parties in connection with providing goods and services to the Company are accounted for under the fair value method as prescribed by SFAS 123.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)
----------------------------------

In December 2002, the Financial Accounting Standard Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure - an Amendment of FASB Statement No. 123". This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No.148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures.


                                                             For the Six                          For the Three
                                                             Months Ended                         Months Ended
                                                               April 30,                            April 30,
                                                     -------------------------------    ---------------------------------
                                                         2004             2003                2004             2003
Net loss, as reported                                 $(2,414,707)     $(1,254,808)        $  (982,580)     $(1,430,042)

Add:  Stock-based employee compensation
  expense included in reported net loss                        --               --                  --               --

Less: Total stock-based employee compensation
  expense determined under the fair value-based
  method of all awards                                    (80,000)        (713,374)                 --         (713,374)
                                                      ------------     ------------        ------------     ------------
Proforma net loss                                     $(2,494,707)     $(1,968,182)        $  (982,580)     $(2,143,416)
                                                      ============     ============        ============     ============
Basic and Diluted Net Loss per Common Stock:

        As reported                                   $     (0.03)     $     (0.02)        $     (0.01)     $     (0.02)
                                                      ============     ============        ============     ============
        Proforma                                      $     (0.03)     $     (0.04)        $     (0.01)     $     (0.04)
                                                      ============     ============        ============     ============


                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of Recently Issued Accounting Standards
----------------------------------------------

In January 2003, the FASB issued Interpretation Number 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). This interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interests. FIN No. 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN No. 46 and issued Interpretation Number 46(R), "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN No. 46(R)"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN No. 46(R) is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public small business issuers' entities is required in all interim and annual financial statements for periods ending after December 15, 2004. The adoption of FIN No. 46(R) is not expected to have an impact on the Company's consolidated financial position, results of operations or cash flows.

NOTE 3 - FILM IN DISTRIBUTION

In April 2000, the Company entered into a joint venture production agreement to produce a feature length film ("Step Into Liquid") for theatrical distribution. The Company agreed to provide the funding for the production in the amount of up to $2,250,000 and, in exchange, received a 50% share in all net profits from worldwide distribution and merchandising, after receiving funds equal to its initial investment of up to $2,250,000. As of April 30, 2004 the Company has funded a net of $2,335,101 for completion of the film. The film is currently in distribution. The Company has recognized revenues of $30,200 and $170,843 for the three months and six months ended April 30, 2004, respectively. The Company's management believes revenues from the film will be more than adequate to cover the capitalized production costs. The Company had amortization costs of $14,820 and $86,214 for the three months and six months ended April 30, 2004, respectively, for the film. The total film production costs and related amounts capitalized are as follows:

                                                                        April 30, 2004
                                                                        --------------
Released films                                                            $2,335,101

Less:  Cumulative amortization of film production costs                      279,103

          Total film production costs capitalized for released films       2,055,998

Films in production                                                               --

Films in development or pre-production                                            --
                                                                          ----------

          Total Film Production Costs Capitalized                         $2,055,998
                                                                          ==========

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 3 - FILM IN DISTRIBUTION (Continued)

Based on anticipated future revenues, amortization of the costs of the films in distribution are estimated to be:

                    For the years ending
                        October 31,                               Amount
                    -------------------------                  -----------
                           2004 (6 months)                     $ 1,675,275
                           2005                                    126,908
                           2006                                    101,526
                           2007                                    152,289
                                                               -----------
                           Total                               $ 2,055,998
                                                               ===========

NOTE 4 - DEFERRED FINANCING COST

At April 30, 2004, deferred financing cost consists of costs incurred in connection with the sale of $1,100,000 of 7% convertible debentures (Note 6).

           Deferred financing cost                                   $215,823
           Less :  Accumulated amortization                           (22,871)
                                                                     ---------
                     Deferred Financing Cost, net                    $192,952
                                                                     =========

Amortization of deferred financing cost for the six months ended April 30, 2004 was $22,871.

NOTE 5 - CONVERTIBLE NOTES PAYABLE

The Company entered into several convertible promissory note agreements with various trusts and individuals, in which it agreed to pay the principal and an additional amount equal to 50% of the principal. The notes are due when the Company reaches certain milestones from the distribution of its motion picture (Note 3). The notes may be converted at any time, in whole or in part, into that number of fully paid and non-assessable shares of common stock at conversion prices ranging from $.33 to $1.00. These and the Company's other notes are summarized in the table below:

                                                           April 30, 2004
                                                           --------------
Note payable (1)                                             $  200,000
Notes payable (ten notes) (2)                                   483,000
Note payable, 9% interest (3)                                    10,000
Notes payable (four notes), 12% interest (4)                    180,000
                                                             ----------
Total                                                        $  873,000
                                                             ==========

(1) Due when receipts received by the Company from the joint venture exceed $375,000.
(2) Due when receipts received by the Company from the joint venture exceed $2,250,000.
(3) Due when receipts received by the Company from the joint venture exceed $750,000.
(4) Notes had an original due date of November 21, 2003. The note holders extended the due date to January 7, 2004 in exchange for 160,000 shares of common stock. In January 2004 the Company paid $180,000 of principal payments and issued 120,003 of shares of common stock in exchange for further extending the due date of the notes until the next round of financing is completed. In addition the Company granted warrants to purchase 120,003 shares of common stock (see Note 7)

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 6 - 7% CONVERTIBLE DEBENTURES

In December 2003, the Company completed a private placement to certain private and institutional investors of $1 million in principal amount of its three year 7% Convertible Debentures (the "Debentures") and signed commitments to place an additional $1,000,000 of such Debentures (the "Additional Debentures") when the Company's registration statement (the "Registration Statement") covering the Common Stock underlying the Debentures, filed on February 11, 2004 and amended on April 28, 2004, is declared effective by the SEC. In April 2004, certain holders of the Debentures waived the registration statement effectiveness condition and purchased $100,000 in principal amount of Debentures, satisfying their post effectiveness commitments. In June 2004, the SEC advised the Company that it may not include in the registration statement any of the shares underlying the Debentures issued after the filing of such registration statement in February 2004. As an effective Registration Statement covering the shares underlying the Additional Debentures is a condition to the investors' purchase of the Additional Debentures, the Company does not anticipate that it will be placing any Additional Debentures in connection with this transaction. The Company intends to shortly file a revised Registration Statement in connection with the shares underlying the $1,000,000 in principal amount of Debentures issued in December 2003. The Company anticipates that it will file at a later date a subsequent registration statement in respect of the shares underlying the Debentures issued in April and May 2004.

In connection with the issuance of the Debentures in December 2003, the Company issued five-year warrants to purchase up to 6,666,667 shares of the Company's Common Stock, at a per share exercise price of $0.25, subject to cashless exercise provisions. In connection with the issuance of the Debentures in April, the Company issued five-year warrants to purchase up to 666,666 shares of the Company's Common Stock, at a per share exercise price of $0.25, subject to cashless exercise provisions.

The holders of the debentures can convert their debt into shares of the Company's common stock at $.15 per share subject to certain dilution adjustments.

Accrued interest under the debentures may be paid in cash or Common Stock. In the event of an uncured default, as defined, or a non-permitted sale of securities, the holders of the Debenture can require the Company to redeem their Debentures. Providing that the certain conditions are met, the Debentures automatically convert into common shares on the third anniversary of issuance. In addition, under certain circumstances, the Company can require the conversion of the Debentures before such time.

The gross proceeds of the $1,000,000 in December of 2003 were allocated 57.73% or $577,259 to the debenture and 42.27% or 422,741 to the warrants. The conversion price of the debentures was below the market price of the Company's common stock at December 31, 2003, which resulted in a beneficial conversion feature relating to the first $1,000,000 of $577,259. In Accordance with EITF 00-27 the amount allocated to the beneficial conversion feature was limited to the net proceeds of the offering less the value allocated to the warrants issued to the purchasers.

The gross proceeds of the $100,000 in April of 2004 were allocated 52.66% or $52,659 to the debenture and 47.34% or 47,341 to the warrants. The conversion price of the debentures was below the market price of the Company's common stock at April 20, 2004, which resulted in a beneficial conversion feature of $52,659. In Accordance with EITF 00-27 the amount allocated to the beneficial conversion feature was limited to the net proceeds of the offering less the value allocated to the warrants issued to the purchasers.

The amount allocated to the warrants of $470,082 and the amount of the beneficial conversion feature of $629,918 were both recorded as a debt discount and are being charged to interest expenses over the term of the Debentures.

In connection with this private placement, the Company issued to the placement agent warrants to purchase 733,333 shares of the Company's Common Stock valued at $103,323 and incurred $112,500 of other debt issuance costs. Such amount was recorded as deferred financing costs and is being charged to interest expense over the term of the loan. The warrants to purchase 666,667 shares of common stock expire on December 31, 2008 and the warrants to purchase 66,666 shares of common stock expire on April 20, 2009. In each case, the warrants are exercisable at $.15 per share.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 6 - 7% CONVERTIBLE DEBENTURES DUE DECEMBER 31, 2006 (Continued)

The Company paid in full ($300,000 plus $3,540 of accrued interest) the 7% convertible debenture due April 30, 2004 out of the proceeds it received from the above December 31, 2003 private placement.

NOTE 7 - STOCKHOLDERS' EQUITY

Common Stock Issuances During the Six Months Ended April 30, 2004:
------------------------------------------------------------------

During the six months ended April 30, 2004, the Company:

         o issued 280,003 shares of common stock valued at $68,267 as consideration for the extension of the due date of certain convertible notes payable;
         o issued 527,892 shares of common stock for deferred compensation of $130,540;
         o issued 1,049,999 shares of common stock for compensation to four officers valued at $245,999;
         o issued 3,800,000 shares of common stock for consulting services valued at 930,000; and
         o issued 44,455 shares of common stock to a vendor for services valued at $10,565.
         o issued 2,225,835 shares to various investors for cash proceeds of $379,500.

Warrants Granted
----------------

On December 31, 2003 the Company issued warrants to purchase 6,666,667 shares of its Common Stock at an exercise price of $.25 in connection with the placement of $1,000,000 of Debentures (see note 6).

On December 31, 2003 the Company issued a warrant to purchase 666,667 shares of its Common Stock at an exercise price of $.15 to the placement agent in connection with the placement of $1,000,000 of Debentures. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.14 per share or $93,333 (see note 6).

The Company granted to four convertible note holders warrants to purchase 120,003 shares of its Common Stock at an exercise price of $.25 in connection with the extension of the convertible notes due date. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.13 per share or $15,992.

On April 20, 2004 the Company issued warrants to purchase 666,666 shares of its Common Stock at an exercise price of $.25 in connection with the $100,000 of Debenture (see note 6).

On April 20, 2004, the Company granted a warrant to purchase 66,666 shares of its Common Stock at the exercise price of $.15 to the placement agent in connection with the placement of $100,000 of Debenture. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.15 per share or $9,990.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Net Loss Per Share
------------------

Securities that could potentially dilute basic earnings per share ("EPS") in the future that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented consist of the following:

Warrants to purchase common stock                                      9,886,665
Options to purchase common stock                                       6,378,750
Convertible notes payable and accrued interest                         2,675,055
7% convertible debenture due December 31, 2006                         7,333,333
Series B Preferred stock (based on a floor conversion
     price of $.34 at April 30, 2004)                                  9,388,235
                                                                       ---------
               Total as of April 30, 2004                             35,662,038
                                                                      ==========

Substantial issuance after April 30, 2004 through June 16, 2004:
   Common Stock issuable in connection with May 2004 $250,000
   convertible note and warrants                                       3,500,000
                                                                      ==========

NOTE 9 - SEGMENT INFORMATION

Summarized financial information concerning the Company's reportable segments is shown in the following table:

For the six months ended April 30, 2004:

                               Telecommunications   Entertainment
                                   Business            Business      Unallocable        Totals
                               -------------------------------------------------------------------
Net Sales                         $        --       $   170,843      $        --       $   170,843

Operating (Loss) Income           $  (172,560)      $     4,432      $(1,945,500)      $(2,113,628)

Depreciation                      $     1,994       $     6,789      $        --       $     8,783

Total Identifiable Assets at
    April 30, 2004                $ 5,952,388       $ 2,090,119      $    32,907       $ 8,075,414

                    NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 9 - SEGMENT INFORMATION (Continued)

For the six months ended April 30, 2003:

                           Telecommunications  Entertainment
                                Business         Business      Unallocable     Totals
                           ---------------------------------------------------------------
Net Sales                     $        --      $       --      $        --     $        --

Operating Loss                $(1,201,532)     $   (9,598)     $(1,183,407)    $(2,394,537)

Depreciation and
  amortization                $   168,655      $    9,598      $     1,208     $   179,461

Total Identifiable Assets
    at October 31, 2003       $ 5,765,459      $2,243,154      $   202,644     $ 8,211,257

For the three months ended April 30, 2004:

                           Telecommunications  Entertainment
                                Business         Business      Unallocable     Totals
                           ---------------------------------------------------------------
Net Sales                      $       --      $   30,200      $       --      $   30,200

Operating Income (Loss)        $  (12,080)     $    3,505      $ (830,135)     $ (838,710)
Depreciation                   $      835      $    3,500      $       --      $    4,335

Total Identifiable Assets      $5,952,388      $2,090,119      $   32,907      $8,075,414

For the three months ended April 30, 2003:

                           Telecommunications  Entertainment
                                Business         Business      Unallocable     Totals
                           ---------------------------------------------------------------
Net Sales                     $        --      $       --      $       --      $        --

Operating Income (Loss)       $(1,164,594)     $   (6,536)     $  (79,524)     $(1,250,654)

Depreciation                  $    84,491      $    6,536      $       63      $    91,090

Total Identifiable Assets     $ 5,765,459      $2,243,154      $  202,644      $ 8,211,257


NOTE 10 - SUBSEQUENT EVENTS

In May 2004, certain Debenture holders waived the registration statement effectiveness condition and purchased Debentures in the aggregate principal amount of $250,000. In connection with such purchase, the Company issued to these holders five year warrants to purchase 1,666,667 shares of its common stock at a per share exercise price of $0.25, subject to cashless exercise provisions. Under certain conditions, the warrant exercise period may be reduced. The Company anticipates that it will file at a later date a subsequent registration statement in respect of the shares underlying the Debentures issued in May.

                                INDEX TO AUDITED
                        CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm            F-1

Consolidated Balance Sheets
  At October 31, 2003 and 2002                                     F-2

Consolidated Statements of Operations
  for the Years Ended October 31, 2003, 2002 and 2001              F--3

Consolidated Statements of Stockholders' Equity
  for the Years Ended October 31, 2003, 2002 and 2001              F-4 to F-9

Consolidated Statements of Cash Flows
  for the Years Ended October 31, 2003, 2002 and 2001              F-10

Notes to Consolidated Financial Statements                         F-11 to F-35

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

Board of Directors
New Visual Corporation

We have audited the accompanying consolidated balance sheets of New Visual Corporation and Subsidiaries (the "Company") as of October 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended October 31, 2003, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Visual Corporation and Subsidiaries at October 31, 2003 and 2002 and the results of their operations and their cash flows for the years ended October 31, 2003, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred net losses of $3,316,500, $9,467,123 and $11,875,915 during the years ended October 31, 2003, 2002 and 2001, respectively. As of October 31, 2003, the Company had a working capital deficiency of approximately $3,658,000. These conditions raise substantial doubt about the Company's ability to continue as a going-concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                       /s/ MARCUM & KLIEGMAN LLP

New York, New York
January 21, 2004

                                            NEW VISUAL CORPORATION AND SUBSIDIARIES

                                                  CONSOLIDATED BALANCE SHEETS

                                                                                                     At October 31,
                                                                                          -------------------------------------
                                                                                                2003                 2002
                                                                                          ----------------     ----------------
                                         ASSETS
                                         ------
Current Assets:
   Cash                                                                                   $       319,786      $       311,577
   Receivable from officers                                                                            --               10,032
   Other current assets                                                                             5,015                1,650
                                                                                          ----------------     ----------------
      Total Current Assets                                                                        324,801              323,259

Property and equipment - net                                                                       41,301               64,533
Technology license and capitalized software development fee                                     5,751,000            5,751,000
Film In Distribution - net                                                                      2,142,212                   --
Projects in Development                                                                                --            2,178,831
Other assets                                                                                       13,036               14,576
                                                                                          ----------------     ----------------
       Total Assets                                                                       $     8,272,350      $     8,332,199
                                                                                          ================     ================

                          LIABILITIES AND STOCKHOLDERS' EQUITY
                          ------------------------------------
Current Liabilities:
   Convertible notes payable                                                              $     1,103,000      $       954,500
   Convertible debentures                                                                         300,000                   --
   Notes payable                                                                                  740,311              971,407
   Accounts payable and accrued expenses                                                        1,744,883            2,247,595
   License and development fees payable                                                            95,000              734,000
                                                                                          ----------------     ----------------
       Total Current Liabilities                                                                3,983,194            4,907,502

Redeemable Series B preferred stock                                                             3,192,000                   --
                                                                                          ----------------     ----------------

Total Liabilities                                                                               7,175,194            4,907,502

Redeemable Series B preferred stock                                                                    --            3,192,000

Commitments, Contingencies and Other Matters

Stockholders' Equity:
Preferred stock - $0.01 par value; 15,000,000 shares
    authorized; Series A junior participating preferred
    stock; -0- shares issued and outstanding                                                           --                   --
Common stock - $0.001 par value; 500,000,000 shares
    Authorized (100,000,000 as of October 31, 2002); 70,676,682
    and 49,787,069 shares issued and outstanding at
    October 31, 2003 and 2002, respectively                                                        70,677               49,787
Additional paid-in capital                                                                     51,131,622           47,097,830
Unearned financing fees                                                                           (15,674)            (214,952)
Unearned compensation                                                                            (404,582)            (331,581)
Accumulated deficit                                                                           (49,684,887)         (46,368,387)
                                                                                          ----------------     ----------------
   Total Stockholders' Equity                                                                   1,097,156              232,697
                                                                                          ----------------     ----------------
       Total Liabilities and Stockholders' Equity                                         $     8,272,350      $     8,332,199
                                                                                          ================    =================

                    The accompanying notes are an integral part of these consolidated financial statements.

                                                              F-2

                                       NEW VISUAL CORPORATION AND SUBSIDIARIES

                                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         For the Years Ended October 31,
                                                           ----------------------------------------------------------
                                                                 2003                 2002                 2001
                                                           ----------------     ----------------     ----------------
REVENUES                                                   $       379,980      $            --      $            --
                                                           ----------------     ----------------     ----------------
OPERATING EXPENSES:
  Cost of sales                                                    192,889
  Projects written off                                              56,864
  Research and development                                         117,901            1,298,560              839,402
  Compensatory element of stock issuances for selling,
    general and administrative expenses                          2,062,081            2,459,158            3,558,887
  Selling, general and administrative expenses                   2,127,267            3,555,754            4,086,795
  Litigation settlement                                              6,500                   --            1,000,000
  Loss on disposal of equipment                                         --                   --                7,500
                                                           ----------------     ----------------     ----------------
    TOTAL OPERATING EXPENSES                                     4,563,502            7,313,472            9,492,584
                                                           ----------------     ----------------     ----------------
OPERATING LOSS                                                  (4,183,522)          (7,313,472)          (9,492,584)
                                                           ----------------     ----------------     ----------------
OTHER (INCOME) EXPENSES:
  Interest expense                                                 270,587            1,036,434              337,378
  Non Cash Gain - Litigation Settlement                         (1,474,000)                  --                   --
  Amortization of unearned financing costs                         336,391            1,117,217            2,045,953
                                                           ----------------     ----------------     ----------------
TOTAL OTHER (INCOME) EXPENSES                                    (867,022)            2,153,651            2,383,331

                                                           ----------------     ----------------     ----------------
NET LOSS                                                   $    (3,316,500)     $    (9,467,123)     $   (11,875,915)
                                                           ================     ================     ================

BASIC AND DILUTED NET LOSS PER COMMON SHARE                $          (.05)     $          (.23)     $          (.46)
                                                           ================     ================     ================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING            60,643,489           41,861,295           25,988,990
                                                           ================     ================     ================

               The accompanying notes are an integral part of these consolidated financial statements.

                                                         F-3

                                       NEW VISUAL CORPORATION AND SUBSIDIARIES

                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 FOR THE YEARS ENDED OCTOBER 31, 2003, 2002 AND 2001

                                                                         Common Stock                    Additional
                                                              -----------------------------------         Paid-In
                                                                  Shares              Amount              Capital
                                                              --------------     ----------------     ---------------
Balance - November 1, 2002                                       49,787,069      $        49,787      $   47,097,830

Issuance of common stock for cash ($.13 to $.30
  per share)                                                     17,112,611               17,113           2,919,580
Issuance of common stock for conversion of promissory
  notes and interest ($.15 to $1.00 per share)                    1,225,941                1,226             376,524
Issuance of common stock for deferred payroll                        88,710                   89              54,912
Issuance of common stock under consulting agreements
  ($.32 to $.64 per share)                                        3,621,875                3,622           1,535,628
Cancellation of shares under legal settlement                    (2,200,000)              (2,200)         (1,471,800)
Cashless exercise of warrants                                        40,476                   40                 (40)
Exercise of warrants                                              1,000,000                1,000              59,000
Stock offering costs                                                                                        (172,957)
Value assigned to beneficial conversion                                                                      137,113
Value assigned to warrants issued to consultants                                                             588,232
Value assigned to options issued to consultants                                                                7,600
Amortization of unearned compensation expense
Amortization of unearned financing costs
Net loss

                                                              --------------     ----------------     ---------------
Balance - October 31, 2003                                       70,676,682      $        70,677      $   51,131,622
                                                              ==============     ================     ===============

               The accompanying notes are an integral part of these consolidated financial statements.

                                                         F-4

                                               NEW VISUAL CORPORATION AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         FOR THE YEARS ENDED OCTOBER 31, 2003, 2002 AND 2001

                                                                                                                          Total
                                                             Unearned            Unearned           Accumulated       Stockholders'
                                                          Financing Costs      Compensation           Deficit            Equity
                                                          ----------------    ---------------     ---------------    ---------------
Balance - November 1, 2002                                $      (214,952)    $     (331,581)     $  (46,368,387)    $      232,697

Issuance of common stock for cash ($.13 to $.30 per
  share)                                                                                                                  2,936,693
Issuance of common stock for conversion of promissory
  notes and interest ($.15 to $1.00 per share)                                                                              377,750
Issuance of common stock for deferred payroll                                                                                55,001
Issuance of common stock under consulting agreements
  ($.32 to $.64 per share)                                                        (1,539,250)                                    --
Cancellation of shares under legal settlement                                                                            (1,474,000)
Cashless exercise of warrants
Exercise of warrants                                                                                                         60,000
Stock offering costs                                                                                                       (172,957)
Value assigned to beneficial conversion                          (137,113)                                                       --
Value assigned to warrants issued to consultants                                    (588,232)                                    --
Value assigned to options issued to consultants                                       (7,600)                                    --
Amortization of unearned compensation expense                                      2,062,081                              2,062,081
Amortization of unearned financing costs                          336,391                                                   336,391
Net loss                                                                                              (3,316,500)        (3,316,500)

                                                          ----------------    ---------------     ---------------    ---------------
Balance - October 31, 2003                                $       (15,674)    $     (404,582)     $  (49,684,887)    $    1,097,156
                                                          ================    ===============     ===============    ===============

                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                 F-5

                                               NEW VISUAL CORPORATION AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         FOR THE YEARS ENDED OCTOBER 31, 2003, 2002 AND 2001

                                                                         Common Stock                 Additional
                                                              -----------------------------------       Paid-In       Subscriptions
                                                                  Shares             Amount             Capital         Receivable
                                                              --------------     ---------------    ---------------   -------------
Balance - November 1, 2001                                       30,003,681      $       30,003     $   38,478,279    $    (103,500)

Issuance of common stock under consulting agreements
  ($.40 to $1.24 per share)                                       1,967,312               1,968          1,156,912
Issuance of common stock for cash ($.25 to $1.00 per
  share)                                                          6,448,675               6,449          2,114,476
Cash received for subscription receivable                                                                                   103,500
Issuance of common stock in connection with the exercise
  of warrants ($.25 per share)                                    2,912,000               2,912            725,088
Cashless exercise of warrants                                       736,008                 736               (736)
Issuance of common stock for conversion of promissory
  notes and interest ($.40 to $.70 per share)                     4,497,967               4,498          2,179,128
Issuance of common stock for release of claims                    1,261,946               1,262             (1,262)
Issuance of common stock for technology license
  acquisition                                                       624,480                 624            749,376
Issuance of common stock to employees                             1,035,000               1,035            432,203
Issuance of common stock for financing fee                          300,000                 300            140,700
Stock offering costs                                                                                      (246,993)
Value assigned to beneficial conversion                                                                    653,789
Value assigned to warrants issued to consultants                                                           533,370
Value assigned to options issued to consultants                                                            183,500
Amortization of unearned compensation expense
Amortization of unearned financing costs
Net loss

                                                              --------------    ----------------   ----------------   --------------
Balance - October 31, 2002                                       49,787,069      $       49,787     $   47,097,830    $          --
                                                              ==============    ================   ================   ==============

                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                 F-6

                                               NEW VISUAL CORPORATION AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         FOR THE YEARS ENDED OCTOBER 31, 2003, 2002 AND 2001

                                                                                                                         Total
                                                             Unearned           Unearned           Accumulated       Stockholders'
                                                          Financing Costs     Compensation           Deficit            Equity
                                                          ---------------    ---------------     ---------------    ---------------
Balance - November 1, 2001                                $     (537,380)    $     (481,751)     $  (36,901,264)    $      484,387

Issuance of common stock under consulting agreements
  ($.40 to $1.24 per share)                                                        (344,280)                               814,600
Issuance of common stock for cash ($.25 to $1.00 per
  share)                                                                                                                 2,120,925
Cash received for subscription receivable                                                                                  103,500
Issuance of common stock in connection with the
  exercise of warrants ($.25 per share)                                                                                    728,000
Cashless exercise of warrants                                                                                                   --
Issuance of common stock for conversion of promissory
  notes and interest ($.40 to $.70 per share)                                                                            2,183,626
Issuance of common stock for release of claims                                                                                  --
Issuance of common stock for technology license
  acquisition                                                                                                              750,000
Issuance of common stock to employees                                              (100,000)                               333,238
Issuance of common stock for financing fee                      (141,000)                                                       --
Stock offering costs                                                                                                      (246,993)
Value assigned to beneficial conversion                         (653,789)                                                       --
Value assigned to warrants issued to consultants                                   (467,370)                                66,000
Value assigned to options issued to consultants                                    (183,500)                                    --
Amortization of unearned compensation expense                                     1,245,320                              1,245,320
Amortization of unearned financing costs                       1,117,217                                                 1,117,217
Net loss                                                                                             (9,467,123)        (9,467,123)

                                                          ---------------    ---------------     ---------------    ---------------
Balance - October 31, 2002                                $     (214,952)    $     (331,581)     $  (46,368,387)    $      232,697
                                                          ===============    ===============     ===============    ===============

                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                 F-7

                                               NEW VISUAL CORPORATION AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         FOR THE YEARS ENDED OCTOBER 31, 2003, 2002 AND 2001

                                                                         Common Stock                 Additional
                                                              -----------------------------------       Paid-In       Subscriptions
                                                                  Shares             Amount             Capital         Receivable
                                                              --------------     ---------------    ---------------   -------------
Balance - November 1, 2000                                       24,072,455      $       24,072     $   27,813,465    $

Issuance of common stock for cash ($.25 to $5.00 per
  share)                                                          1,212,254               1,212          1,075,763          (3,500)
Issuance of common stock with attached warrants ($4.02
  per share for quarter ended January 31)                           174,714                 175            489,024
Issuance of common stock with attached warrants ($5.10
  per share for quarter ended January 31)                            30,600                  31             85,649
Issuance of common stock with attached warrants ($2.80
  to $5.10 per share for quarter ended April 30)                    104,571                 105            292,695
Issuance of common stock in connection with Private
Placement ($4.35 to $5.50 per share for quarter ended
  January 31)                                                        32,445                  32            151,968
  ($2.60 to $3.37 per share for quarter ended April 30)             207,307                 207            619,793
  ($1.74 to $2.80 per share for quarter ended July 31)            1,446,355               1,446          2,742,008
Issuance of common stock in connection with litigation
  settlement                                                        250,000                 250            999,750
Issuance of stock to Vice-Chairperson of Board of
Directors for services ($1.8984 per share at June 11)               500,000                 500            948,700
Issuance of stock under consulting agreement ($2.90 to
  $3.90 per share at July 31)                                        50,960                  51            171,693
Issuance of stock under consulting agreements ($.41 to
  $.95 per share at October 31)                                   1,175,000               1,175            558,075
Issuance of stock in connection with exercising of
  option ($.27 at September 30)                                     750,000                 750            199,250        (100,000)
Value assigned to warrants issued to consultants at
  quarter ended July 31                                                                                  1,289,250
Value assigned to options issued to consultants at
  August 30                                                                                                540,000
Value assigned to warrants issued to consultants at
  quarter ended October 31                                                                                 380,000
Value assigned to options issued to advisory board
  members at quarter ended October 31                                                                      151,194
Cancellation of common stock issued for cash                         (2,980)                 (3)           (29,998)
Amortization of unearned financing costs
Amortization of unearned compensation expenses
Net loss
                                                              --------------     ---------------    ---------------   -------------
Balance - October 31, 2001                                       30,003,681      $       30,003     $   38,478,279    $   (103,500)
                                                              ==============     ===============    ===============   =============

                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                 F-8

                                               NEW VISUAL CORPORATION AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         FOR THE YEARS ENDED OCTOBER 31, 2003, 2002 AND 2001

                                                                                                                         Total
                                                             Unearned           Unearned           Accumulated       Stockholders'
                                                          Financing Costs     Compensation           Deficit            Equity
                                                          ---------------    ---------------     ---------------    ---------------
Balance - November 1, 2000                                $   (2,583,333)    $                   $  (25,025,349)    $      228,855

Issuance of common stock for cash ($.25 to $5.00 per
  share)                                                                                                                 1,073,475
Issuance of common stock with attached warrants ($4.02
  per share for quarter ended January 31)                                                                                  489,199
Issuance of common stock with attached warrants ($5.10
  per share for quarter ended January 31)                                                                                   85,680
Issuance of common stock with attached warrants ($2.80
  to $5.10 per share for quarter ended April 30)                                                                           292,800
Issuance of common stock in connection with Private
Placement ($4.35 to $5.50 per share for quarter ended                                                                      152,000
  January 31)
  ($2.60 to $3.37 per share for quarter ended April 30)                                                                    620,000
  ($1.74 to $2.80 per share for quarter ended July 31)                                                                   2,743,454
Issuance of common stock in connection with litigation
  settlement                                                                                                             1,000,000
Issuance of stock to Vice-Chairperson of Board of
Directors for services ($1.8984 per share at June 11)                                                                      949,200
Issuance of stock under consulting agreement ($2.90 to
  $3.90 per share at July 31)                                                                                              171,744
Issuance of stock under consulting agreements ($.41 to
  $.95 per share at October 31)                                                                                            559,250
Issuance of stock in connection with exercising of
  option ($.27 at September 30)                                                                                            100,000
Value assigned to warrants issued to consultants at
  quarter ended July 31                                                                                                  1,289,250
Value assigned to options issued to consultants at
  August 30                                                                        (540,000)                                    --
Value assigned to warrants issued to consultants at
  quarter ended October 31                                                                                                 380,000
Value assigned to options issued to advisory board                                 (151,194)
  members at quarter ended October 31                                                                                      (30,001)
Cancellation of common stock issued for cash                                                                                    --
Amortization of unearned financing costs                       2,045,953                                                 2,045,953
Amortization of unearned compensation expenses                                      209,443                                209,443
Net loss                                                                                            (11,875,915)       (11,875,915)
                                                          ---------------    ---------------     ---------------    ---------------
Balance - October 31, 2001                                $     (537,380)    $     (481,751)     $  (36,901,264)    $      484,387
                                                          ===============    ===============     ===============    ===============

                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                 F-9

                                         NEW VISUAL CORPORATION AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                          For the Years Ended October 31,
                                                           -------------------------------------------------------------
                                                                  2003                  2002                 2001
                                                           ------------------     ----------------     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                   $      (3,316,500)     $    (9,467,123)     $    (11,875,915)
  Adjustments to reconcile net loss to net cash used in
operating activities:
  Consulting fees and other compensatory elements of
stock issuances                                                    2,062,081            2,429,659             3,558,887
  Stock issued for litigation settlement                                  --                   --             1,000,000
  Unusual item - gain on Litigation settlement                    (1,474,000)                  --                    --
  Loss on disposal of equipment                                           --                   --                 7,500
  Projects written-off                                                56,864                   --                    --
  Amortization of unearned financing costs                           336,391            1,117,217             2,045,953
  Amortization of film in production costs                           192,889                   --                    --
  Depreciation                                                        23,232               77,260               118,693
Change in Assets (increase) decrease:
  Other current assets                                                (3,365)              92,766              (106,809)
  Due from related parties                                            10,033              160,859              (100,708)
  Other assets                                                         1,540               18,963                83,558
Change in Liabilities increase (decrease):
  Accounts payable and accrued expenses                             (172,462)           1,584,573               988,103
                                                           ------------------     ----------------     -----------------

      NET CASH USED IN OPERATING ACTIVITIES                       (2,283,297)          (3,985,826)           (4,280,738)
                                                           ------------------     ----------------     -----------------

CASH USED IN INVESTING ACTIVITIES
Acquisition of property and equipment                                     --               (2,513)              (17,302)
Proceeds from sale of equipment                                           --              145,616                    --
Projects under development                                          (213,134)            (266,181)           (1,237,999)
Acquisition of license                                              (639,000)          (1,075,000)                   --
                                                           ------------------     ----------------     -----------------

NET CASH USED IN INVESTING ACTIVITIES                               (852,134)          (1,198,078)           (1,255,301)
                                                           ------------------     ----------------     -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                           2,936,693            2,224,422             5,426,607
  Offering costs related to stock issuances                         (172,957)            (246,993)                   --
  Proceeds from convertible debentures                               300,000                   --                    --
  Proceeds from convertible notes payable                            287,000            1,795,250               615,000
  Proceeds from notes payable                                             --              700,000                    --
  Repayments of notes payable                                       (231,096)                  --              (500,000)
  Repayments of convertible notes payable                            (36,000)                  --                    --
  Proceeds from exercise of options and warrants                      60,000              728,000               100,000
                                                           ------------------     ----------------     -----------------

      NET CASH PROVIDED BY FINANCING ACTIVITIES                    3,143,640            5,200,679             5,641,607
                                                           ------------------     ----------------     -----------------

INCREASE IN CASH                                                        8,209               16,775               105,568

CASH - BEGINNING OF YEAR                                              311,577              294,802               189,234

                                                           ------------------     ----------------     -----------------
CASH - ENDING OF YEAR                                       $         319,786      $       311,577      $        294,802
                                                           ==================     ================     =================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest                                                   $              --      $            --      $             --
                                                           ==================     ================     =================
Income taxes                                               $              --      $            --      $             --
                                                           ==================     ================     =================

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Compensation satisfied by issuance of common stock         $          55,001      $        29,500      $             --
                                                           ==================     ================     =================
Notes and interest satisfied by issuance of common
stock                                                      $         377,750      $     2,183,626      $             --
                                                           ==================     ================     =================

Accrued interest added to convertible notes payable        $         156,000      $            --      $             --
                                                           ==================     ================     =================

Common stock issued for acquisition of license             $              --      $       750,000      $             --
                                                           ==================     ================     =================
Redeemable Series B Preferred Stock issued for
acquisition of license                                     $              --      $     3,192,000      $             --
                                                           ==================     ================     =================

                 The accompanying notes are an integral part of these consolidated financial statements.

                                                          F-10

                     NEW VISUAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - PRINCIPLES OF CONSOLIDATION, BUSINESS AND CONTINUED OPERATIONS

The consolidated financial statements include the accounts of New Visual Corporation ("New Visual") and its wholly owned operating subsidiaries, NV Entertainment, Inc. ("NV Entertainment") (including its 50% owned subsidiary Top Secret Productions, LLC), Impact Multimedia, Inc. and NV Technology, Inc. (formerly New Wheel Technology, Inc.) ("New Wheel") (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated. The Company consolidates its 50% owned subsidiary Top Secret Productions, LLC due to the Company's control of management, board of directors and financial matters.

New Visual Corporation was incorporated under the laws of the State of Utah on December 5, 1985.

In November of 1999, the Company began to focus its business activities on the development of new content telecommunications technologies. Pursuant to such plan, in February of 2000, the Company acquired New Wheel, a development stage-company. As a result of the change in business focus, the Company became a development stage entity commencing November 1, 1999. With the completion of the film "Step Into Liquid" and its revenue generation during the fourth quarter of fiscal 2003 the Company was no longer considered a development stage entity. The Company's Telecommunication Segment has generated no revenues to date.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, for the years ended October 31, 2003, 2002 and 2001, the Company incurred net losses of approximately $3,317,000, $9,467,000 and $11,876,000, respectively, and as of October 31, 2003, had a working capital deficiency of approximately $3,658,000. As of December 31, 2003, the Company raised $1 million from the sale of its three-year 7% Convertible Debentures and, upon the effectiveness of a registration statement relating to the shares of Common Stock underlying such debentures, which the Company expects to file shortly, the Company expects to sell an additional $1 million of such debentures. Notwithstanding the amounts raised, the Company has limited finances and requires additional funding in order to accomplish its growth objectives and marketing of its products and services. There is no assurance that the Company can reverse its operating losses, or that it can raise additional capital on commercially acceptable terms to allow it to expand its planned operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in this regard is to obtain other debt and equity financing until profitable operation and positive cash flows are achieved and maintained. Except as noted above the Company has no commitment for such financing.

The Company operates in two business segments, the production of motion pictures, films and videos (Entertainment Segment) and development of new content telecommunications technologies (Telecommunication Segment). The success of the Company's Entertainment Segment is dependent on future revenues from the Company's film "Step Into Liquid." The success of the Telecommunications Segment is dependent on the Company's ability to successfully commercialize its developed technology.

Through its subsidiary NV Entertainment the Company has operating revenues for its Entertainment Segment, but may continue to report operating losses for this segment. The Telecommunications Segment will have no operating revenues until successful commercialization of its developed technology, but will continue to incur substantial operating expenses, capitalized costs and operating losses.

The Company funded its operations during 2003, 2002 and 2001 through sales of its common stock, proceeds from notes and convertible notes and the exercise of options and warrants resulting in approximate net proceeds to the Company of $3,411,000, $5,201,000 and $6,142,000, respectively. The Company is exploring other financing alternatives, including private placements and other offerings. Subsequent to October 31, 2003, the Company placed $1,000,000 of convertible debentures (see Note 17).

The Company's ability to continue as a going concern is dependent upon obtaining additional financing. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash, accounts payable, accrued expenses and convertible notes approximate fair value because of their immediate or short-term nature. The fair value of long-term notes payable approximates their carrying value because the stated rates of the debt either reflect recent market conditions or are variable in nature.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on a straight-line method over the estimated useful lives of the assets, which generally range from five to seven years. Maintenance and repair expenses are charged to operations as incurred.

Film In Distribution

Statement of Positions 00-2, "Accounting by Producers or Distributors of Films" ("SOP-00-2") requires that film costs be capitalized and reported as a separate asset on the balance sheet. Film costs include all direct negative costs incurred in the production of a film, as well as allocations of production overhead and capitalized interest. Direct negative costs include cost of scenario, story, compensation of cast, directors, producers, writers, extras and staff, cost of set construction, wardrobe, accessories, sound synchronization, rental of facilities on location and post production costs. SOP-00-2 also requires that film costs be amortized and participation costs accrued, using the individual-film-forecast-computation method, which amortizes or accrues such costs in the same ratio that the current period actual revenue (numerator) bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator). The Company makes certain estimates and judgments of its future gross revenue to be received for each film based on information received by its distributors, historical results and management's knowledge of the industry. Revenue and cost forecasts are continually reviewed by management and revised when warranted by changing conditions. A change to the estimate of gross revenues for an individual film may result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period.

In addition, SOP-00-2 also requires that if an event or change in circumstances indicates that an entity should assess whether the fair value of a film is less than its unamortized film costs, then an entity should determine the fair value of the film and write-off to the statement of operations the amount by which the unamortized capital costs exceeds the film's fair value. The Company adopted the standard effective November 1, 2001, which did not have a material effect on the Company's financial position or results of operations.

The Company commences amortization of capitalized film costs and accrues (expenses) participation costs when a film is released and it begins to recognize revenue from the film. The Company had amortization costs of $192,889, $0 and $0 for the years ended October 31, 2003, 2002 and 2001, respectively.

Project In Development

During the year ended October 31, 2003, several projects under development were determined to have no estimated realizable value and were accordingly written-off. Project costs written-off during the year ended October 31, 2003 were $56,864.

Income Taxes

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 employs an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred income taxes of a change in tax rates is recognized in operations in the period that includes the enactment date.

Revenue Recognition

The Company recognizes film revenue from the distribution of its feature film and related products when earned and reasonably estimable in accordance with SOP 00-2. The following conditions must be met in order to recognize revenue in accordance with SOP 00-2:

     o persuasive evidence of a sale or licensing arrangement with a customer exists;
     o the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;
     o the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale;
     o   the arrangement fee is fixed or determinable; and
     o   collection of the arrangement fee is reasonably assured.

Under a rights Agreement with Artisan Entertainment ("Artisan") the Company's domestic distributor for its feature length film entitled "Step Into Liquid", the Company shares with Artisan in the profits of STEP INTO LIQUID after Artisan recovers its marketing, distribution and other predefined costs and fees. The agreement provides for the payment of minimum guaranteed license fees, usually payable on delivery of the respective completed film, that are subject to further increase based on the actual distribution results in the respective territory. Minimum guaranteed license fees totaled $200,000 during the year ended October 31, 2003 and was recorded as revenue.

Research and Development

Research and development costs are charged to expense as incurred. Amounts allocated to acquired-in-process research and development costs, from business combinations, are charged to earnings at the consummation of the acquisition.

Capitalized Software Development Costs

Capitalization of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for the

Company's computer software is generally based upon achievement of a detail program design free of high-risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product.

The Company periodically performs reviews of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, the capitalized costs of each software product is then valued at the lower of its remaining unamortized costs or net realizable value.

The Company has no amortization expense for the years ended October 31, 2003, 2002 and 2001 for its capitalized software development costs.

Advertising

Advertising costs are charged to operations when incurred. Advertising expense was $0, $0 and $942 for the years ended October 31, 2003, 2002 and 2001, respectively.

Loss Per Common Share

Basic loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted loss per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock based on the average market price of common shares outstanding during the period. No effect has been given to outstanding options, warrants or convertible debentures in the diluted computation, as their effect would be antidilutive.

The number of potentially dilutive securities excluded from computation of diluted loss per share was approximately 21,387,483, 18,910,000 and 9,828,000 for the years ended October 31, 2003, 2002 and 2001, respectively.

Stock-Based Compensation

The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the fair value-based method of accounting as defined in this statement and the intrinsic value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees."

The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted for stock-based compensation relative to the Company's employees. Stock and options granted to other parties in connection with providing goods and services to the Company are accounted for under the fair value method as prescribed by SFAS 123.

In December 2002, the Financial Accounting Standard Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure - an Amendment of FASB Statement No. 123". This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No.148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. The Company has adopted the increased disclosure requirements of SFAS No. 148 during the year ended October 31, 2003.

                                                                                For the year ended October 31,
                                                               -----------------------------------------------------------
                                                                      2003                 2002                 2001
                                                               ----------------     ----------------     -----------------
     Net loss, as reported                                     $    (3,316,500)     $    (9,467,123)     $    (11,875,915)
     Add:  Stock-based employee compensation expense
       included in reported net loss                                        --                   --                    --
     Less: Total stock-based employee compensation expense
       determined under the fair value-based method for all
       awards                                                         (676,396)          (2,626,550)           (1,962,835)
                                                               ----------------     ----------------     -----------------
     Proforma net loss                                         $    (3,992,896)     $   (12,093,673)     $    (13,838,750)
                                                               ================     ================     =================

     Basic and Diluted Net Loss:
       As reported                                             $          (.05)     $          (.23)     $           (.46)
                                                               ================     ================     =================
       Proforma                                                $          (.07)     $          (.29)     $           (.53)
                                                               ================     ================     =================

Impairment of Long-Lived Assets

Pursuant to SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company evaluates its long-lived assets for financial impairment, and continues to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Impact of Recently Issued Accounting Standards

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (" FIN 45"). FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002 and adoption of the disclosure requirements are effective for the Company during the first quarter ending January 31, 2003. The adoption of FIN 45 had no significant impact on its consolidated financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after December 31, 2004. The Company does not expect the adoption of FIN 46 will have a significant impact on its consolidated financial position or results of operations.

In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities, or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 had no significant impact on its consolidated financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS. No 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. As a result of implementing SFAS No. 150 the Company has changed the classification of its Series B Convertible Preferred Stock to a long term liability from previously being classified between the liability and equity sections.

Comprehensive Income

The Company has no material components of other comprehensive income and, accordingly, net loss approximates comprehensive loss for all periods presented.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

NOTE 3 - ACQUISITIONS

NV Technology, Inc.

In February 2000, the Company completed the acquisition of New Wheel, a development-stage, California-based, technology company. New Wheel was merged with Astounding Acquisition Corp., a Delaware corporation and wholly owned subsidiary of New Visual. The Company now uses New Wheel to conduct the development of its broadband technology ("NV Technology"). An aggregate of 3,000,000 restricted shares of common stock valued at $6,000,000 were issued to the New Wheel stockholders in consideration of the merger. Accordingly, the $6,000,000 was charged to operations during the year ended October 31, 2000. See
Note 15 for discussion of a settlement agreement with the former owners of New Wheel.

NOTE 4 - NOTE RECEIVABLE FROM RELATED PARTIES

On September 6, 2001, the Company converted advances made to an officer in the amount of $99,656 into a promissory note, which was payable on demand and bore an interest rate of 7.0% per annum. On January 1, 2002, the Company converted additional advances made to the officer in the amount of $67,631 into a promissory note, which was payable on demand and bore an interest rate of 7.0% per annum.

On September 30, 2002, the Company and the officer discussed above mutually decided to end their relationship. The principal balance of $167,287 and accrued interest of $11,113 was satisfied by the Company agreeing to provide the officer with a termination payment equal to the remaining balance of the note receivable and accrued interest. The $178,400 was charged to selling, general and administrative expenses for the year ended October 31, 2002.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment, consists of the following:

                                                         At October 31,
                                                 ----------------------------
                                                     2003             2002
                                                 ------------    ------------
Furniture and fixtures                           $    54,097     $    54,097
Camera equipment                                     298,109         298,109
Office equipment                                     109,515         109,515
                                                 ------------    ------------
                                                     461,721         461,721
Less: Accumulated depreciation                       420,420         397,188
                                                 ------------    ------------
Total                                            $    41,301     $    64,533
                                                 ============    ============

For the years ended October 31, 2003, 2002 and 2001, depreciation expense was $23,232, $77,260 and $118,693, respectively.

NOTE 6 - TECHNOLOGY LICENSE AND DEVELOPMENT AGREEMENT

On April 17, 2002, the Company entered into a development and license agreement with Adaptive Networks, Inc. ("ANI") to acquire a worldwide, perpetual license to ANI's Powerstream technology, intellectual property, and patent portfolio for use in products relating to all applications in the field of the copper telephone wire telecommunications network. In consideration of the grant of the license, the Company assumed certain debt obligations of ANI to Zaiq Technologies, Inc. ("Zaiq") and TLSI, Inc. ("TLSI"). The Company then issued 3,192 shares of its Series B Preferred Stock, valued at $3,192,000, with a liquidation preference of $1,000 per share and paid $250,000 in cash to Zaiq in satisfaction of the Zaiq debt. The Company also issued 624,480 shares of common stock, valued at $750,000, to TLSI in satisfaction of the TLSI debt. The value of the consideration issued by the Company in connection with the license agreement totaled $4,192,000.

The Company also agreed to pay ANI a development fee of $1,559,000 for software development services and to pay ANI a royalty equal to a percentage of the net sales of products sold by the Company and license revenue received by the Company. As of October 31, 2003, $95,000 of this development fee was outstanding.

The Company capitalized the consideration issued in connection with the license fee and development fee totaling $5,751,000. The Company's technical employees and advisors concluded that as of March 2002 the Company had established technological feasibility for its ultimate telecommunication product to be marketed (see Note 1). Additional development services and testing, to be performed principally by ANI, are necessary to complete the product development.

The success of the Company's Telecommunication Segment is dependent upon the successful completion of development and testing of its broadband technology currently under development by its wholly owned subsidiary, NV Technology, Inc. No assurance can be given that the Company can complete development of such technology, or that with respect to such technology that is fully developed, it can be commercialized on a large-scale basis or at a feasible cost. No assurance can be given that such technology will receive market acceptance.

NOTE 7 - FILM IN DISTRIBUTION

       In April 2000, the Company entered into a joint venture production agreement to produce a feature length film ("Step Into Liquid") for theatrical distribution. The Company agreed to provide 100% of the funding for the production in the amount of up to $2,250,000 and, in exchange, received a 50% share in all net profits from worldwide distribution and merchandising, after receiving funds equal to its initial investment of up to $2,250,000. As of October 31, 2003 the Company has funded a net of $2,335,101 for completion of the film. The film is currently in distribution. The Company has recognized revenues of $379,980 for the year ended October 31, 2003. The Company's management believes revenues from the film will be more than adequate to cover the capitalized production costs. The Company had amortization costs of $192,889, $0 and $0 for the years ended October 31, 2003, 2002 and 2001, respectively, for the film. The total film production costs and related amounts capitalized are as follows:

                                                                                    October 31,
                                                                          --------------------------------
                                                                               2003               2002
                                                                          --------------     -------------
      Released films                                                      $   2,335,101      $         --
        Less cumulative amortization of film production costs                   192,889                --
                                                                          --------------     -------------
          Total film production costs capitalized for released films          2,142,212                --
      Films in production                                                            --         2,121,967
      Films in development or pre-production (1)                                     --            56,864
                                                                          --------------     -------------
          Total film production costs capitalized, net                    $   2,142,212      $  2,178,831
                                                                          ==============     =============

      (1) In the fourth quarter of fiscal 2003 the Company wrote-off $56,864 in costs capitalized for future film projects, which the Company determined would not be put into production.

Based on anticipated future revenues, amortization of the costs of the film in distribution are estimated to be:

          Year Ending October 31,
                    2004                     $ 1,761,489
                    2005                         126,908
                    2006                         101,526
                    Thereafter                   152,289
                                             -----------
                                             $ 2,142,212
                                             ===========

NOTE 8 - CONVERTIBLE NOTES PAYABLE

During fiscal 2003, 2002 and 2001, the Company entered into several convertible promissory note agreements with various trusts and individuals. The Company agreed to pay the principal and an additional amount equal to 50% of the principal. The notes are due when the Company reaches certain milestones from the distribution of its motion picture (Note 7). The notes may be converted at any time, in whole or in part, into that number of fully paid and non-assessable shares of common stock at conversion prices ranging from $.33 to $1.00. These and the Company's other notes are summarized in the table below:

                                                                   October 31,
                                                         -------------------------------
                                                              2003              2002
                                                         -------------     -------------
     Note payable (1)                                    $    250,000      $    250,000
     Notes payable (ten notes) (2)                            483,000           704,500
     Note payable, 9% interest (3)                             10,000                --
     Notes payable (four notes), 12% interest (4)             360,000                --
                                                         -------------     -------------
     Total                                               $  1,103,000      $    954,500
                                                         =============     =============


     (1) Due when receipts received by the Company from the joint venture exceed $375,000.
     (2) Due when receipts received by the Company from the joint venture exceed $2,250,000.
     (3) Due when receipts received by the Company from the joint venture exceed $750,000.
     (4) Notes had an original due date of November 21, 2003. The note holders extended the due date until January 7, 2004 in exchange for 160,000 shares of common stock. In January 2004 the Company paid $180,000 of principal payments and further extended the notes until the next round of financing is completed.

During the year ended October 31, 2003, holders of convertible notes converted principal of $258,500 and accrued interest of $119,250 into 1,225,941 shares of the Company's common stock

Several of the above convertible note agreements that were entered into during the fiscal year ended October 31, 2003 and 2002, were convertible into common stock at a conversion rate lower than the market price at the issuance of the convertible notes. The value of such beneficial conversion features was $137,113 and $653,789, respectively and such amount was charged to financing costs during the fiscal year ended October 31, 2003 and 2002.

NOTE 9 - CONVERTIBLE DEBENTURES

On October 31, 2003, the Company entered into a 7% convertible debenture agreement in the amount of $300,000. The debentures are convertible to common stock at $.26 per share and are due April 30, 2004. The Company also issued warrants to the debenture holder at a strike price of $.15 per share. The warrants were convertible into common stock at a conversion rate lower than the market price at the issuance of the warrants, subject to the holders cashless exercise rights. The value of such beneficial conversion features was $133,852.

NOTE 10 - NOTES PAYABLE

The Company has the following notes payable outstanding at October 31:

                                                                                 2003                2002
                                                                            -------------      --------------
     Note Payable (five individual notes with identical terms),
       unsecured, 6% interest, due June 29, 2004                            $    256,886       $     256,886
     Note payable, 10% interest, unsecured, due on demand with
       three days notice                                                         483,425             514,521
     Note payable, unsecured, 10% interest, due April 29, 2003                        --             200,000
                                                                            -------------      --------------
     Total                                                                  $    740,311       $     971,407
                                                                            =============      ==============

NOTE 11 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued liabilities consist of the following:

                                                          At October 31,
                                                 ------------------------------
                                                      2003             2002
                                                 -------------    -------------
Accrued Officers Compensation, bonuses
  and payroll                                    $    494,248     $    515,903
Professional fees                                     471,213          623,044
Interest payable                                      478,289          541,350
Consulting fees                                        45,251           62,018
Miscellaneous                                         255,882          505,280
                                                 -------------    -------------
                                                 $  1,744,883     $  2,247,595
                                                 =============    =============

NOTE 12 - PREFERRED STOCK

REDEEMABLE SERIES B PREFERRED STOCK

On April 10, 2002, the Company amended its Articles of Incorporation and designated 4,000 of its authorized preferred stock as a Series B Preferred Stock, with a liquidation preference of $1,000 per share.

The Company may redeem any or all of the shares of Series B Preferred Stock at any time or from time to time at a per share redemption price equal to the preference amount.

The Series B Preferred Stock are mandatorily redeemable by the Company at the liquidation preference as follows:

(i)      Closing of financing transaction of at least $15 million.

(ii) Closing of a corporate transaction, (such as a merger, consolidation, reorganization, sale of significant assets, etc.) resulting in a change of control.

(iii) In the event the Company completes a financing, which is at least $3 million but less than $15 million, the Company must partially redeem the Series B Preferred Stock based on a fraction, the numerator of which is the net cash proceeds received by the Company, as a result of the financing transaction, and the denominator of which is $15 million.

(iv) The Company is obligated to redeem any outstanding Series B Preferred Stock at its liquidation preference, in eight equal quarterly payments, commencing on March 31, 2005 and ending on December 31, 2006.

Holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors in preference to the holders of its common stock and of any other stock ranking junior to the Series B Preferred Stock with respect to dividends.

The Company cannot declare or pay any dividend or make any distribution on its common stock unless a dividend or distribution of at least two times the dividend paid on the common stock is also paid on the Series B Preferred Stock. Holders of Series B Preferred Stock are also entitled to share pro-rata (based on the aggregate liquidation preference) in any dividend, redemption or other distribution made to any other series of the Company's preferred stock. The Series B Preferred Stock does not have voting rights, except as required by law.

Each share of the Series B Preferred Stock is convertible into shares of the Company's common stock by dividing $1,000 by the conversion price. The conversion price is the fair market value of the Company's common stock at the time of conversion, but not to be less than $.34 per share, subject to adjustment, and not to exceed $4.00 per share, subject to adjustment. Holders of the Series B Preferred Stock were granted piggy-back registration rights to register common shares reserved for such conversion.

In April 2002, the Company issued 3,192 shares of its Series B Preferred Stock, with redemption and liquidation preference of $3,192,000, in connection with the development and license agreement discussed in Note 6. As of October 31, 2003 and 2002, there were 4,000 authorized shares Series B Preferred Stock and 3,192 shares issued and outstanding. Based on the Company's evaluation relating to SFAS No. 150, the Series B Preferred Stock was reclassified to liabilities during the fourth quarter ended October 31, 2003.

SERIES C, SERIES D, SERIES E, SERIES F AND SERIES G CONVERTIBLE PREFERRED STOCK

On February 24, 2003 the Company amended its Articles of Incorporation and designated 100,000 shares of its authorized preferred stock as Series C Preferred Stock. On May 16, 2003, the Company amended this designation and fixed the number of shares designated as Series C Preferred Stock as 57,894.201. On June 13, 2003 and June 27, 2003, the Company amended its Articles of Incorporation and designated 9,090.909 shares of its authorized preferred stock as Series D Preferred Stock and 25,000 shares of its authorized preferred stock as Series E Preferred Stock. All of the designated Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock were issued in May and June 2003, to collateralize proposed loans to the Company of approximately $1,500,000, $400,000 and $500,000.

The shares are returnable to the Company upon demand in the event the proposed loans are not completed. The Company has not received any monies from the proposed loans.

The 57,894.201 shares of Series C preferred were returned to the Company. In November 2003 the Company issued 15,152 shares of Series C preferred, to collateralize a proposed loan to the Company of $2,000,000. The shares are returnable to the Company upon demand in the event the proposed loan is not completed.

On August 7, 2003 the Company amended its Articles of Incorporation and designated 10,297.118 shares of its authorized preferred stock as Series F Preferred Stock and 10,297.118 shares of its authorized preferred stock as Series G Preferred Stock. All of the designated Series F Preferred Stock and Series G Preferred Stock were issued in August 2003, to collateralize proposed loans to the Company of approximately $1,000,000. All Series F and Series G Preferred Stock have been returned to the Company.

None of these Series C, D, E, F and G are classified as outstanding as of October, 31, 2003 as such shares are issuable upon the funding of the loans. If the loans are not funded by January 31, 2004, all such shares are to be returned to the Company.

The terms of the Series C, Series D, Series E, Series F and Series G Preferred Stock are substantially the same. None of the series is entitled to receive dividends or to vote, except as required by Utah law, and none of the series is subject to mandatory redemption. The aggregate liquidation preference of each series is equal to the unpaid balance of principal and interest on the proposed loan to be collateralized by the shares of such series. In the event of a default under such proposed loan, the Series C, Series D, Series E, Series F or Series G Preferred Stock, as applicable, can be converted into common stock of the Company to liquidate the unpaid balance of the loan and related interest.

NOTE 13 - STOCKHOLDERS' EQUITY

Preferred Stock and Rights Dividend

Effective June 22, 2000, the Company amended its Articles of Incorporation to decrease the number of authorized shares of preferred stock from 200,000,000 to 15,000,000, and to decrease the par value of the preferred stock from $30.00 to $0.01 per share.

The Company adopted a stockholder rights plan, in which one right was distributed on August 21, 2000 as a dividend on each outstanding share of common stock to stockholders of record on that date. Each right will entitle the stockholders to purchase 1/1000th of a share of a new series of junior participating preferred stock of the Company at an exercise price of $200 per right. The rights will be exercisable only if another person acquires or announces its intention to acquire beneficial ownership of 20% or more of the Company's common stock. After any such acquisition or announcement, the Company's stockholders, other than the acquirer, could then exercise each right they hold to purchase the Company's common stock at a 50% discount from the market price. In addition, if, after another person becomes an acquiring person, the Company is involved in a merger or other business combination in which it is not the surviving corporation, each right will entitle its holder to purchase a number of shares of common stock of the acquiring company having a market value equal to twice the exercise price of the right. Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock, at the option of the Board of Directors, the rights are redeemable for $0.001 per right. The rights will expire on August 21, 2004.

On July 27, 2000, the Company created a series of preferred stock, designated as "Series A Junior Participating Preferred Stock". 200,000 shares of the Series A Junior Participating Preferred Stock are initially reserved for issuance upon exercise of the rights. Subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of common stock, shall be entitled to receive, when, as and if declared by the Board of Directors, quarterly dividends payable in cash on the last day of each quarter in each year, commencing on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share equal to the greater of $1.00 or 1,000 times the aggregate per share amount of all cash and non-cash dividends or other distributions, other than a dividend payable in shares of common stock. Each share of Series A Preferred Stock shall entitle the holder to 1,000 votes. Upon any liquidation, no distribution shall be made to the holders of shares of stock ranking junior to the Series A Preferred, unless the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon. The shares of Series A Preferred Stock shall not be redeemable. No Series A Preferred Stock was issued during the years ended October 31, 2003, 2002 and 2000, respectively.

Common Stock

Effective November 12, 2003, the Company amended its Articles of Incorporation and increased the authorized number of common stock from 100,000,000 to 500,000,000.

Common Stock Issuances During the Year Ended October 31, 2003:

In December 2002, 2.2 million shares of the Company's common stock previously issued to the former owners of New Wheel and former officers of the Company were returned to the Company, resulting in a non-cash gain of $1,474,000.

During the quarter ended January 31, 2003, the Company issued 88,710 shares of common stock to two officers of the Company in satisfaction of $55,001 in accrued compensation.

During the year ended October 31, 2003, the Company sold 17,112,611 shares of common stock to investors for cash proceeds of $2,936,693, as indicated below.

         During the quarter ended January 31, 2003, the Company sold 4,328,587 shares of common stock for $908,406.

         During the quarter ended April 30, 2003, the Company sold 6,668,339 shares of common stock for $1,116,299.

         During the quarter ended July 31, 2003, the Company sold 4,256,485 shares of common stock for $633,108.

         During the quarter ended October 31, 2003, the Company sold 1,859,200 shares of common stock for $278,880.

During the year ended October 31, 2003, principal and accrued interest of several convertible promissory notes, totaling $377,750, were converted into 1,225,941 shares of the Company's common stock (Note 8).

During the quarter ended January 31, 2003, the Company issued 421,875 shares of its common stock valued at $245,250, in connection with various consulting agreements and services.

During the quarter ended April 30, 2003, the Company issued 3,200,000 shares of its common stock valued at $1,294,000, in connection with various consulting agreements and services.

During the quarter ended October 31, 2003, warrants to purchase 1,000,000 share of common stock were exercised at $.06 per share, resulting in proceeds to the Company totaling $60,000.

During the quarter ended April 30, 2003, the Company issued 40,476 shares of its common stock due to a cashless exercise of warrants to purchase 100,000 shares of common stock.

Common Stock Issuances During the Year Ended October 31, 2002:

In February 2002, the Company issued an aggregate of 1,261,946 shares of its common stock to seven individuals who purchased common stock of the Company in a private placement completed in March 2001 and contended that they were entitled to receive these additional shares in connection with their initial purchase agreements. The parties reached an amicable resolution of the matter and the Company received a full and complete release from each investor.

In February 2002, the Company issued a stock award of 500,000 shares of common stock to an executive officer in consideration of his services to the Company. The stock award was granted pursuant to the Company's 2000 Plan. The executive officer purchased the shares for $.001 per share. The value assigned to the stock award was $225,000 and was charged to operations during the year ended October 31, 2002.

In February 2002, the Company issued 485,000 shares of restricted common stock to two employees in consideration of their services to the Company. The value assigned to the common stock totaled $178,738 and was charged to operations for the year ended October 31, 2002.

During October 2002, the Company issued 50,000 shares of common stock, valued at $29,500, for deferred salary due to an employee.

During the year ended October 31, 2002, the Company sold 6,448,675 shares of common stock to investors for cash proceeds of $2,120,925, as indicated below. Such sales were sold in private transactions in reliance on various exemptions from the registration requirements of the Securities Act.

During the quarter ended January 31, 2002, the Company sold 1,445,015 shares of common stock for $409,501.

During the quarter ended April 30, 2002, the Company sold 4,123,989 shares of common stock for $1,275,224.

During the quarter ended July 31, 2002, the Company sold 284,671 shares of common stock for $190,200.

During the quarter ended October 31, 2002, the Company sold 595,000 shares of common stock for $246,000.

During the quarter ended January 31, 2002, the Company issued 950,000 shares of its common stock as consideration for consulting services performed by four consultants. Shares issued under these arrangements were valued at $494,898, which was all charged to operations during the year ended October 31, 2002.

During the quarter ended April 30, 2002, the Company issued 306,250 shares of its common stock as consideration for consulting services performed by two consultants. Shares issued under these arrangements were valued at $131,500, which was all charged to operations during the year ended October 31, 2002.

During the quarter ended July 31, 2002, the Company issued 359,500 shares of its common stock as consideration for consulting services performed by two consultants at prices ranging from $.95 to $1.24 per share, totaling $344,280.

During the quarter ended October 31, 2002, the Company issued 351,562 shares of its common stock as consideration for consulting services performed by two consultants at prices from $.45 to $.64 per share, totaling $188,202.

During March 2002, the Company issued 736,008 shares of its common stock due to a cashless exercise of warrants to purchase 1,000,000 shares of common stock.

During the year ended October 31, 2002, warrants to purchase 2,912,000 shares of common stock were exercised at $.25 per share, resulting in proceeds totaling $728,000.

During the year ended October 31, 2002, principal and accrued interest of several convertible promissory notes, totaling $2,183,626, was converted into 4,497,967 shares of the Company's common stock.

During April 2002, the Company issued 624,480 shares of common stock, valued at $750,000, in connection with its technology license agreement with ANI (Note 6).

Common Stock Issuances During the Year Ended October 31, 2001:

Private Placement:

On November 17, 2000, and as amended on January 22, 2001, the Company entered into a private placement agreement with various investors to sell $5,000,000 of the Company's common stock in several tranches at a purchase price equal to 87% of the average market price of the Company's common stock over the five days preceding the closing of each drawdown.

The Company can sell stock to the investors in five-day intervals not to exceed $500,000 per sale. The investor may refuse to purchase the stock in the event the average purchase price is below $2.00 per share, or if the trading volume is below a certain number of shares within the period, or if the Company sells capital stock in excess of $5,000,000.

The Company may not apply any portion of the draw downs towards payment of any costs related to its production of the Company's pending motion picture project.

In addition, the investors received warrants to purchase 4,000,000 shares of common stock to be issued in two series (3,000,000 Series A warrants and 1,000,000 Series B warrants). Each Series A warrant can be exercised at a price per share equal to the lesser of $6.00 or 50% of the average of the closing sales price of the Company's common stock over the five consecutive trading days immediately preceding the date of the exercise of the warrants. Each Series B warrant can be exercised at a price per share of $6.00. The Series B warrants have a cashless exercise provision. Both the Series A and Series B warrants expired on November 17, 2003.

For the years ended October 31, 2001 and 2000, the Company has sold 1,686,107 and 77,248 shares of its common stock, respectively, under the above agreement and received proceeds of $3,515,454 and $415,000, respectively. As of October 31, 2001, this private placement was terminated. The Company does not expect any future proceeds from this private placement.

Other:

During the year ended October 31, 2001, the Company issued 1,212,254 shares of restricted common stock to investors for cash proceeds of $1,073,475, as indicated below.

During December 2000, the Company sold 219,904 shares of common stock for $600,000.

During January 2001, the Company sold 21,000 shares of common stock for $105,000.

In August of 2001, the Company issued 221,966 shares of common stock for $166,475.

In October of 2001, the Company issued 749,384 shares of common stock for $205,500. The Company received $202,000 in October of 2001 and the remaining $3,500 was recorded as a subscription receivable and collected subsequent to October 31, 2001.

In February of 2001, the Company issued 250,000 shares of common stock valued at $1,000,000 pursuant to a litigation settlement agreement with Astounding.com, Inc. and Jack Robinson. This settlement has been recorded during the three months ended January 31, 2001.

During January 2001, the Company issued 30,600 shares of common stock with 15,300 attached warrants for $85,680. The attached warrants have an exercise price of $5.10 per share and expire in January 2004.

During January 2001, the Company issued 174,714 shares of common stock with 87,357 attached warrants for $489,199. The warrants have an exercise price of $4.02 per share and expire in January 2004.

In April of 2001, the Company cancelled 2,980 shares for which the Company was to receive $30,001. The shares issued were recorded by the Company but never issued to the investor.

During March and April 2001, the Company issued 104,571 shares of common stock with 52,286 attached warrants for total proceeds of $292,800. The warrants have an exercise price of $5.10 per share and expire in 3 years from the date of their respective issuances.

In May of 2001, the Company issued 500,000 shares to its Board of Directors' Vice Chairperson for past services, which were valued at $1.89 per share, or $949,200, and all of which was charged to operations during the year ended October 31, 2001.

During the quarter ended July 31, 2001, the Company issued 50,960 shares of common stock between $2.90 and $3.90 per share for consulting services, valued at $171,744 and all of which was charged to operations during the year ended October 31, 2001.

During September and October of 2001, the Company issued to various consultants 1,175,000 shares of common stock for consulting services valued at $559,250 and all of which was charged to operations during the year ended October 31, 2001.

Stock Option Plans

Stock Options

During 2000, the Board of Directors and the stockholders of the Company approved the 2000 Omnibus Securities Plan (the "2000 Plan"), which provides for the granting of incentive and nonstatutory options and restricted stock for up to 2,500,000 shares of common stock to officers, employees, directors and consultants of the Company.

During August of 2001, the Board of Directors of the Company approved the 2001 Stock Incentive Plan (the "2001 Plan" and together with the 2000 Plan, the "Plans"), which provides for the granting of incentive and non-statutory options, restricted stock, dividend equivalent rights and stock appreciation rights for up to 2,500,000 shares of common stock to officers, employees, directors and consultants of the Company. The Stockholders of the Company ratified the 2001 Plan in July 2002.

In January 2003, the Board of Directors of the Company approved the 2003 Consultant Stock Plan and authorizes the issuance of up to 6,000,000 non-qualified stock options or stock awards to consultants to the Company. Directors, officers and employees are not eligible to participate in the Consultant Plan. A total of 3,200,000 shares of common stock have been issued under the Consultant Plan to four consultants. As of October 31, 2003 no options have been awarded under the 2003 Plan.

On February 25, 2002, the Company granted non-qualified stock options under its 2000 Plan to purchase 862,500 shares of common stock to employees and employee directors of the Company at an exercise price of $.42 per share. The options vest in four equal quarterly installments starting April 30, 2002. All options expire on February 25, 2012. During the year ended October 31, 2002, 2,500 options were cancelled.

On February 25, 2002, the Company granted two directors options under its 2000 Plan to purchase 400,000 shares of its common stock at an exercise price of $.42 per share. The options vest in four equal quarterly installments starting April 30, 2002. These options also expire on February 25, 2012.

On February 25, 2002, the Company granted to an advisory board member, options under the Company's 2000 Omnibus Securities Plan to purchase 40,000 shares of its common stock at an exercise price of $.42 per share. The options vest immediately and expire ten years from the grant date. The fair value of stock options estimated on the date of grant using the Black-Scholes option pricing model was $.30 per share, or $12,000.

On July 1, 2002, the Company granted its Chief Marketing Officer non-qualified stock options under its 2000 Plan to purchase 405,000 shares of common stock at an exercise price of $1.09 per share. Options covering 105,000 shares are exercisable immediately and the remaining vest in eight equal quarterly installments starting May 31, 2003. These options expire on July 1, 2012.

On April 30, 2003, the Company granted one of its advisory board member options under the Company's 2000 Omnibus Securities Plan to purchase 40,000 shares of its common stock at an exercise price of $.31 per share. The options vest in annual installments of 13,334, 13,333 and 13,334 commencing April 30, 2004. The fair value of stock options estimated on the date of grant using the Black-Scholes option pricing model was $.19 per share, or $7,600.

Options Outside of the Plan:

On February 25, 2002, the Company granted its then Chief Executive Officer options outside the Company's stock option plans to purchase 500,000 shares of its common stock at $.39. The options vest in four equal quarterly installments starting April 30, 2002. These options expire on February 25, 2012.

On February 22, 2002, the Company granted non-qualified stock options to purchase 250,000 shares of common stock to a consultant at an exercise price of $.40 per share. The options vest in five equal quarterly installments starting February 22, 2002. These options expire on February 22, 2012. The fair value of stock options estimated on the date of grant using the Black-Scholes option pricing model was $.32, or $80,000. On September 11, 2002, the consulting agreement was cancelled and the Company cancelled 50,000 of the above options.

On March 22, 2002, the Company granted outside the Company's stock option plans to a director and employee who became its Chief Executive Officer on June 1, 2002, options to purchase 1,500,000 shares of its common stock at $1.02. The options vest in four equal quarterly installments starting June 1, 2002. These options were to expire on March 22, 2012. During December 2002, the above Officer terminated his employment with the Company and forfeited his 1,500,000 options.

On March 22, 2002, the Company granted its Chief Executive Officer on that date options outside the Company's stock option plans to purchase 100,000 shares of its common stock at $1.02. The options vest immediately and expire on March 22, 2012.

On March 22, 2002, the Company granted two consultants options outside the Company's stock option plans to purchase 75,000 shares of its common stock at $1.02. The options vest immediately and expire on March 22, 2012. The fair value of stock options estimated on the date of grant using the Black-Scholes option pricing model was $1.16, or $87,000.

On December 3, 2002, the Company granted the Company's Chief Executive Officer options outside the Company's stock option plans to purchase 1,500,000 shares of its common stock at $.64. The options vest 125,000 each quarter commencing March 1, 2003.

A summary of the Company's stock option activity and related information follows:

                                                  Under the         Weighted Average        Outside the        Weighted Average
                                                    Plans            Exercise Price            Plans            Exercise Price
                                               ---------------    --------------------    ---------------    --------------------
Balance at October 31, 2000                                --      $               --          1,563,750     $              4.10
 Options granted:
    2000 Plan                                         516,000                    3.92                 --                      --
    2001 Plan                                         750,000                     .27                 --                      --
    Outside the option plans                               --                      --            375,000                    3.37
 Options expired/cancelled:
    2000 Plan                                          (3,750)                   3.92                 --                      --
 Options exercised:
    2001 Plan                                        (750,000)                    .27                 --                      --
                                               ---------------    --------------------    ---------------    --------------------
Balance at October 31, 2001                           512,250                    3.92          1,938,750                    3.96
 Options granted:
    In the Plans                                    1,707,500                     .58                 --                      --
    Outside the option plans                               --                      --          2,425,000                     .83
 Options expired/cancelled:
    In the Plans                                      (51,000)                   3.74                 --                      --
    Outside the option plans                               --                      --           (171,250)                   3.55
 Options exercised in the plans                            --                      --                 --                      --
                                               ---------------    --------------------    ---------------    --------------------
Balance at October 31, 2002                         2,168,750                    1.29          4,192,500                    2.16
 Options granted:
    In the Plans                                       40,000                     .31                 --
    Outside the option plans                                                                   1,500,000                     .64
 Options expired/cancelled:
    In the Plans                                     (20,000)                    3.92                 --
    Outside the option plans                                                                  (1,500,000)                   1.02
 Options exercised in the plans
                                               ---------------    --------------------    ---------------    --------------------
Balance at October 31, 2003                         2,188,750     $              1.25          4,192,500     $              2.03
                                               ===============    ====================    ===============    ====================

Exercisable at October 31, 2003                     1,823,438      $             1.15          3,059,166     $              2.54
                                               ===============    ====================    ===============    ====================
Exercisable at October 31, 2004                     2,087,084     $              1.27          3,567,500     $              2.27
                                               ===============    ====================    ===============    ====================
Exercisable at October 31, 2005                     2,175,417     $              1.26          4,067,500     $              2.04
                                               ===============    ====================    ===============    ====================
Exercisable at October 31, 2006                     2,188,750     $              1.25          4,192,500     $              2.03
                                               ===============    ====================    ===============    ====================

The exercise price for options outstanding as of October 31, 2003 ranged from $0.31 to $4.40.

At October 31, 2003, 311,250 options are available under the 2000 Plan, 0 options are available under the 2001 Plan and 2,800,000 options or stock awards are available under the 2003 Plan.

The weighted average fair value at date of grant for options granted during 2003 and 2002 was $0.44 and $0.72 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following assumptions:

                                                        2003                   2002                   2001
                                                 -------------------    -------------------    -------------------
     Risk-free interest rates                      1.00% to 1.50%         5.00% to 5.50%         5.00% to 5.50%
     Expected option life in years                       5                      5                      5
     Expected stock price volatility             72.32% to 228.70%       51.65% to 53.89%       47.25% to 96.25%
     Expected dividend yield                             0%                     0%                     0%

Warrants Granted

On November 5, 2001, the Company granted two companies warrants to purchase 200,000 shares of its common stock at an exercise price of $.51. The warrants vested immediately and expire on November 5, 2005. The fair value of stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.33 per share, or $66,000.

On February 11, 2002, the Company granted a company warrant to purchase 300,000 shares of its common stock at an exercise price ranging from $.75 to $2.25. The fair value of stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $4,500.

On July 30, 2002, the Company granted a consulting company warrants to purchase 1,000,000 shares of its common stock at an exercise price of $.75. These warrants replaced warrants covering 1,000,000 shares of common stock issued to the consulting company in May 2001 that had exercise prices of $2.50 (as to 500,000 shares), $5.00 (as to 250,000 shares) and $10.00 (as to 250,000 shares).
The fair value of stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.47 per share, or $467,370.

On February 12, 2003, the Company granted a warrants to purchase 500,000 shares of its common stock at an exercise price of $.40 in connection with the sale of 500,000 shares of its common stock. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is approximately $.14 per share or $173,919.

On November 21, 2002, the Company granted warrants to purchase 100,000 shares of its common stock at an exercise price of $.25. The warrants vested immediately and expire on November 21, 2007. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.37 per share, or $36,952.

On April 29, 2003, the Company granted a consulting firm a warrants to purchase 1,000,000 shares of its common stock at an exercise price of $0.06. The warrants vested immediately and expire on May 3, 2006. In exchange for the issuance, the Company cancelled warrants to purchase 1,000,000 shares of its common stock, which were issued on July 30, 2002 at an exercise price of $0.75. The fair value of stock warrants estimated on the date of the grant using the Black-Scholes option pricing model is $.02 per share or $243,461.

On October 31, 2003 the Company granted a warrant to purchase 600,000 shares of its common stock at an exercise price of $.15 in connection with the placement of $300,000 of convertible debentures. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.22 per share or $133,900.

Warrants Exercised

During the year ended October 31, 2002, warrants to purchase 2,912,000 shares of common stock were exercised at $.25 per share, resulting in proceeds totaling $728,000.

During March 2002, warrants to purchase 1,000,000 shares of common stock were exercised on a cashless basis, for which the Company issued 736,008 shares of common stock.

During the year ended October 31, 2003, warrants to purchase 1,000,000 shares of common stock were exercised at $.06 per share, resulting in proceeds totaling $60,000.

During February 2003, warrants to purchase 100,000 shares of common stock were exercised on a cashless basis, for which the Company issued 40,476 shares of common stock.

At October 31, 2003, the Company had outstanding warrants to purchase shares of common stock as follows:

                                            Number              Exercise               Expiration
                 Grant Date               of Shares              Price                    Date
         ---------------------------    -------------    --------------------    ----------------------
             November 17, 2000             1,000,000     $              6.00        November 17, 2003
             November 17, 2000                88,000                      (1)       November 17, 2003
               March 12, 2001                 67,586                    5.10         March 12, 2004
               March 12, 2001                 87,357                    4.02         March 12, 2004
               June 14, 2001                  50,000                    2.50          June 30, 2006
               June 14, 2001                  25,000                    5.00          June 30, 2006
               June 14, 2001                  25,000                   10.00          June 30, 2006
              November 5, 2001               200,000                    0.51        November 5, 2005
             February 11, 2002                50,000                    0.75        February 11, 2004
             February 11, 2002                50,000                    1.25        February 11, 2004
             February 11, 2002               100,000                    1.75        February 11, 2004
             February 11, 2002               100,000                    2.25        February 11, 2004
             February 12, 2003               500,000                    0.40        February 12, 2005
              October 31, 2003               600,000                    0.15     September 30, 2006 (2)

                                        -------------    --------------------
               Exercisable at                                                     November 17, 2003 to
              October 31, 2003             2,942,943        $0.15 to $10.00        September 30, 2006
                                        =============    ====================

         (1) Lesser of $6.00 or 50% of market ($0.17 at 10/31/03).
         (2) Under certain conditions the Company may accelerate the expiration date.

Net Loss Per Share

Securities that could potentially dilute basic earnings per share ("EPS"), in the future, that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented, consist of the following:

         Warrants to purchase common stock                           2,942,943
         Options to purchase common stock                            6,381,250
         Convertible notes payable and accrued interest              2,675,055
         Series B Preferred stock (based on a floor
            conversion price of $.34 at October 31, 2003)            9,388,235
                                                                 --------------
         Total as of October 31, 2003                               21,387,483
                                                                 ==============

         Substantial issuances after October 31, 2003 through January 23, 2004:

         Common stock issuable upon conversion of
           $1 million convertible note and warrants issued in
           conjunction with new financing                           14,666,667

                                                                 ==============
         Common stock issued in connection with
           consulting agreements                                     3,800,000
                                                                 ==============

         Convertible notes payable and accrued interest                106,668
                                                                 ==============

         Sale of common stock for cash                               1,264,501
                                                                 ==============
         Common stock issued for deferred salaries
           and for past services                                       838,333
                                                                 ==============
         Common stock issuable to officers as bonuses
          For time spent in connection with December 2003
          Securities Purchase Agreement                                666,666
                                                                 ==============

NOTE 14 - INCOME TAXES

At October 31, 2003, the Company had approximately $39,555,000 of net operating loss carry forwards for income tax purposes, which expire as follows:

                                                          Net Operating
                                 Year                        Losses
                              ----------                -----------------
                                 2011                   $      1,583,000
                                 2012                          4,714,000
                                 2018                          4,472,000
                                 2019                          1,698,000
                                 2020                          4,759,000
                                 2021                          9,503,000
                                 2022                         10,229,000
                                 2023                          2,597,000
                                                        -----------------
                                                        $     39,555,000
                                                        =================

At October 31, 2003 and 2002, the Company has a deferred tax asset of approximately $19,716,000 and $18,826,000, respectively, representing the benefits of its net operating loss and certain expenses not currently deductible for tax purposes, principally related to the granting of stock options and warrants and the difference in tax basis of certain intangible assets. The Company's deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The difference between the Federal statutory tax rate of 34% and the Company's effective Federal tax rate of 0% is due to the increase in the valuation allowance of $890,000 (2003), $4,550,000 (2002) and $4,204,000 (2001). The Company's ability to utilize its carry forwards may be subject to any annual limitation in future periods, pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

NOTE 15 - COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

Employment Agreements

On February 25, 2002, the Company entered into a one-year employment agreement with its Vice President and Secretary, C. Rich Wilson III. The agreement provides for the Company to pay a base salary of $13,383 per month. The employee may receive an annual bonus to be determined at the sole discretion of the Board of Directors.

On March 22, 2002, the Company entered into a new three-year employment agreement with its Chief Executive Officer at the time, Ray Willenberg, Jr. Pursuant to the agreement, Mr. Willenberg continued to serve as the Company's Chief Executive Officer until June 1, 2002, at which time Mr. Willenberg stepped down as CEO and became an Executive Vice President of the Company. The employment agreement provides for a base salary of $14,583 per month and options to purchase 100,000 shares of common stock at $1.02 per share. All options are exercisable immediately and expire ten years from the grant date. In addition, the employment agreement provides for a bonus based on monies raised by the Company from debt or equity offerings. If Mr. Willenberg is terminated without "cause" or leaves New Visual for "good reason," he will receive a severance payment equal to two years of his base salary on the date of his termination. If Mr. Willenberg is terminated without cause or with good reason within one year after a "change of control,", he will receive a severance payment equal to two years of his base salary and an amount equal to two times the amount of his last bonus received.

On March 22, 2002, the Company entered into a three-year employment agreement with its then Chief Executive Officer, Thomas Cooper. Pursuant to the agreement, Mr. Cooper worked part-time until June 1, 2002, at which time he assumed the role of Chief Executive Officer. The Company agreed to pay a base salary of $10,417 per month prior to June 1, 2002 and $20,833 per month after June 1, 2002. In addition, Mr. Cooper may receive an annual bonus based on his performance as determined at the sole discretion of the Board of Directors. Pursuant to the terms of the agreement, Mr. Cooper was issued options to purchase 1,500,000 shares of the Company's common stock at $1.02 per share. The options vest in twelve equal quarterly installments starting June 1, 2002. These options were to expire on March 22, 2012 but were forfeited subsequent to October 31, 2002 when Mr. Cooper terminated his employment with the Company.

On July 1, 2002, the Company entered into a three-year employment agreement with its then Chief Marketing Officer, Brad Ketch. Brad Ketch subsequently became the Company's Chief Executive Officer and entered into a new employment agreement. Pursuant to the agreement, the Company will pay Mr. Ketch a base salary of $15,000 per month and an annual bonus based upon his performance, as determined at the sole discretion of the Board of Directors. In addition, the employment agreement provides non-qualified stock options to purchase 405,000 shares of common stock at $1.09 per share. Options with respect to 105,000 shares are exercisable immediately and the remaining vest in eight equal quarterly installments, starting May 31, 2003. These options expire on July 1, 2012. If Mr. Ketch is terminated without "cause" or left New Visual for "good reason," he will receive a severance payment equal to two years of his base salary on the date of his termination. If Mr. Ketch is terminated without cause or with good reason within one year after a "change of control," he will receive a severance payment equal to two years of his base salary and an amount equal to two times the amount of his last bonus received.

On December 2, 2002, the Company entered into a new three-year employment agreement with its Chief Marketing Officer replacing the executive's former employment agreement. Under the terms of the new agreement, the executive will become the Company's President and Chief Executive Officer and receive a base salary of $20,833 per month. In addition, the employment agreement provides that the executive will be entitled to receive an annual bonus at the discretion of the Board of Directors of the Company. Pursuant to the terms of the agreement, the executive was issued options to purchase 1,500,000 shares of the Company's common stock at $.64 per share. The options vest in twelve equal, quarterly installments starting March 1, 2003. The options expire on December 2, 2012.

Leases

On January 3, 2000, the Company entered into an operating lease for office space in San Diego, California. The lease commenced on February 1, 2000 and expires in January 2005. The lease provides for a minimum annual rental of approximately $54,000, with a 3% annual increase each year, starting on February 1, 2001 and each year thereafter. Subsequent to October 31, 2003, the Company decided to move its corporate headquarters to Portland, Oregon. The remaining lease cost (net of projected sublease income) estimated to be $75,530 will be recognized as a liability in the first fiscal quarter of 2004.

In anticipation of moving its corporate headquarters to Portland, Oregon, the Company has leased space on a month-to-month basis in Portland.

On May 4, 2001, the Company terminated an operating lease for office space in Livermore, California, which commenced on March 1, 2000. Meanwhile, the Company entered into an operating lease for office space in Pleasanton, California. The lease commenced on June 1, 2001 and expires on March 31, 2004. The lease provides for a minimum annual rental of approximately $120,000 for the first year and $156,000 the following years. During August 2001, the Company reduced its rental space and amended its lease agreement in Pleasanton. The amended lease provides for a minimum annual rental at approximately $43,000 for the first year, $56,000 for the second year and $69,240 in the last year.

The Company's future minimum lease payments are as follows:

              Years Ending October 31:
              ------------------------
                        2004               $     103,285
                        2005                      15,834
                                           --------------
                                           $     119,119
                                           ==============

Rent expense for the years ended October 31, 2003, 2002 and 2001 was $177,462, $115,500 and $136,000, respectively.

Concentration of Credit Risk

The Company maintains cash balances in two financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. From time to time, the Company's balances may exceed these limits. At October 31, 2003 and 2002, uninsured cash balances were approximately $0 and $212,000, respectively. The Company believes it is not exposed to any significant credit risk for cash.

Settled Legal Proceedings

On June 28, 2002, the Company entered into a settlement agreement and mutual releases in certain litigation filed by the former owners of New Wheel and former officers of the Company ("Blevins and Shepperd"). Under the terms of the settlement agreement, Blevins and Shepperd returned to the Company in December 2002, 2.2 million shares of the Company's common stock previously issued to them in connection with the acquisition of New Wheel (Note 3). During the quarter ended January 31, 2003, the Company recorded a gain from this settlement agreement of $1,474,000.

NOTE 16 - SEGMENT INFORMATION

Summarized financial information concerning the Company's reportable segments is shown in the following table:

                                            Telecommunication          Entertainment
                                                 Business                 Business            Unallocable            Totals
                                           --------------------     -------------------   ----------------     -----------------
For the Year Ended October 31, 2003:

Net Sales                                  $                --      $         379,980     $            --      $       379,980

Operating Loss                             $          (334,746)     $        (211,681)    $    (3,637,096)     $    (4,183,522)

Depreciation                               $             8,212      $          13,686     $         1,334      $        23,232

Total Identifiable Assets                  $         5,761,429      $       2,181,161     $       328,760      $     8,272,350

For the Year Ended October 31, 2002:

Net Sales                                  $                --      $              --     $            --      $            --

Operating Loss                             $        (1,869,946)     $              --     $    (5,443,526)     $    (7,313,472)

Depreciation                               $            14,913      $          14,792     $        47,555      $        77,260

Total Identifiable Assets                  $         5,783,427      $       2,226,787     $       321,985      $     8,332,199

For the Year Ended October 31, 2001:

Net Sales                                  $                --      $              --     $            --      $            --

Operating Loss                             $          (846,902)     $              --     $    (8,645,682)     $    (9,492,584)

Depreciation                               $            14,007      $          16,893     $        87,793      $       118,693

Total Identifiable Assets                  $            57,723      $       2,069,457     $       664,117      $     2,791,297

NOTE 17 - SUBSEQUENT EVENTS

Common Stock

In January 2004, the Company:

     o issued 1,000,000 shares of common stock to one individual in exchange for consulting services valued at $240,000; and

     o issued to its board chair and senior vice president 400,000 shares of common stock in lieu of $100,000 in commissions;

     o issued to its chief executive officer and president 40,000 shares of common stock in lieu of $10,000 in deferred compensation;

     o issued to its chief financial officer 50,000 shares of common stock as part of his employment agreement;

     o issued to its former vice president and secretary and board member 333,333 shares of common stock as part of his severance agreement;

     o sold an aggregate 100,000 shares of common stock to one investor for total proceeds of $17,500.

In December 2003, the Company:

     o issued an aggregate of $1,000,000 in convertible promissory notes to sixteen investors, which may be converted into shares of common stock at an exercise price of $.15 (see Securities Purchase Agreement below);

     o issued as part of the above transaction warrants to purchase 6,666,667 shares of common stock at an exercise price of $.25(see Securities Purchase Agreement below);

     o issued 2,800,000 shares of common stock to two companies in exchange for consulting services valued at $700,000;

     o sold an aggregate of 931,667 shares of common stock to six investors for total proceeds of $177,500;

     o issued 106,668 shares of common stock as part of an extension of past due convertible debentures;

     o issued 15,000 shares of common stock to one company in exchange for past services valued at $2,250; and

     o   cancelled 28,000 shares.

     o On December 30, 2003 our Board of Directors authorized the issuance of 333,333 shares of our common stock to Mr. Ketch as a bonus for his time spent in connection with the December 31, 2003 Securities Purchase Agreement. These shares have not yet been issued to Mr. Ketch.

     o On December 30, 2003 our Board of Directors authorized the issuance of 333,333 shares of our common stock to Mr. Willenberg as a bonus for his time spent in connection with the December 31, 2003 Securities Purchase Agreement. These shares have not yet been issued to Mr. Willenberg.

In November 2003, the Company:

     o sold aggregate of 232,834 shares of common stock to six investors for total proceeds of $40,300.

Consulting Agreements

On December 31, 2003 the Company entered into a two month agreement with a consultant for an investor relations program. On December 2, 2003 the Company renewed consulting contracts with two investor relation firms.

Securities Purchase Agreement

In December 2003, the Company completed a private placement to certain private and institutional investors of $1 million in principal amount of its three year 7% Convertible Debentures (the "Debentures") and signed commitments to place an additional $1 million of such Debentures (the "Additional Debentures") when the Company's registration statement covering the Common Stock underlying the Debentures is declared effective by the Securities and Exchange Commission. In connection with the issuance of the Debentures, the Company issued three-year warrants to purchase up to 6,666,667 shares of the Company's Common Stock and upon, issuance of the Additional Debentures following the effectiveness of the Registration Statement, will issue three-year warrants for an additional 6,666,667 shares of Common Stock, in each case at a per share exercise price of $0.25, subject to cashless exercise provisions.

The holders of the Debentures can convert their debt into shares of the Company's common stock at $.15 per share subject to certain dilution adjustments. Accrued interest under the Debentures may be paid in cash or common stock. In the event of an uncured default, as defined, or a non-permitted sale of securities, the holders of the Debenture can require the Company to redeem their Debentures. Providing that the certain conditions are met, the Debentures automatically convert into common shares on December 31, 2006. In addition, under certain circumstances, the Company can require the conversion of the Debentures before December 31, 2006.

The gross proceeds of the $1,000,000 in December of 2003 were allocated 57.73% or $577,259 to the Debenture and 42.27% or 422,741 to the warrants. The conversion price of the Debentures was below the market price of the Company's common stock, which resulted in a beneficial conversion feature relating to the first $1,000,000 of $577,259. The amount allocated to the beneficial conversion feature was limited to the net proceeds of the offering less the value allocated to the warrants issued to the purchasers.

The amount allocated to the warrants of $422,741 and the amount of the beneficial conversion feature of $577,259 were both recorded as a debt discount and are being charge to interest expenses over the term of the Debentures.

In connection with this private placement, the Company issued to the placement agent warrants to purchase 666,667 shares of the Company's Common Stock valued at $93,333 and incurred $112,500 of other debt issuance costs. Such amount was recorded as deferred financing costs and is being charged to interest expense over the term of the loan. The warrants expire on December 31, 2008 and are exercisable at $.15 per share. Upon the issuance of the Additional Debentures, the Company is obligated to issue to the placement agent warrants for an additional 666,667 shares of the Company's Common Stock.

In addition, the Company's board of directors authorized the issuance of 666,666 shares of the Company's common stock valued at $153,333 of which 50% is to be issued to the Company's Chairman of the Board and 50% to the Company's Chief Executive Officer in consideration of their collective effects in the closing of the debenture agreement dated December 31, 2003. Such shares have not been issued as of January 21, 2004. The value of such shares will be charged to operations during the quarter ended January 31, 2004.

New Employment Agreement

In December 2003, the Company entered into an employment agreement with Mr. Cruckshank to serve as its Chief Financial Officer. Under the Agreement, Mr. Cruckshank received a 50,000 share stock grant upon employment and will receive $700 in cash and $480 per day in common stock for actual days worked. Mr. Cruckshank is also eligible for quarter stock grants based upon completion of certain agreed upon objectives. This agreement commenced December 8, 2003 and is cancelable immediately for "cause," with 15 days notice without "cause," and with 30 days notice if he leaves the Company for "good reason," each as defined in the agreement. In the event cancellation is without "cause" or for "good reason," after April 8, 2004 until December 8, 2004, Mr. Cruckshank will receive two months severance based upon base pay and from December 8, 2004 and thereafter six months severance based on base pay.

Vice President and Corporate Secretary resigned

Mr. Wilson resigned as Vice President and Secretary and from the Company's board of directors effective December 31, 2003. Upon his resignation Mr. Wilson received the following compensation through February 25, 2004 based upon his termination clause in his employment contract, a stock grant of 333,333, 1% of the gross received by the Company from Top Secret Productions, LLC and he was allowed to retain his options until their scheduled expiration dates.

NOTE 18 - QUARTERLY RESULTS (UNAUDITED)

                                                             Quarter Ended
                              -----------------------------------------------------------------------------
                                 January 31           April 30             July 31            October 31              Total
                              -----------------   ----------------     ----------------    ----------------     -----------------
           2003
Revenues                      $            --     $            --      $            --     $       379,980      $        379,980
Net Income (Loss)             $       175,234     $    (1,430,042)     $    (1,022,387)    $    (1,039,305)     $     (3,316,500)
Income (Loss) per share -
  Basic and Diluted (a)       $            --     $         (0.02)     $         (0.02)    $         (0.02)     $           (.05)

           2002
Revenues                      $            --     $            --      $            --     $            --      $             --
Net Loss                      $    (1,941,584)    $    (3,182,061)     $    (2,282,532)    $    (2,060,946)     $     (9,467,123)
Loss per share -
  Basic and Diluted (a)       $         (0.06)    $         (0.08)     $         (0.05)    $         (0.04)     $          (0.23)


(a) Per common share amounts for the quarters and full year have been calculated separately. Accordingly, quarterly amounts do not add to the annual amount because of differences in the weighted average common shares outstanding during each period due to the effect of the Company's issuing shares of its common stock during the year.

Prospective Investors may rely on the information contained in this Prospectus. Neither we nor the selling stockholders have authorized anyone to provide prospectus investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.

                             NEW VISUAL CORPORATION

                     up to 17,966,668 shares of Common Stock

                                   PROSPECTUS

                                 _________, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       We are a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the "Revised Act") provides that a corporation may indemnify any individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) his or her conduct was in good faith; (ii) he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation and (iii) in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, that pursuant to Subsection 902(4): (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

       Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, for reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding or claim with respect to which he or she has been successful.

       Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding upon the satisfaction of certain conditions.

       In addition to the indemnification provided by Sections 902 and 903,
Section 16-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.

       Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director; (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

       Section 16-10a-908 of the Revised Act authorizes a corporation to purchase and maintain liability insurance for a director, officer, employee, fiduciary or agent of the corporation.

       Our Bylaws (the "Bylaws") provide that subject to the limitations and conditions as provided below and in Section 9 of the Revised Act, a Party in a Proceeding or an appeal, inquiry or investigation that could lead to a Proceeding, by reason of the fact that he or she, is or was an Indemnifiable Director shall be indemnified by us against judgments, fines, settlements and reasonable expenses (including, attorneys' fees) actually incurred by them in connection with such Proceeding, if it is determined that such person: (i) conducted himself or herself in good faith; (ii) reasonably believed that his or her conduct was in, or not opposed to, our best interest and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Reasonableness of expenses shall be determined by the directors, a committee, by special legal counsel or by a vote of the shareholders. However, if a person is found liable to us or is found liable on the basis that personal benefit was improperly received by such person, indemnification is limited to reasonable expenses actually incurred by such person in connection with the Proceeding and will not be made in respect of any Proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to us. Indemnification may involve indemnification for negligence or under theories of strict liability.

       Our Bylaws further provide that indemnification rights granted are contract rights, and no amendment of the Bylaws will limit or deny any such rights with respect to actions taken or Proceedings arising prior to any amendment. Indemnification rights may include the right to be paid the reasonable expenses incurred by an Indemnifiable Director who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses will be made only (i) upon delivery to us of a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;
(ii) delivery of a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified pursuant to the Bylaws or otherwise and (iii) a determination that the facts then known to those making the determination would not preclude indemnification. We, by adoption of a resolution of the directors, may indemnify and advance expenses to an officer, employee, fiduciary or agent to the same extent and subject to the same conditions under which we may indemnify and advance expenses to directors. We may pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding. We may purchase and maintain liability insurance. If any portion of the Bylaws relating to indemnification are invalidated we shall nevertheless indemnify each director, officer or any other person indemnified pursuant to the Bylaws as to costs to the full extent permitted by any applicable portion of the Bylaws that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

          SEC filing fee                            $1,583.75

          Legal fees and expenses                     $50,000

          Blue sky filing fees and expenses
          (including counsel fees)                    $15,000

          Accounting fees and expenses                $10,000

          Printing and engraving expenses             $10,000

          Miscellaneous expenses                       $5,000

          Total                                    $91,583.75

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

       The following paragraphs set forth certain information with respect to all securities sold by us within the past three years without registration under the Securities Act.

1 In November 2000, we entered into a Securities Purchase Agreement with eight investors to sell up to $5,000,000 of Common Stock in several tranches over the succeeding two years. In May 2001, we entered into an Assignment and Assumption Agreement in which the eight investors assigned their rights and obligations to purchase the Common Stock under the Securities Purchase Agreement to two of the original investors. Pursuant to the agreement, we issued the following shares of Common Stock for the stated consideration:

         (i) in March 2001, we issued to an investor 92,300 shares for aggregate consideration of $300,014;

         (ii) in April 2001, we issued to the above investor 115,007 shares for aggregate consideration of $319,996; and

         (iii) In July 2001, we issued to an investor 83,662 shares of Common Stock for aggregate consideration of $145,656.

2 In February 2001, we issued to three individuals an aggregate of 250,000 shares of Common Stock in connection with the settlement of then outstanding litigation.

3 In March 2001, we issued to four investors a total of 46,250 shares of Common Stock, to which were attached 23,125 three-year warrants with a per share exercise price of $5.10, for aggregate consideration of $129,500.

4 In April 2001, we issued to four investors a total of 58,321 shares of Common Stock with three year warrants to purchase 29,161 shares of Common Stock with a per share exercise price of $5.10 for aggregate consideration of $163,300.

5 In May and June 2001, we issued to a consultant a total of 50,960 shares of Common Stock valued at $171,744 in consideration of consulting services.

6 In June 2001, we issued to a director 500,000 shares of Common Stock in consideration of services rendered. The shares had a value at the time of issuance of $945,000.

7 In August 2001, we issued to eight investors a total of 221,966 shares of Common Stock for aggregate consideration of $166,475.

8 In September 2001, we issued to a service provider 25,000 shares of Common Stock, valued at $23,750, for services rendered.

9 In October 2001, we issued to

         (i) 13 investors a total of 756,384 shares of Common Stock for aggregate consideration of $207,250;

         (ii) a consultant 250,000 shares of Common Stock valued at $115,500 in consideration of consulting services; and

         (iii) three investors an aggregate of $615,000 in principal amount of our Convertible Promissory Notes, convertible into shares of Common Stock at a conversion price of $.40 per share, and due and payable upon the receipt by us of certain proceeds from the Film.

10 In November 2001, we issued to a consultant 100,000 shares of Common Stock, valued at $66,000, in consideration of consulting services.

11 In December 2001, we issued

         (i) to three investors, an aggregate of $250,000 in aggregate principal amount of our Convertible Promissory Notes, convertible into Common Stock, at a conversion price of $.40 per share, and due and payable upon the receipt by us of certain proceeds from the Film; and

         (ii) to an investor 250,000 shares of Common Stock for aggregate consideration of $100,000.

12 In January 2002, we issued to

         (i) 11 investors a total of 1,195,015 shares of Common Stock for aggregate consideration of $309,500; In February, 600,000 of these shares issued to one investor were cancelled and returned to treasury;

         (ii) three investors an aggregate of $62,500 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.40, and due and payable upon the receipt by us of certain proceeds from the Film.

13 In February 2002, we issued

         (i) to 11 investors a total of 514,000 shares of Common Stock for aggregate consideration of $129,400;

         (ii) a total of 1,261,946 shares of Common Stock to nine individuals who purchased shares of our Common Stock in a private placement completed in March 2001 in settlement of such investors' contention that they were entitled to additional shares in connection with their purchases in March 2001; we received full releases from such persons; and

         (iii) to a consultant 150,000 shares of Common Stock valued at $69,000 in consideration of consulting services.

14 In March 2002, we issued to

         (i) 20 investors a total of 4,102,031 shares of Common Stock for aggregate consideration of $1,204,246;

         (ii) two executive officers a total of 485,000 shares of Common Stock valued at $203,700 in consideration of services rendered;

         (iii) an executive officer 500,000 shares of Common Stock in consideration of services rendered; which shares were subject to, under certain conditions, forfeiture;

         (iv) a consultant 156,250 shares of Common Stock valued at $62,500 in consideration of consulting services,;

         (v) a consultant 736,008 shares of Common Stock upon the cashless exercise of certain outstanding warrants granted in consideration of services rendered; and

         (vi) seven investors a total of 2,571,875 shares of Common Stock upon the conversion of convertible promissory notes and accrued interest, resulting in cancellation of $1,128,750 in principal and interest that was then outstanding and owed by us under these notes; and

         (vii) six investors an aggregate of $381,250 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price ranging from $0.40 to $0.60, and due and payable upon the receipt by us of certain proceeds from the Film.

15 In April 2002, we issued to

         (i) six investors a total of 107,958 shares of Common Stock for aggregate consideration of $91,575;

         (ii) six investors a total of 1,225,447 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of $628,125 in principal and accrued interest that was then outstanding and owed by us under these notes;

         (iii) one person 624,480 shares of Common Stock valued at $750,000 to purchase a receivable due to ANI, in connection with our purchase of certain technology, which receivable we then forgave as partial payment of the licenses we received from ANI;

         (iv) one company 3,192 shares of our Series B Preferred Stock valued at $3,192,000 to purchase a receivable due to ANI, which receivable we then forgave as partial payment of the licenses we received from ANI; and

         (v) one investor $200,000 in principal amount of our convertible notes, which note is convertible into shares of our Common Stock at a per share conversion price of $0.70, and due and payable upon the receipt by us of certain proceeds from the Film.

16 In May 2002, we issued to

         (i) an investor 84,337 shares of Common Stock for aggregate consideration of $70,000;

         (ii) an investor 234,375 shares of Common Stock upon the conversion of convertible promissory notes resulting in the cancellation of $93,750 in principal and interest then outstanding and due under these notes;

         (iii) a consultant 9,500 shares of Common Stock for services rendered;

         (iv) seven investors $450,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $1.00.

17 In June 2002, we issued to

         (i) two investors a total of 105,000 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal accrued interest of $105,000 then outstanding and due under these notes; and

         (ii) seven investors $138,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversions price ranging between $0.90 and $1.00.

18 In July 2002, we issued to

         (i) four investors a total of 125,334 shares of Common Stock for aggregate consideration of $75,200;

         (ii) two investors 105,000 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $84,000 then outstanding and due under these notes;

         (iii) an investor $26,000 in principal amount of our convertible note, which note is convertible into shares of our Common Stock at a per share conversion price of $0.65; and

         (iv) a consultant 350,000 shares of Common Stock in consideration of services rendered.

19 In August 2002, we issued to

         (i) an investor 75,000 shares of Common Stock for aggregate consideration of $45,000; and

         (ii) four investors an aggregate of $35,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversions prices ranging between $0.70 and $0.82.

20 In September 2002, we issued to

         (i) two investors a total of 239,000 shares of Common Stock for aggregate consideration of $157,003;

         (ii) two investors a total of 104,484 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $69,000 then outstanding and due under these notes;

         (iii) a consultant 150,000 shares of Common Stock in consideration of services rendered;

         (iv) a consultant 150,000 shares of Common Stock in consideration of services rendered;

         (v) an executive officer 50,000 shares of Common Stock in lieu of deferred compensation of approximately $30,000; and

         (vi) nine investors an aggregate of $176,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversions prices ranging between $0.42 and $0.70.

21 In October 2002, we issued to

         (i) an investor 151,786 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $75,000 then outstanding and due under these notes; and

         (ii) four investors $76,500 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.42.

22 In November 2002, we issued to

         (i) two investors an aggregate of $85,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.39

         (ii) five investors a total of 166,667 shares of Common Stock for aggregate consideration of $42,500;

         (iii) a "non-US Person" (as such term is defined in Regulation S of the Act) 183,179 shares of Common Stock for aggregate consideration of $27,164;

         (iv) three investors a total of 96,612 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $48,000 then outstanding and due under these notes; and

         (v) a consultant 300,000 shares of Common Stock for services rendered; and

         (vi) an executive officer 32,258 shares of Common Stock in lieu of deferred compensation of approximately $20,000.

23 In December 2002, we issued to

         (i) 13 investors a total of 367,135 shares of Common Stock for aggregate consideration of $98,740;

         (ii) a "non-US Person" (as such term is defined in Regulation S of the Act) 1,180,454 shares of Common Stock for aggregate consideration of $181,038;

         (iii) an investor 379,121 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $150,000 then outstanding and due under these notes;

         (iv) two consultants a total of 375,000 shares of Common Stock for services rendered; and

         (v) a director and former officer 56,542 shares of Common Stock in lieu of $35,000 of compensation then owed.

24 In January 2003, we issued to

         (i) 13 investors a total of 1,878,528 shares of Common Stock for aggregate consideration of $471,505, of which $337,535 was received on 2002;

         (ii) two "non-US Persons" (as such term is defined in Regulation S of the Act) 638,683 shares of Common Stock for aggregate consideration of $109,573; and

         (iii) a director 46,875 shares of Common Stock in lieu of deferred compensation of approximately $30,000.

25 In February 2003, we issued to

         (i) 21 investors a total of 1,220,827 shares of Common Stock for aggregate consideration of $267,643;

         (ii) a "non-US Person" (as such term is defined in Regulation S of the Act) 1,652,361 shares of Common Stock for aggregate consideration of $249,016; and

         (iii) an investor $100,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.38

26 In March 2003, we issued to

         (i) 10 investors a total of 954,107 shares of Common Stock for aggregate consideration of $176,860;

         (ii) a "non-US Person" (as such term is defined in Regulation S of the Act) 1,039,848 shares of Common Stock for aggregate consideration of $132,148; and

         (iii) an investor 40,476 shares of Common Stock upon the cashless exercise of outstanding warrants;

         (iv) an investor $20,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.15 and which were issued in exchange for two promissory notes issued in June and October 2002 with aggregate principal and accrued interest due and outstanding at the time of the exchange of $25,500; and

         (v) an investor 133,333 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $20,000 then outstanding and due under these notes.

27 In April 2003, we issued to

         (i) 10 investors a total of 806,473 shares of Common Stock for aggregate consideration of $121,971; and

         (ii) a "non-US Person" (as such term is defined in Regulation S of the Act) 1,349,664 shares of Common Stock for aggregate consideration of $194,673.

28 In May 2003, we issued to

         (i) 11 investors a total of 756,166 shares of Common Stock for aggregate consideration of $113,425;

         (ii) a "non-US Person" (as such term is defined in Regulation S of the Act) 473,023 shares of Common Stock for aggregate consideration of $69,588;

         (iii) four investors an aggregate of $396,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $1.00 and which were issued in exchange for four promissory notes issued in May 2002 with aggregate principal and accrued interest due and outstanding at the time of the exchange of $360,000; and

         (iv) an investor 31,250 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $10,000 then outstanding and due under these notes.

29 In June 2003, we issued to

         (i) 13 investors a total of 1,559,896 shares of Common Stock for aggregate consideration of $229,985;

         (ii) an investor $16,500 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.39 and which were issued in exchange for one promissory note issued in September 2002 with aggregate principal and accrued interest due and outstanding at the time of the exchange of $15,000; and

         (iii) an investor 15,625 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest then outstanding and due of $5,000 under these notes.

30 In July 2003, we issued to

         (i) 15 investors a total of 1,447,400 shares of Common Stock for aggregate consideration of $217,110;

         (ii) an investor 55,000 shares of Common Stock upon the conversion of a convertible promissory note, resulting in the cancellation of principal and interest then outstanding and due of $16,500; and

         (iii) two investors an aggregate of $98,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion prices between $0.33 to $0.60.

31 In August 2003, we issued to

         (i) an investor 300,000 shares of Common Stock upon the exercise of outstanding warrants at a per share exercise price of $0.06; and

         (ii) to seven investors a total of 450,100 shares of Common Stock for aggregate consideration of $67,515.

32 In September 2003, we issued to

         (i) an investor 700,000 shares of Common Stock upon the exercise of outstanding warrants at a per share exercise price of $0.06; and

         (ii) to 13 investors a total of 593,667 shares of Common Stock for aggregate consideration of $89,050.

33 In October 2003, we issued to

         (i) seven investors a total of 450,000 shares of Common Stock upon conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest then outstanding and due of $90,000; and

         (ii) 12 investors a total of 815,433 shares of Common Stock for aggregate consideration of $122,315.

34 In November 2003, we issued to

         (i) five investors a total of 160,834 shares of Common Stock for aggregate consideration of $29,500;

         (ii) a provider of legal services three year warrants to purchase up to 100,000 shares of our Common Stock. The warrants provide that if the price of the Common Stock closes at or above $1.00 for a consecutive 20 day period, then the exercise period may, at our option, be reduced to 60 days following the end of such period; and

         (iii) to a "non-US Person (as such term is defined in Regulation S under the Securities Act) $300,000 in principal amount of our 7% Convertible Debentures due March 31, 2004 and five-year warrants to purchase up to 800,000 shares of our Common Stock, at a per share exercise price of $0.15, provided, that, under certain conditions (including where the price of our Common Stock closes at or above $1.00 for a consecutive 20 day period) then, at our option, we may reduce the exercise period of the warrant to 60 days following the end of such period; and

         (iv) In connection with the private placements referred to in the immediately preceding paragraph, we issued to an entity, as a placement fee, warrants to purchase up to an aggregate of 600,000 shares of Common Stock, at an exercise price per share $0.15, provided, that, under certain conditions (including where the price of our Common Stock closes at or above $1.00 for a consecutive 20 day period) then, at our option, we may reduce the exercise period of the warrant to 60 days following the end of such period.

35 In December 2003, we issued to

         (i) two consultants a total of 2.8 million shares of Common Stock valued at $700,000 in consideration of consulting services;

         (ii) six investors a total of 931,667 shares of Common Stock for aggregate consideration of $177,500;

         (iii) four note holders a total of 106,668 shares of Common Stock in connection with the extension of past due convertible notes

         (iv) a service provider 15,000 shares of Common Stock in consideration of of services rendered.

36 (a) As of December 2003, we entered into agreements with 16 investors pursuant to which we issued to them, and they purchased, $1 million in principal amount of our three-year 7% Convertible Debentures and undertook to purchase within five days following the effectiveness of this Prospectus, an additional $1 million in principal amount of our three-year 7% Convertible Debentures. We also undertook to issue or have issued, in connection with these debenture, five-year warrants to purchase up to 13,333,333 shares of our Common Stock, at a per share exercise price of $0.25, subject to cashless exercise rights, provided, that under certain conditions (including where the price of our publicly traded common stock closes at or above $1.00 for a consecutive 20 trading day period) then, at our option, we may reduce the exercise period to 60 days following the end of such period.

         In connection with the private placements referred to in the immediately preceding paragraph, we have issued or will issue to one entity, as a placement fee, five year warrants to purchase up to an aggregate of 1,333,333 shares of Common Stock, at exercise price per share of $0.15, subject to cashless exercise rights. These warrants have other terms similar to those included in the warrants issued to the investors in the private placement transaction described in the preceding paragraph.

37 In January 2004, we issued to

         (i) a consultant 1 million shares of our Common Stock valued at $240,000 in consideration of consulting services;

         (ii) a director (who is also an executive officer) 400,000 shares of Common Stock in lieu of amounts owed of approximately $110,000;

         (iii) a director (who is also an executive officer) 40,000 shares of Common Stock in lieu of amounts owed of approximately $10,000;

         (iv) a former executive officer 50,000 shares of Common Stock pursuant to his employment agreement;

         (v) an investor 100,000 shares of Common Stock for aggregate proceeds of $17,500;

         (vi) four note-holders a total of 173,335 shares of Common Stock in connection with the extension of past due convertible notes;

         (vii) a resigning executive officer 333,333 shares of Common Stock as part of his severance package; and

         (viii) two officers a total of 666,666 shares of Common Stock.

38 In February 2004, we issued to

         (i) an executive officer 83,892 shares of Common Stock valued at $19,460 of which 63,818 shares were issued as salary valued at $14,040, per his employment agreement, and 20,074 shares were issued as a performance bonus;

         (ii) a non-management employee 4,000 shares of Common Stock valued at $1,080 issued as a performance bonus;

         (iii) to a service provider 29,455 shares of Common Stock in consideration of services rendered; and

         (iv) eight investors a total of 1,033,334 shares of Common Stock for aggregate consideration of $155,000.

39 In April 2004, two of the investors referred to in paragraph 36 above waived the registration statement effectiveness condition, and we issued to, and they purchased, $100,000 in principal amount of our three-year 7% Convertible Debentures.



40 In May 2004, four of the investors referred to in paragraph 36 above waived the registration statement effectiveness condition, and we issued to, and they purchased, $250,000 in principal amount of our three-year 7% Convertible Debentures.


         Except for the issuance to the non-executive employee noted in No. 38(ii) above, all of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or Regulation S under such Securities Act. Except with respect to securities sold under Regulation S, the recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in all of the above transactions. The Company believes the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in its common stock. All recipients had adequate access to information about the Company. None of the transactions described above involved general solicitation or advertising.

ITEM 27. EXHIBITS

3.1 Articles of Amendment to the Articles of Incorporation of New Visual Entertainment, Inc. (incorporated by reference to Exhibit 3.1 of the Company's Report on Form 10-Q for the period ended July 31, 2001).

3.2       Restated Articles of Incorporation (incorporated by reference to
          Exhibit 3.1 of the Company's Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 1999 (the "1999 10-KSB/A")).

3.3 Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit A of Exhibit 4.1 of the Company's Registration Statement on Form 8-A, filed with the Commission on August 10, 2000).

3.4 Certificate of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the period ended April 30, 2002 (the "April 2002 10-Q"))

3.5 Bylaws of New Visual Corporation, as amended (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the period ended January 31, 2002 (the "January 2002 10-Q")).

4.1 Specimen Stock Certificate (incorporated by reference to Exhibit 3.1 of the 1999 10-KSB/A.

4.2 Rights Agreement by and between New Visual Entertainment, Inc. and First Union National Bank, dated August 9, 2000 (incorporated by reference to Exhibit 4.2 of the 1999 10-KSB/A).

4.3 Warrant, dated as of October 31, 2003 issued in favor of Melton Management Limited (1)

4.4       Form of Three Year New Visual Corporation 7% Convertible Debenture *

4.5 Form of Three Year Warrant issued to the Holders of the 7% Convertible Debentures *

5.1       Opinion of G. David Gordon * *

10.1 Agreement to Produce Film, dated April 9, 2000 between New Visual Entertainment, Inc., Bruce Brown, Dana Brown and John-Paul Beeghly (incorporated by reference to Exhibit 10.2 of the Company's Annual Report on Form 10-KSB for the period ended October 31, 2000 (the "2000 10-KSB")).

10.2 2000 Omnibus Securities Plan of New Visual Entertainment, Inc. (incorporated by reference to Appendix A of the Company's definitive Proxy Statement filed with the Commission on May 2, 2000).

10.3 Form of Credit Agreement dated June 29, 2000 by the Company and each of the following trusts: Epics Events Trust, Ltd.; Exodus Systems Trust, Ltd.; Prospect Development Trust, Ltd.; Pearl Street Investments Trust, Ltd.; and Riviera Bay Holdings Trust, Ltd. (incorporated by reference to Exhibit 10.3 of the Company's Report on Form 10-Q for the period ended July 31, 2000 (the "July 2000 10-QSB")).

10.4 Form of Amendment to Credit Agreement dated November 13, 2000 by New Visual Entertainment Inc. and each of the following trusts: Epics Events Trust, Ltd.; Exodus Systems Trust, Ltd.; Prospect Development Trust, Ltd.; Pearl Street Investments Trust, Ltd.; and Riviera Bay Holdings Trust, Ltd. (incorporated by reference to Exhibit 10.9 of the 2000 10-KSB).

10.6 Office Building Lease dated May 4, 2001, by and between Valley Park Associates LLC and New Wheel Technology, Inc., a subsidiary of New Visual Entertainment, Inc. (incorporated by reference to Exhibit 10.11 of the 2001 10-K).

10.7 2001 Stock Incentive Plan for New Visual Corporation (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-8 (No. 333-68716), as filed with the Commission on August 30,
          2001). *

10.8 First Amendment to Office Building Lease dated September 12, 2001, by and between Valley Park Associates, LLC and New Wheel Technology, Inc., a subsidiary of New Visual Entertainment, Inc. (incorporated by reference to Exhibit 10.16 of the 2001 10-K).

10.9 Technology Planning and Assistance Agreement dated September 28, 2001, by and between New Visual Corporation and Adaptive Networks, Inc. (incorporated by reference to Exhibit 10.17 of the 2001 10-K).

10.10 Convertible Promissory Note dated October 10, 2001 by New Visual Corporation in favor of Nellie Streeter Crane, Ltd. (incorporated by reference to Exhibit 10.18 of the 2001 10-K).

10.11 Warrant Agreement dated February 11, 2002, by and between New Visual Corporation and Elite Financial Communications, LLC (incorporated by reference to Exhibit 10.6 of the January 2002 10-Q).

10.12 Employment Agreement dated March 22, 2002, by and between New Visual Corporation and Thomas J. Cooper (incorporated by reference to Exhibit
          10.10 of the April 2002 10-Q). *

10.13 Stock Option Agreement dated March 22, 2002, by and between New Visual Corporation and Thomas J. Cooper (incorporated by reference to Exhibit
          10.11 of the April 2002 10-Q). *

10.14 Employment Agreement dated March 22, 2002, by and between New Visual Corporation and Ray Willenberg, Jr. (incorporated by reference to
          Exhibit 10.12 of the April 2002 10-Q). *

10.15 Stock Option Agreement dated March 22, 2002, by and between New Visual Corporation and Ray Willenberg, Jr. (incorporated by reference to
          Exhibit 10.13 of the April 2002 10-Q). *

10.16 Stock Option Agreement dated March 22, 2002, by and between New Visual Corporation and Brad Ketch (incorporated by reference to Exhibit 10.14 of the April 2002 10-Q). *

10.16 Development and License Agreement dated as of April 17, 2002, by and between Adaptive Networks, Inc. and New Visual Corporation (Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Commission) (incorporated by reference to Exhibit 10.15 of the April 2002 10-Q).

10.17 Right of First Refusal, Credit of Payments and Revenue Sharing Agreement dated as of April 17, 2002, by and among New Visual Corporation, Adaptive Networks and Certain Shareholders of Adaptive Networks, Inc. (incorporated by reference to Exhibit 10.16 of the April 2002 10-Q).

10.18 Receivables Purchase and Stock Transfer Restriction Agreement dated as of April 17, 2002, by and among New Visual Corporation, Zaiq Technologies, Inc. and Adaptive Networks, Inc. (incorporated by reference to Exhibit 10.17 of the April 2002 10-Q).

10.19 Receivables Purchase and Stock Transfer Restriction Agreement dated as of April 17, 2002, by and among New Visual Corporation, TLSI, Inc. and Adaptive Networks, Inc. (incorporated by reference to Exhibit 10.18 of the April 2002 10-Q).

10.20 Convertible Promissory Note dated May 21, 2002, by New Visual Corporation in favor of John Marsden (incorporated by reference to Exhibit 10.6 of the July 2002 10-Q).

10.21 Convertible Promissory Note dated May 21, 2002, by New Visual Corporation in favor of Randy Arnett (incorporated by reference to Exhibit 10.7 of the July 2002 10-Q).

10.22 Convertible Promissory Note dated June 12, 2002, by New Visual Corporation in favor of Bonnie Davis (incorporated by reference to Exhibit 10.10 of the July 2002 10-Q).

10.23 Consulting Agreement dated as of July 17, 2002, by and between New Visual Corporation and Charles R. Cono (incorporated by reference to
          Exhibit 10.13 of the July 2002 10-Q).

10.24 Promissory Note dated July 17, 2002, by New Visual Corporation in favor of Charles R. Cono Trust, Charles R. Cono, TTEE (incorporated by reference to Exhibit 10.14 of the July 2002 10-Q).

10.25 Consulting Agreement dated as of July 30, 2002, by and between New Visual Corporation and Advisor Associates, Inc. (incorporated by reference to Exhibit 10.15 of the July 2002 10-Q).

10.26 Regulation S Purchase Agreement dated September 23, 2002 between New Visual Corporation and Starz Investments Limited. (1)

10.27 Promissory Note dated October 29, 2002 in favor of Robert E Casey, Jr. (incorporated by reference to Exhibit 10.57 of the Annual Report for the year ended 2002).

10.28 Severance Agreement and Release dated December 2, 2002, by and between New Visual Corporation and Thomas J. Cooper. (incorporated by reference to Exhibit 10.58 of the Annual Report for the year ended
          2002).

10.29 Employment Agreement dated December 2, 2002, by and between New Visual Corporation and Brad Ketch. (incorporated by reference to Exhibit
          10.59 of the Annual Report for the year ended 2002). *

10.30 Stock Option Agreement dated December 2, 2002, by and between New Visual Corporation and Brad Ketch. (incorporated by reference to
          Exhibit 10.60 of the Annual Report for the year ended 2002). *

10.31 Promissory note dated October 31, 2002 in favor of Charles R Cono Trust, Charles R. Cono, TTEE (incorporated by reference to Exhibit
          10.1 of the Company's Report on Form 8-K dated October 31, 2002).

10.32 Securities Purchase Agreement dated as of October 31, 2003 by and between New Visual and Melton Management Limited (incorporated by reference to Exhibit 10.62 of the Company's Annual Report on Form 10-K for the year ended October 31, 2003)

10.33 Employment Agreement dated November 21, 2003, by and between New Visual Corporation and James W. Cruckshank (incorporated by reference to Exhibit 10.63 of the Company's Annual Report on Form 10-K for the year ended October 31, 2003)

10.34 Letter agreement between ARTISAN PICTURES INC. and New Visual Corporation (incorporated by reference to Exhibit 10.64 of the Company's Annual Report on Form 10-K for the year ended October 31,
          2003)

10.35 Form of Securities Purchase Agreement dated as of December 31, 2003 between New Visual Corporation and Holders of the three year 7% Convertible Debentures *

10.36 Form of Registration Rights Agreement dated as of December 31, 2003 between New Visual Corporation and the Holders of the 7% Convertible Debentures *

10.37     Form of Principal's Agreement

21.1      Subsidiaries of the Registrant (incorporated by reference to Exhibit
          21.1 of the Annual Report for the year ended 2002)

23.1      Consent of G. David Gordon (included in Exhibit 5.1) **

23.2 Consent of Marcum & Kliegman LLP, Independent Registered Public Accountants **

*   Previously filed
**  Filed herewith

ITEM 28. UNDERTAKINGS.

       New Visual Corporation hereby undertakes the following:

       (a)(1) To file, during any period in which it offers or sells securities, post-effective amendment to this registration statement to:

       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

       (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in San Diego, California, on the 1st day of July, 2004.

                           NEW VISUAL CORPORATION

                           BY: /S/ BRAD KETCH
                               -------------------------------------------------
                               BRAD KETCH, PRESIDENT, CHIEF EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER AND OFFICER DULY AUTHORIZED TO SIGN ON BEHALF OF REGISTRANT)

                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Brad Ketch as his true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                         TITLES                        DATE
     ---------                         ------                        ----

/S/ BRAD KETCH                   PRESIDENT, CHIEF                 JULY 1, 2004
----------------------------     EXECUTIVE OFFICER (AND PRINCIPAL
  BRAD KETCH                     FINANCIAL AND ACCOUNTING OFFICER)
                                 AND DIRECTOR

/S/ RAY WILLENBERG, JR           CHAIRMAN OF THE BOARD            JULY 1, 2004
----------------------------     AND EXECUTIVE VICE PRESIDENT
 RAY WILLENBERG

/S/ IVAN BERKOWITZ               DIRECTOR                         JULY 1, 2004
----------------------------
 IVAN BERKOWITZ

/S/ BRUCE BROWN                  DIRECTOR                         JULY 1, 2004
----------------------------
 BRUCE BROWN

/S/ THOMAS J. COOPER             DIRECTOR                         JULY 1, 2004
----------------------------
 THOMAS J. COOPER

/S/ JOHN HOWEL                   DIRECTOR                         JULY 1, 2004
----------------------------
 JOHN HOWEL